                                                     FILED PURSUANT TO
                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-63831

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus Supplement is not complete and may be + +changed. We will deliver a final Prospectus Supplement and Prospectus to +
+purchasers of these securities. This Prospectus Supplement and the            +
+accompanying Prospectus are not an offer to sell these securities nor are + +they seeking an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion, dated February 8, 1999
                                                           Prospectus Supplement
                                             (to Prospectus dated        , 1999)

                                  $100,000,000
                         Presidential Life Corporation
                            % Senior Notes due 2009
                                  -----------
   We are offering $100,000,000 aggregate principal amount of our   % Senior
Notes due 2009 (the "Notes"). The Notes include the terms set forth below. This prospectus supplement and the related prospectus include additional information on the terms of the Notes, including optional redemption prices and covenants.

   The Notes will mature on       , 2009. We will pay interest on the Notes on
      and      , commencing      , 1999. Interest will accrue from the original
issue date of the Notes.

   We may redeem the Notes at any time, subject to the payment of a premium as further described in the related prospectus.

   Out of the net proceeds we receive from this offering:

     . we will use approximately $50.8 million to repay our outstanding 9 1/2%
       Senior Notes due 2000;

     . we will use approximately $11 million to repay our indebtedness under a revolving credit facility; and

     . we will use the balance for general corporate purposes.

   The Notes will be senior unsecured obligations of the Company.

   The Notes will not be listed on any securities exchange or included in any quotation system.

   The Notes will be offered on a firm commitment basis if and when an underwriting agreement is executed by the underwriters at the time of pricing of the offering.
                                  -----------
   Investing in the Notes involves a high degree of risk. See "Risk Factors," beginning on page 8 of the Prospectus.
                                  -----------
   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
                                  -----------

                                                          Per Note    Total
                                                          -------- ------------
Public Offering Price....................................      %   $100,000,000
Underwriting Discounts and Commissions (1)...............      %   $
Proceeds to Us (2).......................................      %   $

-----
(1) We have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting" in this Prospectus Supplement.
(2)Before deducting expenses payable by us estimated at $500,000.
                                  -----------
   BT Alex. Brown Incorporated and Salomon Smith Barney Inc. may withdraw, cancel or modify the offer of the Notes without notice. Unless certain conditions are met, BT Alex. Brown Incorporated and Salomon Smith Barney Inc. will not receive the Notes from us, and they will withdraw this offer. You should refer to "Underwriting" in this Prospectus Supplement for more information. We expect that delivery of the Notes will be made on or about
      , 1999 through the book-entry facilities of The Depository Trust Company.

BT Alex. Brown                                              Salomon Smith Barney

            The date of this Prospectus Supplement is       , 1999.

  This summary contains a brief description of Presidential Life Corporation (the "Company") and the offering. You should read the entire Prospectus Supplement and the related prospectus (the "Prospectus") including the financial statements and notes thereto before investing in the Notes. This Prospectus Supplement and the Prospectus contain forward looking statements that involve risks and uncertainties. The Company's actual results may differ substantially from the expected results discussed in the forward looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Prospectus.

                                  The Offering

  The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of the Prospectus contains a more detailed description of the terms and conditions of the Notes.

 Issuer.............................. Presidential Life Corporation
 Securities Offered.................. $100,000,000 principal amount of   %
                                      Senior Notes due 2009.
 Maturity............................        , 2009.
 Interest Rate.......................   % per year (calculated using a 360-day
                                      year).
 Interest Payment Dates..............    and   , beginning on   , 1999.
                                      Interest will accrue from the issue date
                                      of the Notes.
 Ranking............................. The Notes will be unsecured and will rank equally with all of our other unsecured
                                      senior indebtedness. After giving pro
                                      forma effect to the application of the
                                      proceeds of the Notes, we will have no
                                      secured indebtedness and our only senior
                                      indebtedness will be the Notes. We are a
                                      holding company and, accordingly, the
                                      Notes are also effectively subordinated
                                      to the liabilities of our subsidiaries.
                                      As of September 30, 1998, the outstanding
                                      assets and liabilities of our
                                      subsidiaries, including policyholder
                                      liabilities, trade payables and accrued
                                      expenses were approximately $2.394
                                      billion and $1.899 billion, respectively.
 Optional Redemption by Us........... We may redeem all or some of the Notes at any time at a price equal to 100% of the
                                      principal amount of the Notes, plus
                                      accrued interest, plus a premium as
                                      further described in the Prospectus. We
                                      must give you between 30 and 60 days
                                      notice before redeeming the Notes. See
                                      "Description of Notes--Optional
                                      Redemption" in the Prospectus.


Optional Redemption by You........... If we should sell a Significant
                                      Subsidiary (as defined in the
                                      Prospectus), you may redeem

                                   some or all of your Notes, at a price
                                   equal to 100% of the principal amount
                                   of the Notes, plus accrued interest.
                                   See "Description of Notes--Optional
                                   Redemption" in the Prospectus.

Certain Indenture Provisions.....  The Indenture governing the Notes will contain covenants that will, among
                                   other things:

                                       . limit our ability and the
                                         ability of our subsidiaries to
                                         create liens on our respective
                                         assets;

                                       . limit our ability to sell the
                                         capital stock of our
                                         subsidiaries, or to permit any
                                         of them to issue capital stock,
                                         except in certain circumstances
                                         described in the Prospectus; and

                                       . forbid us to restrict our
                                         subsidiaries' ability to pay
                                         dividends, transfer assets to us
                                         or our affiliates, or to make
                                         certain other distributions.

                                   These covenants are subject to a number
                                   of important limitations and
                                   exceptions. See "Description of Notes--
                                   Certain Covenants" in the Prospectus.

Use of Proceeds..................  Out of the net proceeds we receive from this offering:

                                       . we will use approximately
                                         $50.8 million to repay our
                                         outstanding 9 1/2% Senior Notes
                                         due 2000 (the "9 1/2% Notes");

                                       . we will use approximately
                                         $11 million to repay our
                                         indebtedness under a revolving
                                         credit facility; and

                                       . we will use the balance for
                                         general corporate purposes.

Depositary Arrangements..........  The Notes will be represented by one or more global securities, without
                                   coupons, which will be deposited with a
                                   custodian for The Depository Trust
                                   Company ("DTC"). DTC will keep records
                                   of the owners of beneficial interests
                                   in the global securities. The only way
                                   to transfer those beneficial interests
                                   will be to have DTC record the
                                   transfers. Except under very limited
                                   circumstances, we will not issue
                                   certificates evidencing Notes to anyone
                                   other than DTC. See "Description of
                                   Notes--Form, Denomination and Title" in
                                   the Prospectus.

                Consolidated Ratio of Earnings to Fixed Charges

  The following table sets forth the consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and interest credited to policyholder accounts of the Company for each of the five years in the five-year period ended December 31, 1997 and for the nine month periods ended September 30, 1997 and 1998 and on a pro forma basis for the year ended December 31, 1997 and the nine months ended September 30, 1998 to give effect to the offering of the Notes and the application of the proceeds therefrom. In calculating this ratio, earnings consist of income before income taxes and cumulative effect of a change in an accounting principle, plus fixed charges adjusted to exclude interest capitalized. Fixed charges consist of interest, whether expensed or capitalized, capitalized lease interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor.

                                           Year Ended                       Nine Months Ended
                                          December 31,                        September 30,
                         ---------------------------------------------- --------------------------
                                      Actual               Pro forma(1)    Actual     Pro forma(1)
                         --------------------------------- ------------ ------------- ------------
                          1993  1994   1995   1996   1997      1997      1997   1998      1998
                         ------ ----- ------ ------ ------ ------------ ------ ------ ------------
Ratio of earnings to
 fixed charges.......... 10.21x 8.07x 12.18x 16.12x 16.48x    11.27x    15.71x 11.23x    9.71x
Ratio of earnings to
 fixed charges and
 interest credited to
 policyholder accounts..  1.68x 1.45x  1.67x  1.95x  2.10x     2.04x     2.06x  1.90x    1.88x

--------
(1) Gives effect to the offering of the Notes, and the application of the proceeds therefrom assuming the Notes bear interest at an effective rate of 8.56%, which reflects an assumed interest rate for the Notes of 7.37% plus amortization of debt issue costs including the unrealized loss under the T-Lock Agreement which was $7.57 million as of February 4, 1999. See Note 3 to the Unaudited Consolidated Financial Statements included under "Third Quarter 1998 Results" elsewhere in this Prospectus Supplement.

                                USE OF PROCEEDS

  The net proceeds of the sale of the Notes (after deducting the estimated fees and expenses incurred in connection with the offering and the settlement of the T-Lock Agreement) are estimated to be approximately $91.3 million. For a description of the T-Lock Agreement see Note 3 to the Unaudited Consolidated Financial Statements included under "Third Quarter 1998 Results" elsewhere in this Prospectus Supplement.We will use the net proceeds of the Notes to redeem our 9 1/2% Notes by depositing with the trustee for the 9 1/2% Notes the principal amount, premium and interest payable on the 9 1/2% Notes on the date set for redemption of the 9 1/2% Notes. In addition to the redemption of the 9 1/2% Notes and the payment of related fees and expenses in connection therewith, we will use the net proceeds of the offering to repay all of our outstanding indebtedness under our revolving credit facility, which as of September 30, 1998 was approximately $23 million and as of February 8, 1999 was approximately $11 million. The balance of the net proceeds will be used for general corporate purposes. As of September 30, 1998, the 9 1/2% Notes bear interest at a rate of 9 1/2% per annum and the short-term note payable under our revolving credit facility had an approximate weighted average interest rate of 6.5%. Pending their use, we will invest the net proceeds from the offering in short-term, interest-bearing, investment grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                 CAPITALIZATION

  Set forth below is our short-term debt and capitalization as of September 30, 1998, and as adjusted to give effect to the offering of the Notes and the application of the proceeds therefrom. This table should be read in conjunction with "Use of Proceeds" and the consolidated financial statements of the Company, including the related notes thereto, appearing elsewhere in the Prospectus accompanying this Prospectus Supplement.

                                                           As of September 30,
                                                                   1998
                                                           --------------------
                                                            Actual  As Adjusted
                                                           -------- -----------
                                                              (in thousands)
Debt:
Short-term debt (1)....................................... $ 23,000  $      0
Long-term debt (2)........................................   50,000   100,000
                                                           --------  --------
  Total Notes Payable..................................... $ 73,000  $100,000
Stockholders' equity:
Capital stock (100,000,000 shares of Common Stock, par
 value $0.01 per share, authorized; 31,921,863 shares
 issued and outstanding)..................................      319       319
Additional paid-in capital................................    4,354     4,354
Net unrealized investment gains...........................   61,478    61,478
Retained earnings.........................................  444,459   444,459
                                                           --------  --------
  Total stockholders' equity..............................  510,610   510,610
                                                           --------  --------
  Total debt and stockholders' equity                      $583,610  $610,610
                                                           ========  ========

---------

  (1) Short-term debt consists of $23 million of borrowings under our revolving credit facility.

  (2) Actual long-term debt consists of the 9 1/2% Notes which will be redeemed with the proceeds of the offering.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement
dated       , 1999 (the "Underwriting Agreement"), the underwriters named below
(the "Underwriters") have severally agreed to purchase from the Company the following respective principal amounts of Notes:

                                                                    Amount of
   Underwriter                                                        Notes
   -----------                                                     ------------
   BT Alex. Brown Incorporated.................................... $
   Salomon Smith Barney Inc. .....................................
                                                                   ------------
     Total........................................................ $100,000,000
                                                                   ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Notes offered hereby if any of such Notes are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of % of the principal amount of the Notes to certain other dealers. After the initial offering of Notes to the public, the offering price and other selling terms may be changed by the Underwriters.

  The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or the price at which the Notes will trade.

  The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

  The Company has agreed with the Underwriters for a period of 90 days after the date of this Prospectus Supplement not to offer, sell or otherwise dispose of, directly or indirectly, debt securities issued or guaranteed by the Company or any of its subsidiaries without the prior written consent of BT Alex. Brown Incorporated which consent may be given at any time without public notice.

  In order to facilitate the offering of the Notes, the Underwriters, any selling group members and their respective affiliates may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed the specified maximum. Syndicate covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from an Underwriter or a dealer when the Notes originally sold to such Underwriter or dealer are purchased in a covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. The Underwriters, any selling group members and their respective affiliates are not required to engage in these activities and, if commenced, may end any of these activities at any time.

  In May 1998, the Company and BT Alex. Brown Incorporated entered into a forward treasury lock agreement (the "T-Lock Agreement") pursuant to which BT Alex. Brown Incorporated will make or receive payment to, or from, the Company in respect of an aggregate notional principal amount of $100 million depending upon whether the interest rate for ten-year Treasury Notes in effect on the settlement date has increased or declined, respectively, from the level set forth in the T-Lock Agreement. As is customarily its practice, BT Alex. Brown Incorporated entered into corresponding arrangements with other counterparties in conjunction with the T-Lock Agreement, which will result in the offsetting of any payments BT Alex. Brown Incorporated will receive or make under the T-Lock Agreement. See Note 3 to the Unaudited Consolidated Financial Statements included under "Third-Quarter 1998 Results" elsewhere in this Prospectus Supplement.

  In the ordinary course of their respective businesses, the Underwriters and certain of their affiliates have provided, and may in the future provide, investment banking and/or commercial banking services to the Company and have received customary fees and compensation for these services. The Trustee for the Notes is an affiliate of BT Alex. Brown Incorporated.

                           THIRD QUARTER 1998 RESULTS

  The following is the information contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998:

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)
                                  (Unaudited)

                                                     September 30, December 31,
                                                         1998          1997
                                                     ------------- ------------
ASSETS:
Investments:
Fixed maturities:
 Available for sale at market (Cost of $1,748,124
  and $1,799,929, respectively).....................  $1,841,928    $1,909,924
 Common stocks (Cost of $35,158 and $32,021,
  respectively).....................................      47,433        45,773
 Mortgage Loans.....................................      17,252        17,865
 Real Estate........................................         415           417
 Policy Loans.......................................      17,320        18,120
 Short-term investments.............................     208,131       264,098
 Other invested assets..............................     262,999       208,162
                                                      ----------    ----------
   Total investments................................   2,395,478     2,464,359
Cash and cash equivalents...........................         813        13,480
Accrued investment income...........................      26,127        28,167
Deferred policy acquisition costs...................      39,086        37,685
Furniture and equipment, net........................         662           567
Amounts due from reinsurers.........................       8,146         8,249
Other assets........................................       9,645         1,222
Assets held in separate account.....................       3,983         4,612
                                                      ----------    ----------
   TOTAL ASSETS.....................................  $2,483,940    $2,558,341
                                                      ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Policy Liabilities:
 Policyholders' account balances....................  $1,293,977    $1,280,900
 Future policy benefits:
   Annuity..........................................     394,505       380,109
   Life and accident and health.....................      52,344        50,848
   Other policy liabilities.........................       3,021         3,124
                                                      ----------    ----------
     Total policy liabilities.......................   1,743,847     1,714,981
                                                      ----------    ----------
Dollar Repurchase Agreements........................      99,201       205,202
Note payable........................................      50,000        50,000
Short-term note payable.............................      23,000        20,000
Deposits on policies to be issued...................       2,665         2,436
Deferred federal income taxes.......................      38,229        46,575
General expenses and taxes accrued..................       8,441         7,074
Other liabilities...................................       3,964         4,807
Liabilities related to separate account.............       3,983         4,612
                                                      ----------    ----------
 Total liabilities..................................   1,973,330     2,055,687
                                                      ----------    ----------
Shareholders' Equity:
 Capital stock ($.01 par value, authorized
  100,000,000 shares, issued and outstanding
  31,921,863 shares in 1998 and 32,621,549 shares
  in 1997)..........................................         319           326
 Additional paid in capital.........................       4,354        18,274
 Net unrealized investment gains....................      61,478        71,540
 Retained earnings..................................     444,459       412,514
                                                      ----------    ----------
   Total Shareholders' Equity.......................     510,610       502,654
                                                      ----------    ----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......  $2,483,940    $2,558,341
                                                      ==========    ==========

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except share data)

                                                         Nine Months Ended
                                                           September 30
                                                       ----------------------
                                                          1998        1997
                                                       ----------  ----------
                                                            (unaudited)
Revenues:
 Insurance revenues:
  Premiums............................................ $    2,076  $    1,982
  Annuity considerations..............................     19,965      14,808
  Universal life and investment type policy fee
   income.............................................      1,695       1,522
  Net investment income...............................    145,792     142,466
  Realized investment gains...........................     14,087      20,531
  Other income........................................      2,916       3,739
                                                       ----------  ----------
    Total revenues....................................    186,531     185,048
                                                       ----------  ----------
Benefits and expenses:
  Death and other life insurance benefits.............      5,574       5,126
  Annuity benefits....................................     30,930      28,299
  Interest credited to policyholders' account
   balances...........................................     57,183      56,638
  Interest expense on notes payable...................      5,546       4,415
  Other interest and other charges....................        207         371
  Change in liability for future policy benefits......     15,533      12,420
  Commissions to agents, net..........................      3,499       3,442
  General expenses and taxes..........................     10,514      10,016
  Change in deferred policy acquisition costs.........        805        (627)
                                                       ----------  ----------
    Total benefits and expenses.......................    129,791     120,100
                                                       ----------  ----------
Income before income taxes............................     56,740      64,948
                                                       ----------  ----------
Provision (benefit) for income taxes
  Current.............................................     20,987      21,871
  Deferred............................................     (2,928)     (1,861)
                                                       ----------  ----------
    Total provision for income taxes..................     18,059      20,010
                                                       ----------  ----------
Net income............................................ $   38,681  $   44,938
                                                       ==========  ==========
Income per share...................................... $     1.20  $     1.37
                                                       ==========  ==========
Weighted average number of shares outstanding during
 the period........................................... 32,179,413  33,772,968
                                                       ==========  ==========

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except share data)

                                                        Three Months Ended
                                                           September 30
                                                       ----------------------
                                                          1998        1997
                                                       ----------  ----------
                                                            (unaudited)
Revenues:
 Insurance revenues:
  Premiums............................................ $      923  $      884
  Annuity considerations..............................      4,320       6,831
  Universal life and investment type policy fee
   income.............................................        555         566
  Net investment income...............................     35,716      44,444
  Realized investment gains...........................      5,018       9,518
  Other income........................................        560         743
                                                       ----------  ----------
    Total revenues....................................     47,092      62,986
                                                       ----------  ----------
Benefits and expenses:
  Death and other life insurance benefits.............      2,008       2,026
  Annuity benefits....................................     10,195       9,475
  Interest credited to policyholders' account
   balances...........................................     19,073      19,204
  Interest expense on notes payable...................      1,713       1,634
  Other interest and other charges....................         65         143
  Change in liability for future policy benefits......      2,962       5,304
  Commissions to agents, net..........................      1,161       1,546
  General expenses and taxes..........................      2,284       2,264
  Change in deferred policy acquisition costs.........       (292)     (1,468)
                                                       ----------  ----------
    Total benefits and expenses.......................     39,169      40,128
                                                       ----------  ----------
Income before income taxes............................      7,923      22,858
                                                       ----------  ----------
Provision (benefit) for income taxes
  Current.............................................      1,512       6,563
  Deferred............................................       (101)        277
                                                       ----------  ----------
    Total provision for income taxes..................      1,411       6,840
                                                       ----------  ----------
Net income............................................ $    6,512  $   16,018
                                                       ==========  ==========
Income per share...................................... $      .20  $      .49
                                                       ==========  ==========
Weighted average number of shares outstanding during
 the period........................................... 31,946,352  32,686,691
                                                       ==========  ==========

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                       (In thousands, except share data)
                                  (Unaudited)

                                                  Net
                                  Additional   Unrealized
                          Capital  Paid in     Investment   Retained
                           Stock   Capital   Gains (Losses) Earnings   Total
                          ------- ---------- -------------- --------  --------
Balance at December 31,
 1996...................   $330    $24,023      $40,294     $358,416  $423,063
Net income..............                                      44,938    44,938
Issuance of Shares Under
 Stock Option Plan......                 4                                   4
Purchase and Retirement
 of Stock...............     (4)    (5,758)                             (5,762)
Change in Unrealized In-
 vestment Gains, Net....                         30,294                 30,294
Dividends Paid to
 Shareholders (.16 per
 share).................                                      (5,238)   (5,238)
                           ----    -------      -------     --------  --------
Balance at September 30,
 1997...................   $326    $18,269      $70,588     $398,116  $487,299
                           ====    =======      =======     ========  ========
Balance at December 31,
 1997...................   $326    $18,274      $71,540     $412,514  $502,654
Net Income..............                                      38,681    38,681
Issuance of Shares Under
 Stock Option Plan......                51                                  51
Purchase and Retirement
 of Stock...............     (7)   (13,971)                            (13,978)
Change in Unrealized In-
 vestment Gains, Net....                        (10,062)               (10,062)
Dividends paid to
 Shareholders (.21 per
 share).................                                      (6,736)   (6,736)
                           ----    -------      -------     --------  --------
Balance at September 30,
 1998...................   $319    $ 4,354      $61,478     $444,459  $510,610
                           ====    =======      =======     ========  ========


   The accompanying notes are an integral part of the Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                          Nine Months Ended
                                                            September 30
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
                                                             (unaudited)
Operating activities:
Net income...........................................  $    38,681  $    44,938
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Benefit for deferred income taxes...................       (2,928)      (1,861)
 Depreciation and amortization.......................          983          361
 Net accrual of discount on fixed maturities.........       (7,002)      (1,800)
 Realized investment gains...........................      (14,087)     (20,531)
Changes in:
 Accrued investment income...........................        2,040        3,120
 Deferred policy acquisition costs...................          805         (627)
 Federal income tax payable..........................      (10,726)      (2,838)
 Liabilities for future policy benefits..............       15,892       12,659
 Other items.........................................        1,980        1,220
                                                       -----------  -----------
 Net Cash Provided by Operating Activities...........       25,638       34,641
                                                       -----------  -----------
INVESTING ACTIVITIES:
Fixed Maturities:
Available For Sale:
 Acquisitions........................................     (221,865)    (285,667)
 Sales...............................................        2,602       10,363
 Maturities, calls and repayments....................      271,131      221,804
Common Stocks:
 Acquisitions........................................      (10,405)     (15,558)
 Sales...............................................       28,301       43,090
 Decrease in short term investments and policy
  loans..............................................       56,767        1,064
Other Invested Assets:
 Additions to other invested assets..................      (86,131)     (80,899)
 Distributions from other invested assets............       31,294       44,776
 Purchase of property and equipment..................         (203)        (352)
 Mortgage loans on real estate.......................          613          561
                                                       -----------  -----------
 Net Cash Provided by (Used in) Investing
  Activities.........................................       72,104      (60,818)
                                                       -----------  -----------
FINANCING ACTIVITIES:
Proceeds from Dollar Repurchase Agreements...........    1,669,076    1,814,159
Repayment of Dollar Repurchase Agreements............   (1,775,077)  (1,808,457)
Increase in policyholders' account balances..........       13,077       10,090
Proceeds from line of credit.........................        3,000       16,500
Repurchase of common stock...........................      (13,978)      (5,762)
Deposits on policies to be issued....................          229        2,532
Dividends paid to shareholders.......................       (6,736)      (5,238)
                                                       -----------  -----------
Net Cash Provided by (Used in) Financing Activities..     (110,409)      23,824
                                                       -----------  -----------
Decrease in Cash and Cash Equivalents................      (12,667)      (2,353)
Cash and Cash Equivalents at Beginning of Period.....       13,480          819
                                                       -----------  -----------
Cash and Cash Equivalents at End of Period...........  $       813  $    (1,534)
                                                       ===========  ===========
Supplemental Cash Flow Disclosure:
 Income Taxes Paid...................................  $    32,166  $    24,710
                                                       ===========  ===========
 Interest Paid.......................................  $     3,311  $     2,540
                                                       ===========  ===========

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

         CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A.  Business

  Presidential Life Corporation ("the Company"), through its wholly-owned subsidiary Presidential Life Insurance Company ("the Insurance Company"), is engaged in the sale of life insurance and annuities.

 B. Basis of Presentation and Principles of Consolidation

  The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applicable to stock life insurance companies for interim financial statements and with the requirements of Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles applicable to stock life insurance companies for complete annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Interim results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. Management believes that, although the disclosures are adequate to make the information presented not misleading, the consolidated financial statements should be read in conjunction with the footnotes contained in the Company's audited consolidated financial statements for the year ended December 31, 1997.

 C. Investments

  Fixed maturity investments available for sale represent investments which may be sold in response to changes in various economic conditions. These investments are carried at market value and unrealized gains and losses, net of the effects of amortization of deferred policy acquisition costs of approximately $11.5 million and $13.4 million, and deferred Federal income taxes of approximately $28.7 million and $38.5 million at September 30, 1998 and December 31, 1997, respectively, are credited or charged directly to shareholders' equity, unless a decline in market value is considered to be other than temporary in which case the investment is reduced to its net realizable value. Equity securities include common stocks and non-redeemable preferred stocks and are carried at market, with the related unrealized gains and losses, net of deferred income taxes, if any, credited or charged directly to shareholders' equity, unless a decline in market value is deemed to be other than temporary in which case the investment is reduced to its net realizable value.

  "Other invested assets" are recorded at the lower of cost or market, or equity as appropriate, and primarily include interests in limited partnerships, which principally are engaged in real estate, international opportunities, hedge funds, debt restructuring and merchant banking. Limited partnership interests usually are not registered and typically are illiquid. In general, risks associated with such limited partnerships include those related to

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES their underlying investments (i.e., equity securities, debt securities, hedges and real estate), plus a level of illiquidity, which is mitigated by the ability of the Company to take annual distributions of partnership earnings. To evaluate the appropriateness of the carrying value of a limited partnership interest, management maintains ongoing discussions with the investment manager and considers the limited partnership's operation, its current and near term projected financial condition, earnings capacity and distributions received by the Company during the year. Because it is not practicable to obtain an independent valuation for each limited partnership interest, for purposes of disclosure, the market value of a limited partnership interest is estimated at book value. Management believes that the net realizable value of such limited partnership interests, in the aggregate, exceeds their related carrying value as of September 30, 1998 and December 31, 1997. As of September 30, 1998, the Company was committed to contribute, if called upon, an aggregate of approximately $54.4 million of additional capital to certain of these limited partnerships.


  In evaluating whether an investment security or other investment has suffered an impairment in value which is deemed to be "other than temporary", management considers all available evidence. When a decline in the value of an investment security or other investment is considered to be other than temporary, the investment is reduced to its net realizable value, which becomes the new cost basis. The amount of reduction is recorded as a realized loss. A recovery from the adjusted cost basis is recognized as a realized gain only at sale.

  The Company participates in "dollar roll" repurchase agreement transactions to enhance investment income. Dollar roll transactions involve the sale of certain mortgage backed securities to a holding institution and a simultaneous agreement to purchase substantially similar securities for forward settlement at a lower dollar price. The proceeds are invested in short-term securities at a positive spread until the settlement date of the similar securities. During this period, the holding institution receives all income and prepayments for the security. Dollar roll repurchase agreement transactions are treated as financing transactions for financial reporting purposes.

  As part of a proposed rehabilitation plan for Fidelity Mutual Life Insurance Company ("Fidelity"), on January 11, 1995 the Insurance Company signed a definitive purchase agreement with the Pennsylvania Insurance Commissioner and Fidelity to invest up to $45 million for a minority (49.9%) interest in a Fidelity subsidiary insurance holding company. In addition, the Company had agreed to purchase $25 million of senior notes of such company. The Company was informed by the Pennsylvania Insurance Commissioner, that in response to the significant improvement in the invested assets of Fidelity, she reopened the process to select an equity investor for the recapitalization and rehabilitation of Fidelity. The Company disagreed with the Commissioner's actions and commenced litigation which was settled in the second quarter of 1997. As part of the settlement, the Company received $1.7 million in that quarter.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

 D. Federal Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires an asset and liability method in recording income taxes on all transactions that have been recognized in the financial statements. SFAS 109 provides that deferred taxes be adjusted to reflect tax rates at which future tax liabilities or assets are expected to be settled or realized.

 E. New Accounting Pronouncements

  In December 1996, the Financial Accounting Standards Board ("AFASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 amends SFAS No. 125 by deferring for one year the effective date of paragraph 15 of SFAS No. 125, addressing secured borrowings and collateral, and for repurchase agreement, dollar roll, security lending and similar transactions, of paragraphs 9 through 12 and 237(b) of SFAS No. 125. SFAS No. 127 is effective for certain transactions occurring after December 31, 1997, and must be applied prospectively. The Company adopted SFAS 127 effective January 1998. There was no effect on the Company's financial position from the adoption of SFAS 127.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes standards for displaying comprehensive income and its components in a full set of general-purpose financial statements. Effective January 1998, the Company adopted SFAS 130. Total comprehensive income for the nine-month periods ended September 30, 1998 and 1997 was $28.62 million and $75.23 million, respectively. The difference between net income and comprehensive income was the change in unrealized investment gains (losses) which arose during the period.

  Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company's definition of its operating segments did not change.

  In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans to require standardized disclosures for pensions and other postretirement benefits, additional disclosure of information on changes in the benefit obligations and fair values of plan assets, and elimination of certain disclosures that were deemed no longer useful. It does not change

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It also establishes specific conditions that must be met in order for a derivative to be recognized as a hedge of certain exposures. The Company has not yet completed its analysis to determine the impact of this statement on the Company's financial statements. SFAS 133 is effective for fiscal years beginning after June 15, 1999.

2. INVESTMENTS

  Investments in U.S. Government & Government Agencies with an aggregate carrying value of $409.9 million represent investments owned in any one issuer that aggregate 10% or more of Shareholders' Equity as of September 30, 1998.

  Securities with a carrying value of approximately $5.9 million were on deposit with various state insurance departments to comply with applicable insurance laws.

3. NOTES PAYABLE

  Notes payable at September 30, 1998 and December 31, 1997 consist of $50 million, 9 1/2% Senior Notes ("Senior Notes") due December 15, 2000. Interest is payable June 15 and December 15. Debt issue costs were amortized on the interest method over the term of the Senior Notes. The total principal is due on December 15, 2000. The Senior Notes are callable after December 14, 1998.

  The Company has filed a registration statement with the Securities and Exchange Commission covering up to $100 million aggregate principal amount of senior notes ("New Senior Notes"). The net proceeds from the sale of such offering are expected to be used to retire existing indebtedness and for general corporate purposes. The Company intends to complete the offering during the fourth quarter of 1998.

  In connection with the offering of the New Senior Notes, the Company entered into a forward treasury lock agreement with a creditworthy financial institution pursuant to which the Company will make or receive, respectively, payments in respect of an aggregate notional principal amount of $100 million depending upon whether the interest rate for ten-year Treasury Notes in effect on the settlement date has increased or declined during the term of the agreement. The amount of any unrecognized gain or loss is not recognized in the financial statements and fluctuates with the ten-year Treasury Note. At September 30 and

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

October 30, 1998, the agreement had an unrealized loss of $10.87 million and $9.52 million respectively. If by the settlement date the Company has issued the related debt, the unrecognized gain or loss will be capitalized and amortized over the term of the New Senior Notes as a decrease or increase in interest expense. To the extent that the Company has not issued the related debt by the settlement date, the Company can extend the settlement date to coincide with the offering of the New Senior Notes. To the extent the Company changes its intention with respect to the issuance of the New Senior Notes, the Company will be required to recognize gain or loss as if the settlement had occurred at that time.

  The Company has one bank line of credit in the amount of $25.0 million and provides for interest on borrowings based on market indices. At September 30, 1998 the Company had $23.0 million outstanding under the line of credit.


4. INCOME TAXES

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, (b) operating loss carryforwards and (c) a valuation allowance.

  The valuation allowance relates principally to investment writedowns recorded for financial reporting purposes, which have not been recognized for income tax purposes due to the uncertainty associated with their realizability for income tax purposes. Changes in the valuation allowance for the nine months ended September 30, 1998 reflect the reduction in the deferred tax asset as of September 30, 1998. The Company's effective tax rates for the nine months ended September 30, 1998 and 1997 were 31.8% and 30.8%, respectively.

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Shareholders
Presidential Life Corporation
Nyack, New York 10960

  We have reviewed the accompanying consolidated balance sheet of Presidential Life Corporation and subsidiaries ("the Company") as of September 30, 1998, and the related consolidated statements of income for the three-month and nine-month periods ended September 30, 1998 and 1997, and the consolidated statements of shareholders' equity and cash flows for the nine-month periods ended September 30, 1998 and 1997. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

  We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Presidential Life Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 12, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1997 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Deloitte & Touche LLP
New York, New York
October 30, 1998

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

General

  The Company operates in a single business segment with two primary lines of business-individual annuities and individual life insurance. The Company currently emphasizes the sale of a variety of single premium and flexible premium annuity products (including those written in connection with funding agreements for certain state lotteries, group annuities and other structured settlements), as well as annual and single premium life insurance products. Each of these products is designed to meet the needs of increasingly sophisticated consumers for supplemental retirement income, estate planning and financial protection in the event of unexpected death. Premiums shown on the Company's consolidated financial statements in accordance with GAAP consist of premiums received for whole or term life insurance products, as well as that portion of the Company's single premium immediate annuities which have life contingencies. With respect to that portion of single premium annuity contracts without life contingencies, as well as single premium deferred annuities and universal life insurance products, premiums collected by the Company are not reported as premium revenues, but rather are reported as additions to policyholder account balances. With respect to products that are accounted for as policyholder account balances, revenues are recognized over time in the form of policy fee income, surrender charges and mortality charges and other charges deducted from the policyholder's account balance. The Company's operating earnings are derived primarily from these revenues, plus the Company's investment results, including realized gains (losses), less interest credited, benefits to policyholders and expenses.

  Certain costs related to the sale of new business are deferred as "deferred policy acquisition costs" ("DAC") and amortized into expenses in proportion to the recognition of earned revenues. Costs deferred include principally commissions, certain expenses of the policy issue and underwriting departments and certain variable sales expenses. Under certain circumstances, DAC will be expensed earlier than originally estimated, including those circumstances where the policy terminations are higher than originally estimated with respect to certain annuity products. Most of the Company's annuity products have surrender charges which are designed to discourage and mitigate the effect of early terminations.

  The Insurance Company is rated "A- (Excellent)" by A.M. Best.

 Results of Operations

  Comparison of Nine Months Ended September 30, 1998 to Nine Months Ended September 30, 1997.

 Revenues

 Annuity Considerations and Life Insurance Premiums

  Total annuity considerations and life insurance premiums increased to approximately $22.0 million for the nine months ended September 30, 1998 from approximately $16.8 million for the nine months ended September 30, 1997. Of this amount, annuity considerations increased to approximately $20.0 million for the nine months ended September 30, 1998 from approximately $14.8 million for the nine months ended September 30, 1997. In accordance with generally accepted accounting principles, sales of single premium deferred annuities and universal life products are not reported as insurance revenues, but rather as additions to policyholder account balances. Sales of single premium annuities were approximately $93.1 million for the nine months ended September 30, 1998 compared to $94.9 million for the nine months ended September 30, 1997. Management believes the increase in annuity considerations is due to the successful expansion of our Marketing Department. Beginning in 1996, the Company added regional sales directors in various states. These regional directors have added new general agents which have generated sales.

 Policy Fee Income

  Universal life and investment type policy fee income was approximately $1.7 million for the nine months ended September 30, 1998, as compared to approximately $1.5 million for the nine months ended September 30, 1997. Policy fee income consists principally of amounts assessed during the period against policyholders' account balances for mortality charges and surrender charges.

 Net Investment Income

  Net investment income totaled approximately $145.8 million for the nine months ended September 30, 1998, as compared to approximately $142.5 million for the nine months ended September 30, 1997. This represents an increase of approximately 2.3%. Investment income from "other invested assets" totaled approximately $25.1 million during the nine months ended September 30, 1998, as compared to approximately $29.7 million during the nine months ended September 30, 1997. The decrease in investment income from "other invested assets" during the nine months ended September 30, 1998 is attributable to losses of $13.3 million related to hedge fund investments in Long Term Capital Partners L.P. and The Global Convergence Fund L.P. The Company's ratio of net investment income to average cash and invested assets less net investment income for the nine months ended September 30, 1998 was 8.77% and for the nine months ended September 30, 1997 was 8.67%, respectively.

 Realized Investment Gains and Losses

  Realized investment gains amounted to approximately $14.1 million during the nine months ended September 30, 1998, as compared to approximately $20.5 million of gains during the nine months ended September 30, 1997. Realized investment gains for the nine months ended September 30, 1998 and 1997 are net of realized investment losses of approximately $3.4 million and $2.1 million, respectively, attributable to other than temporary impairments in the value of certain securities contained in the Company's investment portfolio. Realized investment gains result from sales of certain equities and convertible securities, and calls and sales of securities in the Company's investment portfolio. There can be no assurance that the Company's investment portfolio will yield comparable investment gains in future periods.

 Other Income

  The decrease in other income in the nine months ended September 30, 1998 is the result of the settlement in the second quarter of 1997 of the litigation concerning Fidelity.

 Total Benefits and Expenses

  Total benefits and expenses for the nine months ended September 30, 1998 aggregated approximately $129.8 million, as compared to approximately $120.1 million for the nine months ended September 30, 1997, an increase of approximately 8.1%. The reasons for this increase are discussed under the respective components below.

 Interest Credited and Benefits to Policyholders

  Interest credited and benefits to policyholders aggregated approximately $109.4 million for the nine months ended September 30, 1998, as compared to approximately $102.9 million for the nine months ended September 30, 1997. This represents an increase of approximately 6.4%. The increase is attributable to the increase in policyholders' account balances as of September 30, 1998 as a result of the increase in annuity considerations received during the period.

  The Insurance Company's average credited rate for reserves and account balances for the nine months ended September 30, 1998 and 1997 was less than the Company's ratio of net investment income to mean invested assets for the same periods as noted above under "Net Investment Income". Although management does not currently expect material declines in the spread between the Company's average credited rate for reserves and account balances and the Company's ratio of net investment income to mean assets (the "Spread"), there can be no assurance that the Spread will not decline in future periods or that such decline will not have a material adverse effect on the Company's financial condition and results of operations. Depending, in part, upon competitive factors affecting the industry in general, and the Company, in particular, the Company may, from time to time, change the credited rates on certain of its products. There can be no assurance that the Company will reduce such rates or that any such reductions will broaden the Spread.

 Interest Expense on Notes Payable

  The interest expense on the Company's notes payable was approximately $5.5 million for the nine months ended September 30, 1998, as compared to approximately $4.4 million for the nine months ended September 30, 1997. The increase is attributable to the increase in the amounts borrowed under the Company's short term note payable.

 General Expenses, Taxes and Commissions

  General expenses, taxes and commissions to agents aggregated approximately $14.0 million for the nine months ended September 30, 1998, as compared to approximately $13.5 million for the nine months ended September 30, 1997, an increase of approximately 4.1%. The increase principally is attributable to higher commissions and selling expenses incurred in the first nine months of 1998 associated with the higher level of sales in the first nine months of 1998 partially offset by a refund of $0.8 million of state assessment fees paid in previous years.

 Deferred Policy Acquisition Costs

  The change in the net Deferred Policy Acquisition Costs for the nine months ended September 30, 1998 resulted in a charge of approximately $0.8 million, as compared to a credit of approximately $0.6 million for the nine months ended September 30, 1997. This change is primarily attributable to an increase in the costs associated with recent new product sales which have been deferred and are amortized in proportion to the recognition of earned revenue.

 Income Before Income Taxes

  For the reasons discussed above, income before income taxes amounted to approximately $56.7 million for the nine months ended September 30, 1998, as compared to approximately $64.9 million for the nine months ended September 30, 1997.

 Income Taxes

  Income tax expense was $18.1 million for the nine months ended September 30, 1998 as compared to approximately $20.0 million for the nine months ended September 30, 1997. The decrease is primarily attributable to higher income from operations and realized capital gains for the nine months ended September 30, 1997.

 Net Income

  For the reasons discussed above, the Company had net income of approximately $38.7 million during the nine months ended September 30, 1998, as compared to net income of approximately $44.9 million during the nine months ended September 30, 1997.

 Liquidity and Capital Resources

  The Company is an insurance holding company and its primary uses of cash are debt service obligations, operating expenses and dividend payments. The Company's principal sources of cash are dividends from the Insurance Company, sales of and interest on its investments (exclusive of those held by the Insurance Company) and rent from its real estate. During the third quarter of 1998, the Company's Board of Directors declared a quarterly cash dividend of $.075 per share payable on October 1, 1998. During the third quarter of 1998 the Company purchased and retired 65,900 shares of common stock. For the nine months ended September 30, 1998, the Company has purchased and retired 705,900 shares of common stock. The Company is authorized to purchase an additional 526,333 shares of common stock.

  The Insurance Company is subject to various regulatory restrictions on the maximum amount of payments, including loans or cash advances, that it may make to the Company without obtaining prior regulatory approval. As a New York domiciled insurance company, the Insurance Company is subject to restrictions on the payment of dividends under New York State law. New York State law states that no domestic stock life insurance company shall distribute any dividend to its shareholders unless a notice of its intention to declare such dividend and the amount thereof shall have been filed with the Superintendent of the New York State Insurance Department ("Superintendent") not less than 30 days in advance of such proposed declaration. The Superintendent may disapprove such distribution by giving written notice to such company within 30 days after such filing that he or she finds that the financial condition of the company does not warrant such distribution. The New York State Insurance Department has established informal guidelines for the Superintendent's findings which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices. During the first nine months of 1998, the Insurance Company paid dividends to the Company of $49.4 million. During the fiscal year 1997, the Insurance Company paid dividends of $24.8 million to the Company.

  Principal sources of funds at the Insurance Company are premiums and other considerations paid, contract charges earned, net investment income received and proceeds from investments called, redeemed or sold. The principal uses of these funds are the payment of benefits on annuity contracts and life insurance policies (including withdrawals and surrender payments), operating expenses and the purchase of investments. Net cash provided by the Company's operating activities (reflecting principally: (i) premiums and contract charges collected less (ii) benefits paid on life insurance and annuity products plus (iii) income collected on invested assets less (iv) commissions and other general expenses paid) was approximately $25.6 million and $34.6 million during the nine months ended September 30, 1998 and 1997, respectively. Net cash provided by (used in) the Company's investing activities (principally reflecting investments purchased less investments called, redeemed or sold) was approximately $72.1 million and $(60.8) million during the nine months ended September 30, 1998 and 1997, respectively.

  For purposes of the Company's consolidated statements of cash flows, financing activities relate primarily to sales and surrenders of the Company's universal life insurance and annuity products. The payment of dividends by the Company also are considered to be a financing activity. Net cash provided by (used in) the Company's financing activities amounted to approximately $(110.4) million and $23.8 million during the nine months ended September 30, 1998 and 1997, respectively. This fluctuation primarily is attributable to the reduced activity in dollar roll repurchase transactions, partially offset by higher policyholder account balances (as a result of increased sales), an increase in common stock repurchased, and an increase in borrowings under the Company's line of credit during the nine months ended September 30, 1998.

  The Company currently has one bank line of credit for $25.0 million of which $23.0 million was drawn at September 30, 1998.

  The indenture governing the Senior Notes contains covenants relating to limitations on additional indebtedness, restricted payments, liens, sale or issuance of capital stock of the Insurance Company, certain asset sales and the ability to engage in mergers or similar transactions. In the event the Company violates such covenants as defined in the indenture, the Company is obligated to offer to repurchase 25% of the outstanding principal amount of such notes. The Company believes that it is in compliance with all of the covenants. During the first quarter of 1998, Standard & Poor's upgraded the Senior Note from BBB- to BBB.

  The Company has filed a registration statement with the Securities and Exchange Commission covering up to $100 million aggregate principal amount of senior notes ("New Senior Notes"). The net proceeds from the sale of such offering are expected to be used to retire existing indebtedness and for general corporate purposes. The Company expects to complete the offering during the fourth quarter of 1998.

  In connection with the offering of the New Senior Notes, the Company entered into a forward treasury lock agreement with a creditworthy financial institution pursuant to which the Company will make or receive, respectively, payments in respect of an aggregate notional principal amount of $100 million depending upon whether the interest rate for ten-year Treasury Notes in effect on the settlement date has increased or declined during the term of the agreement. The amount of any unrecognized gain or loss is not recognized in the financial statements and fluctuates with the ten-year Treasury Note. At September 30 and October 30, 1998, the agreement had an unrealized loss of $10.87 million and $9.52 million respectively. If by the settlement date the Company has issued the related debt, the unrecognized gain or loss will be capitalized and amortized over the term of the New Senior Notes as a decrease or increase in interest expense. To the extent that the Company has not issued the related debt by the settlement date, the Company can extend the settlement date to coincide with the offering of the New Senior Notes. To the extent the Company changes its intention with respect to the issuance of the New Senior Notes, the Company will be required to recognize gain or loss as if the settlement had occurred at that time.

  Given the Insurance Company's historic cash flow and current financial results, management believes that for the next twelve months and for the reasonably foreseeable future, the Insurance Company's cash flow from operating activities will provide sufficient liquidity for the operations of the Insurance Company, as well as provide sufficient funds to the Company, so that the Company will be able to make dividend payments, satisfy its debt service obligations and pay its other operating expenses.

  The Company's deferred annuity products are designed to encourage persistency by incorporating surrender charges that exceed the cost of issuing the annuity. An annuitant may not terminate or withdraw substantial funds for periods generally ranging from one to seven years without incurring significant penalties in the form of surrender charges. Approximately 57.5%, 60.2% and 64.2% of the Company's deferred annuity contracts in force (measured by reserves) as of September 30, 1998 and December 31, 1997 and 1996 are surrenderable without charge. The decrease since December 31, 1996 is attributable to the increase in deferred annuity contracts in force as a result of the increase in annuity considerations received.

  To meet its anticipated liquidity requirements, the Company purchases investments taking into account the anticipated future cash flow requirements of its underlying liabilities. In managing the relationship between assets and liabilities, the Company analyzes the cash flows necessary to correspond with the expected cash needs on the underlying liabilities under various interest rate scenarios. In addition, the Company invests a portion of its total assets in short-term investments (approximately 8.4% and 10.3% as of September 30, 1998 and December 31, 1997, respectively). The McCaulay's duration to maturity at market value of the Company's investment portfolio was approximately 5.4 years as of September 30, 1998. The Company's fixed maturity investments are all classified as available for sale and includes those securities available to be sold in response to, among other things, changes in market interest rates, changes in the security's prepayment risk, the Company's need for liquidity and other similar factors. These investments are carried at market value and unrealized gains and losses, net of the effects of amortization of deferred policy acquisition costs and deferred federal income taxes, are credited or charged directly to shareholders' equity, unless a decline in market value is considered to be other than temporary, in which event, the Company recognizes a loss. Equity securities include common stocks and non-redeemable preferred stocks and are carried at market value, with the related unrealized gains and losses, net of federal income taxes, if any, credited or charged directly to shareholders' equity, unless a decline in market value is considered to be other than temporary, in which event, the Company recognizes a loss.

  The Insurance Company is subject to Regulation 130 adopted and promulgated by the New York State Insurance Department ("NYSID"). Under this Regulation, the Insurance Company's ownership of below investment grade debt securities is limited to 20.0% of total admitted assets, as calculated under statutory accounting practices. As of September 30, 1998 and December 31, 1997, approximately 6.3% and 5.4%, respectively, of the Insurance Company's total admitted assets were invested in below investment grade debt securities.

  The Company maintains a portfolio which includes below investment grade debt securities which were purchased to achieve a more favorable investment yield all of which are classified as available for sale and reported at fair value. As of September 30, 1998 and December 31, 1997, the carrying value of these securities was approximately $196.7 million and $164.6 million, respectively, (representing approximately 7.9% and 6.4%, respectively, of the Company's total assets and 38.5% and 32.8%, respectively, of shareholder's equity).

  Investments in below investment grade debt securities have different risks than investments in corporate debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to below investment grade debt securities because below investment grade debt securities generally are unsecured and often are subordinated to other creditors of the issuer. Also, issuers of below investment grade debt securities usually have high levels of indebtedness and often are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. Typically, there only is a thinly traded market for such securities and recent market quotations may not be available for some of these securities. Market quotes generally are available only from a limited number of dealers and may not represent firm bids of such dealers or prices for actual sales. The Company attempts to reduce the overall risk in its below investment grade portfolio, as in all of its investments, through careful credit analysis, investment policy limitations, and diversification by company and by industry.

  As of September 30, 1998, approximately 10.98% of the Company's total invested assets were invested in limited partnerships and 1.99% were invested in equity securities. Pursuant to NYSID regulations, the Company's investments in equity securities, including limited partnership interests, may not exceed 20% of the Insurance Company's invested assets. Investments in limited partnerships are included in the Company's consolidated balance sheet under the heading "Other invested assets." See "Note 1.C. to the Notes to Unaudited Consolidated Financial Statements." The Company is committed, if called upon during a specified period, to contribute an aggregate of approximately $54.4 million of additional capital to certain of these limited partnerships. However, management does not expect the entire amount to be drawn down as certain of these limited partnerships are nearing the end of the period during which investors are required to make contributions. The Company may make selective investments in additional limited partnerships as opportunities arise. In general, risks associated with such limited partnerships include those related to their underlying investments (i.e., equity securities, debt securities, hedges and real estate), plus a level of illiquidity, which is mitigated by the ability of the Company to take annual distributions of partnership earnings. During the third quarter of 1998, the Company recorded losses of $13.3 million related to hedge fund investments in Long Term Capital Partners L.P. and The Global Convergence Fund, L.P. There can be no assurance that the Company will continue to achieve the same level of returns on its investments in limited partnerships as it has historically or that the Company will achieve any returns on such investments at all. Further, there can be no assurance that the Company will receive a return of all or any portion of its current or future capital investments in limited partnerships. The failure of the Company to receive the return of a material portion of its capital investments in limited partnerships, or to achieve historic levels of return on such investments, could have a material adverse effect on the Company's financial condition and results of operations.

  As previously discussed, during the first three quarters of fiscal 1998 and in fiscal 1997, the Company participated in "dollar roll" repurchase agreements. Amounts outstanding to repurchase securities under such agreements were $99.2 million and $205.2 at September 30, 1998 and December 31, 1997, respectively. The Company may engage in selected "dollar roll" transactions as market opportunities arise.

  As part of a proposed rehabilitation plan for Fidelity Mutual Life Insurance Company ("Fidelity"), on January 11, 1995 the Insurance Company signed a definitive purchase agreement with the Pennsylvania Insurance Commissioner and Fidelity to invest up to $45 million for a minority (49.9%) interest in a Fidelity subsidiary insurance holding company. In addition, the Company had agreed to purchase $25 million of senior notes of such company. The Company was informed by the Pennsylvania Insurance Commissioner, that in response to the significant improvement in the invested assets of Fidelity, she reopened the process to select an equity investor for the recapitalization and rehabilitation of Fidelity. The Company disagreed with the Commissioner's actions and commenced litigation which was settled in the second quarter of 1997. As part of the settlement, the Company received $1.7 million in that quarter.

  All 50 states of the United States, the District of Columbia and Puerto Rico have insurance guaranty fund laws requiring all life insurance companies doing business within the jurisdictions to participate in guaranty associations, which are organized to pay contractual obligations under insurance policies (and certificates issued under group insurance policies) issued by impaired or insolvent life insurance companies. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's solvency. The amount of these assessments in prior years has not been material, however, the amount and timing of any future assessment on the Insurance Company under these laws cannot be reasonably estimated and are beyond the control of the Company and the Insurance Company. Recent failures of substantially larger insurance companies could result in future assessments in material amounts.

 Effects of Inflation and Interest Rate Changes

  Management does not believe that inflation has had a material adverse effect on the Company's consolidated results of operations. The Company manages its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of the Company's fixed maturity portfolio increases or decreases in an inverse relationship with fluctuations in interest rates, and the Company's net investment income increases or decreases in direct relationship with interest rate changes. For example, if interest rates decline, the Company's fixed maturity investments generally will increase in market value, while net investment income will decrease as fixed income investments mature or are sold and proceeds are reinvested at the declining rates, and vice versa. Management is aware that prevailing market interest rates frequently shift and, accordingly, the Company has adopted strategies which are designed to address either an increase or decrease in prevailing rates. In a rising interest rate environment, the Company's average cost of funds would be expected to increase over time as it prices its new and renewing annuities to maintain a generally competitive market rate. Concurrently, the Company would attempt to place new funds in investments which were matched in duration to, and higher yielding than, the liabilities assumed. Management believes that liquidity necessary to fund withdrawals would be available through income, cash flow, the Company's cash reserves or from the sale of short-term investments. In a declining interest rate environment, the Company's cost of funds would be expected to decrease over time, reflecting lower interest crediting rates on its fixed annuities. Should increased liquidity be required for withdrawals, management believes that since all of the Company's investments are designated as available for sale in the Company's consolidated balance sheet that they could be sold without materially adverse consequences in light of the general strengthening which would be expected in the fixed maturity security market.

  Interest rate changes also may have temporary effects on the sale and profitability of the universal life and annuity products offered by the Company. For example, if interest rates rise, competing investments (such as annuity or life insurance products offered by the Company's competitors, certificates of deposit, mutual funds and similar instruments) may become more attractive to potential purchasers of the Company's products until the Company increases the rates credited to holders of its universal life and annuity products. In contrast, as interest rates fall, the Company attempts to lower its credited rates to compensate for the corresponding decline in its net investment income. As a result, changes in interest rates could materially adversely effect the financial condition and results of operations of the Company depending on the attractiveness of alternative investments available to the Company's customers. In that regard, in the current interest rate environment, the Company has attempted to maintain its credited rates at competitive levels which are designed to discourage surrenders and which may be considered attractive to purchasers of new annuity products. In addition, because the level of prevailing interest rates impacts the Company as well as its competition, management does not believe that the current interest rate environment has materially affected the Company's competitive position vis a vis other life insurance companies that emphasize the sale of annuity products. Notwithstanding the foregoing, if interest rates continue at current levels or decline further, there can be no assurance that this segment of the life insurance industry, including the Company, would not experience increased levels of surrenders and reduced sales and thereby be materially adversely affected.

 Recent Accounting Pronouncements

  In December 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 amends SFAS No. 125 by deferring for one year the effective date of paragraph 15 of SFAS No. 125, addressing secured borrowings and collateral, and for repurchase agreement, dollar roll, security lending and similar transactions, of paragraphs 9 through 12 and 237(b) of SFAS No. 125. SFAS No. 127 is effective for certain transactions occurring after December 31, 1997, and must be applied prospectively. The Company adopted SFAS 127 effective January 1998. There was no effect on the Company's financial position from the adoption of SFAS 127.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes standards for displaying comprehensive income and its components in a full set of general-purpose financial statements. Effective January 1998, the Company adopted SFAS 130. Total comprehensive income for the nine-month periods ended September 30, 1998 and 1997 was $28.62 million and $75.23 million, respectively. The difference between net income and comprehensive income was the change in unrealized investment gains (losses) which arose during the period.

  Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company's definition of its operating segments did not change.

  In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans to require standardized disclosures for pensions and other postretirement benefits, additional disclosure of information on changes in the benefit obligations and fair values of plan assets, and elimination of certain disclosures that were deemed no longer useful. It does not change the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It also establishes specific conditions that must be met in order for a derivative to be recognized as a hedge of certain exposures. The Company has not yet completed its analysis to determine the impact of this statement on the Company's financial statements. SFAS 133 is effective for fiscal years beginning after June 15, 1999.

 Year 2000 Matters

  In 1994, the Company initiated the process of migrating to a local area network and preparing its computer systems and applications for the Year 2000. This process involves modifying or replacing certain hardware and software maintained by the Company as well as communicating with external service providers to ensure that they are taking the appropriate action to remedy their Year 2000 issues. Management expects that the modification process of all significant applications will be completed by December 31, 1998 and that all of the remaining non-critical system and application changes will be completed during the second half of 1999.

  The Company has initiated formal communications with its significant vendors and business partners to determine the extent to which the Company may be vulnerable to those third parties' failure to properly remediate their own year 2000 issues. While the Company is not presently aware of any such significant exposure, the Company cannot predict the outcome of other companies' remediation efforts.

  While the Company is not presently aware of any significant exposure that its systems will not be properly remediated on a timely basis, there can be no assurances that all year 2000 remediation processes will be completed and properly tested before the year 2000, or that contingency plans will sufficiently mitigate the risk of a year 2000 readiness problem. The failure of the systems of the Company or its significant vendors or business partners due to a year 2000 readiness problem could have a material adverse effect on the Company.

  The Company's contingency plans, which are expected to be completed during the second quarter of 1999, will be structured to address both remediation of those systems not yet compliant and their components and overall business operating risk. These plans are intended to mitigate both internal risk as well as potential risks relative to a significant exposure identified relative to the dependencies on third-party systems.

  Purchased hardware will be capitalized in accordance with normal policy. Personnel and all other costs related to the project are being expensed as incurred. Based on Management's best estimates, the total cost to the Company of both migrating to a local area network, replacing software and Year 2000 compliance activities is not expected to exceed $3.2 million. Since 1994, the Company has incurred approximately $2.8 million in connection with migrating to a local area network, replacing software and Year 2000 compliance. The total cost to the Company of these Year 2000 compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year.


 Forward Looking Information

  The Company cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields, or the earnings and profitability of the Company's activities.

  Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. The Company disclaims any obligation to update forward-looking information.

                                    EXPERTS

  With respect to the unaudited interim financial information for the three-month and nine-month periods ended September 30, 1998 and 1997 which is included and incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report for the quarter ended September 30, 1998 and included elsewhere herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                 Subject to Completion, dated November 3, 1998
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                  $100,000,000

                         PRESIDENTIAL LIFE CORPORATION

                         % Senior Notes due       , 2009

                                  -----------
Presidential Life Corporation ("Presidential," and, together with its wholly owned subsidiaries, the "Company") may offer from time to time up to
$100,000,000 aggregate principal amount of its  % Senior Notes due       , 2009
(the "Notes"). The Notes will be unsecured and will rank equally with all other unsecured senior indebtedness of Presidential. However, since the Notes will not be secured, they will be effectively subordinated to any secured indebtedness of Presidential. After giving pro forma effect to the application of the proceeds of the Notes, the Company will have no secured indebtedness outstanding and the only senior indebtedness of the Company will be the Notes. The Company is a holding company and, accordingly, the Notes also are effectively subordinated to liabilities of Presidential's subsidiaries. As of June 30, 1998, the outstanding assets and liabilities of such subsidiaries, including policyholder liabilities, trade payables and accrued expenses were approximately $2.544 billion and $2.023 billion, respectively.

The prospectus supplement ("Prospectus Supplement") accompanying this Prospectus will set forth, with respect to an issue of Notes for which this Prospectus and the Prospectus Supplement are being delivered, additional terms of the Notes offered, including principal amount to be offered, rate of interest and the initial price to the public. The Notes will be redeemable in whole or in part, at the option of the Company, at any time upon not less than 30 nor more than 60 days' notice at a redemption price equal to the sum of (i) 100% of the principal amount of such Notes plus accrued and unpaid interest to, but excluding, the date of redemption and (ii) a premium equal to the Make-Whole Amount (as defined in the Indenture referred to below). In the event of a Sale of a Significant Subsidiary (as defined in the Indenture), the Company will, at the option of each holder thereof, redeem the Notes at a redemption price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest to, but excluding, the date of redemption. The Notes will
mature on       , 2009, and will be limited to $100,000,000 aggregate principal amount, which may be issued in one or more offerings up to such aggregate principal amount. Any Notes issued subsequent to the initial offering of Notes will have identical terms and conditions as the Notes then outstanding and will vote on all matters together with such outstanding Notes. Notwithstanding the above, the issue price for any additional Notes may differ from the issue price of the outstanding Notes and the first interest period for any additional Notes will run from the date of issuance of such additional Notes to, but excluding, the next Interest Payment Date for the Notes. See "Description of the Notes."

                                  -----------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. any representation to the contrary is a criminal offense.

The Notes may be sold directly to purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the offering of any Notes, their names and any applicable fee, commission or discount arrangements will be set forth in the Prospectus Supplement. See "Plan of Distribution." This prospectus may not be used to consummate sales of Notes unless accompanied by a Prospectus Supplement. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any accompanying Prospectus Supplement.

                                  -----------
                 The date of this Prospectus is        , 1999.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy materials and other information regarding the Company may be accessed. The common stock, par value $0.01 per share, of the Company (the "Common Stock") is listed on the National Association of Securities Dealers, Inc. Automated Quotation System--National Market System ("NASDAQ-NMS"). Accordingly, certain of the Company's reports, proxy materials and other information may be available for inspection at the offices of the National Association of Securities Dealers, Inc. (the "NASD") at 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein or therein, while complete in all material respects, do not necessarily describe all terms or provisions of such contract, agreement or other document. For a complete description of the matter involved, reference is made to each such contract, agreement or other document which has been included as an exhibit to the Registration Statement or has been incorporated by reference therein. The Registration Statement, including the exhibits and schedules therein, may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 0-
5486) pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

    4. The Company's Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders filed with the Commission on April 24, 1998.

  All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents or reports. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to Michael V. Oporto, Chief Financial Officer, Presidential Life Corporation, 69 Lydecker Street, Nyack, New York 10960, telephone (914) 358-2300.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. All financial information set forth herein is presented in accordance with generally accepted accounting principles ("GAAP"), unless otherwise noted. See "Glossary of Selected Insurance Terms" for the definitions of certain insurance terms used herein. Unless the context otherwise requires, all references to the Company shall be deemed to include Presidential and its wholly owned subsidiaries, including Presidential Life Insurance Company (the "Insurance Company").

                                  The Company

  The Company is an insurance holding company that, through the Insurance Company, a stock life insurance company, emphasizes the sale of a variety of single premium and flexible premium annuity products as well as annual and single premium life insurance products. The Insurance Company began operations in 1966. During the last two years, over 90% of the Company's statutory net premium income was derived from its individual annuity business.

  The Company's products are designed to meet the needs of increasingly sophisticated consumers for such things as supplemental retirement income, estate planning and financial protection in the event of unexpected death. The Company markets its products primarily to individuals in the 45 to 64 year old age group.

  The Company's strategy is to offer products that compare favorably to competitive alternatives, to emphasize a high level of service to agents and customers, to maintain a low cost structure and to invest predominantly in investment grade debt securities. The Company's statutory gross premiums and annuity considerations for the six months ended June 30, 1998 have increased by approximately 18.5% over statutory gross premiums and annuity considerations for the comparable period of the prior year. In that regard, the Company's statutory gross premiums and annuity deposits were approximately $72.0 million for the six months ended June 30, 1998, as compared to approximately $60.8 million for the six months ended June 30, 1997 and approximately $145.1 million for the entirety of 1997. The Insurance Company is rated "A- (Excellent)" by A.M. Best Company ("A.M. Best"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

  The Company's product distribution system consists of approximately 570 independent general agents who market the Company's products through approximately 6,690 licensed insurance agents and brokers. Management believes that the Company offers competitive commission rates and seeks to provide innovative products and quality service to its independent general agents. Management believes that the Company's use of this independent agent distribution system provides a cost advantage, since the Company incurs no fixed costs associated with recruiting, training and maintaining employee agents.

  As of June 30, 1998, the Company's shareholders' equity was approximately $523.2 million and its total assets were approximately $2.6 billion. As of June 30, 1998, the Insurance Company had statutory admitted assets of approximately $2.4 billion, statutory capital, surplus and Asset Valuation Reserve ("AVR") of approximately $388.3 million and a statutory Interest Maintenance Reserve ("IMR") of approximately $18.1 million.

  The Company manages its investment portfolio to meet the diversification, yield and liquidity requirements of its annuity contract and insurance policy obligations as well as other corporate obligations. The Company's investment philosophy generally focuses on purchasing investment grade securities generally with the intention of holding such securities until maturity. However, as market opportunities or liquidity or regulatory considerations may dictate, securities may be sold prior to maturity. The fair value of the investment portfolio as of June 30, 1998 included approximately $1.5 billion of investment grade fixed maturity instruments, approximately $160.2 million of below investment grade debt securities, approximately $265.6 million of limited partnership interests, approximately $213.5 million of preferred stock and approximately $63.0 million of common stock. As of June 30, 1998, the Company's fixed maturity investment portfolio had a duration of approximately six years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Investments and Investment Policy."

  The Company manages its annuity and life insurance business with a goal of maintaining a balance of relatively long- and short-term liabilities. As of June 30, 1998, single premium immediate annuity products (generally considered to be longer-term liabilities) represented approximately 36.1% of policy and deposit liabilities, while life insurance cash values and deferred annuity products (generally considered to be shorter-term liabilities) represented approximately 63.9% of policy and deposit liabilities. Single premium immediate annuity products provide long-term guaranteed benefit payment streams utilizing fixed interest rate assumptions and typically cannot be surrendered or borrowed against. In contrast, deferred annuity products and life insurance cash values provide relatively short-term interest guarantees on funds that typically can be surrendered. Although this mix in the Company's products may change from time to time, management believes that the current mix of long-term and short-term liabilities will reduce the impact on the Company's results of operations that are caused by fluctuations in prevailing interest rates.

  The Insurance Company is licensed to market its products in 48 states and in the District of Columbia. However, for the six months ended June 30, 1998, approximately 58.5% of the gross statutory annuity considerations and life insurance premiums received by the Company were sold to annuitants and policyholders residing in the State of New York.

  The Company's principal offices are located at 69 Lydecker Street, Nyack, New York 10960 and its telephone number is (914) 358-2300.

                              Recent Developments

  On October 29, 1998, the Company announced net income for the quarter ended September 30, 1998 of $6.5 million or $0.20 per share compared to $16.0 million or

$0.49 per share for the quarter ended September 30, 1997. Net income for the quarter ended September 30, 1998 includes losses, net of taxes, of $9.2 million or $0.29 per share related to hedge fund investments in Long Term Capital Partners L.P. and The Global Convergence Fund, L.P. Net operating earnings for the quarter ended September 30, 1998 were $2.9 million or $0.09 per share and include such losses, net of taxes. Net operating earnings for the quarter ended September 30, 1997 were $9.7 million or $0.30 per share. Net investment gains for the quarter ended September 30, 1998 were $3.6 million or $0.11 per share compared to $6.3 million or $0.19 per share for the quarter ended September 30, 1997. For the nine months ended September 30, 1998, the Company reported net income of $38.7 million or $1.20 per share compared to $44.9 million or $1.37 per share for the nine months ended September 30, 1997. Net operating earnings for the nine months ended September 30, 1998 were $28.5 million or $0.89 per share compared to $32.1 million or $0.98 per share for the nine months ended September 30, 1997. Net investment gains for the nine months ended September 30, 1998 were $10.2 million or $0.32 per share compared to $12.9 million or $0.39 per share for the nine months ended September 30, 1997.

                                  Risk Factors

  Prospective purchasers of the Notes should carefully consider the factors described under "Risk Factors," as well as other information set forth in this Prospectus, prior to making an investment in the Notes.

                      Summary Consolidated Financial Data

                                                                        Six Months Ended
                                    Year Ended December 31,                 June 30,
                          --------------------------------------------- -----------------
                            1993     1994      1995     1996     1997     1997     1998
                          -------- --------  -------- -------- -------- -------- --------
                                 (in thousands, except ratios and per share data)
Statement of Income
 Data:
Revenues:
 Premiums...............  $  4,743 $  4,249  $  4,408 $  4,244 $  3,976 $  1,098 $  1,153
 Annuity
  considerations........     3,029    1,569     3,780    8,461   19,655    7,978   15,644
 Universal life and
  investment type policy
  fee income............     2,665    1,912     1,934    2,090    1,988      956    1,140
 Net investment income..   157,718  145,107   170,780  186,180  191,818  98,022"  110,076
 Realized investment
  gains.................    36,277   19,083    17,216   20,020   26,039   11,013    9,069
 Other income...........     1,927    1,834     1,746    2,679    4,228    2,995    2,357
                          -------- --------  -------- -------- -------- -------- --------
 Total revenues.........   206,359  173,754   199,864  223,674  247,704  122,062  139,439
                          -------- --------  -------- -------- -------- -------- --------
Benefits and expenses:
 Interest credited and
  benefits to
  policyholders.........   126,740  119,731   123,923  124,260  136,998   66,703   75,125
 Interest expense on
  notes payable.........     6,522    4,946     5,045    5,049    5,850    2,780    3,833
 Selling, general and
  administrative
  expenses..............    15,890   11,858    14,506   18,008   14,298   10,490   11,663
                          -------- --------  -------- -------- -------- -------- --------
 Total benefits and
  expenses..............   149,152  136,535   143,474  147,317  157,146   79,973   90,621
                          -------- --------  -------- -------- -------- -------- --------
Income before income
 taxes..................    57,207   37,219    56,390   76,357   90,558   42,089   48,818
Provision (benefit) for
 income taxes(1)........    10,382   (2,693)    7,332   21,836   29,266   13,169   16,649
                          -------- --------  -------- -------- -------- -------- --------
Net income..............  $ 46,825 $ 39,912  $ 49,058 $ 54,521 $ 61,292 $ 28,920 $ 32,169
                          ======== ========  ======== ======== ======== ======== ========
Earnings per common
 share(1)...............  $   1.53 $   1.18  $   1.46 $   1.64 $   1.87 $    .88 $   1.00
Ratio of earnings to
 fixed charges(2).......    10.21x    8.07x    12.18x   16.12x   16.48x   16.14x   13.74x
Ratio of earnings to
 fixed charges and
 interest credited to
 policyholder
 accounts(2)............     1.68x    1.45x     1.67x    1.95x    2.10x    2.05x    2.16x
Cash dividends declared
 per common share.......  $    .09 $    .09  $   .105 $    .15 $    .22 $    .10 $   .135
Statutory Data(3):
Net statutory
 premiums(4)............  $ 52,177 $ 53,188  $105,177 $109,937 $140,791 $ 59,084 $ 70,212
Net gain from
 operations.............    23,938   13,959    34,667   41,230   43,500   24,195   31,308
Statutory capital and
 surplus(5).............   250,434  257,570   296,712  341,059  370,742  346,542  388,314

                                                       As of           As of
                                                 December 31, 1997 June 30, 1998
                                                 ----------------- -------------
Balance Sheet Data:
Total assets....................................    $2,558,341      $2,612,387
Total investments...............................     2,464,359       2,541,685
Total policy liabilities........................     1,714,981       1,734,860
Long-term notes payable.........................        50,000          50,000
Shareholders' equity............................       502,654         523,186

--------
(1) The results for 1993 included the cumulative effect of a change in accounting principle (Financial Accounting Standard No. 109) of $2.8 million or $0.09 per share.
(2) In calculating this ratio, earnings consist of income (loss) before income taxes and cumulative effect of a change in accounting principle, plus fixed charges adjusted to exclude interest capitalized. Fixed charges consist of interest, whether expensed or capitalized, capitalized lease interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor.
(3) Statutory data reflect the data derived from the annual and quarterly statements of the Insurance Company as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(4) Premiums and annuity considerations, net of reinsurance, as presented for statutory reporting purposes differ from those reported under GAAP. For GAAP reporting, premiums for universal life, single premium deferred annuities and single premium immediate annuities with a stated period are reported as deposit liabilities, not as premium revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(5) Statutory capital and surplus includes the asset valuation reserve.

                                  RISK FACTORS

  Prospective investors in the Notes offered hereby should carefully consider the risk factors set forth below as well as the other information contained in this Prospectus.

Ranking; Holding Company Structure; Restrictions on Dividends

  The Notes will be general unsecured obligations of Presidential and will rank pari passu with all other unsecured senior indebtedness of Presidential and senior to all subordinated indebtedness of Presidential. However, since the Notes will not be secured, they will be effectively subordinated to any secured indebtedness of Presidential. After giving pro forma effect to the offering of the Notes, the Company will have no secured indebtedness outstanding and the only senior indebtedness of the Company will be the Notes. The Indenture will not prohibit Presidential from incurring additional senior indebtedness, including secured senior indebtedness, but requires that the Notes be secured on a pari passu basis with any additional secured senior indebtedness, other than secured indebtedness represented by (i) capital lease obligations and purchase money indebtedness, (ii) money deposited in trust or escrow to retire certain of the Company's existing indebtedness, and (iii) specified indebtedness of certain subsidiaries of the Company. See "Description of the Notes."

  Presidential is a legal entity separate and distinct from its subsidiaries. As a holding company with no other business operations, its primary sources of cash needed to meet its obligations, including principal and interest payments on its outstanding indebtedness and to pay dividends on its Common Stock, are dividends from the Insurance Company, sales of and interest on its investments and rent from its real estate. Because the operations of the Company are conducted through the Insurance Company, Presidential's cash flow and consequently its ability to service debt, including amounts under the Notes, is substantially dependent upon dividends from the Insurance Company. The Insurance Company will have no direct obligation, contingent or otherwise, to pay any amount due under the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. Because of this holding company structure, claims of creditors of Presidential's subsidiaries, including policyholders, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Presidential, including holders of the Notes. Accordingly (except to the extent that Presidential may itself be a creditor of such subsidiary), the Notes will be effectively subordinated to liabilities, including policyholder liabilities, trade payables and accrued expenses, of Presidential's subsidiaries. The Indenture will not prohibit Presidential's subsidiaries, including the Insurance Company, from incurring indebtedness. As of June 30, 1998, the outstanding assets and liabilities of such subsidiaries, including policyholder liabilities, trade payables and accrued expenses were approximately $2.544 billion and $2.023 billion, respectively.

  In the event of a default on Presidential's debt or an insolvency, liquidation or other reorganization of Presidential, the creditors and stockholders of Presidential will have no right to proceed against the assets of the Insurance Company or to cause it to be liquidated, rehabilitated or placed in receivership or conservatorship. If the Insurance Company were to be liquidated, such liquidation would be conducted under the supervision of the Superintendent of Insurance of the State of New York (the "Superintendent") as the receiver with respect to the Insurance Company's property and business. See "Business--Insurance Regulation."

  The Insurance Company is subject to various regulatory restrictions, including restrictions on the maximum amount of payments, including loans or cash advances, that it may make to Presidential without obtaining prior regulatory approval. As a New York domiciled insurance company, the Insurance Company is subject to restrictions on the payment of dividends under New York law. New York law states that no domestic stock life insurance company may distribute any dividend to its shareholders unless a notice of its intention to declare such dividend and the amount thereof shall have been filed with the Superintendent not less than 30 days in advance of such proposed declaration. The Superintendent may disapprove such distribution by giving written notice to such company within 30 days after such filing that he or she finds that the financial condition of the insurance company does not warrant such distribution. The New York State Department of Insurance (the "NYSDI") has established informal guidelines for the Superintendent's determinations. These guidelines focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices. During the first six months of 1998, the Insurance Company paid dividends of $29.4 million to Presidential. During 1997, 1996 and 1995, the Insurance Company paid dividends of $24.8 million, $15.0 million and $5.0 million, respectively, to Presidential.

  The inability of the Insurance Company to pay dividends to Presidential in an amount sufficient to permit Presidential to make principal and interest payments on its outstanding indebtedness (including the Notes), meet its operating expenses and pay dividends would have a material adverse effect on Presidential's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

Importance of A.M. Best Ratings

  Insurers compete with other insurance companies, financial intermediaries and other institutions on the basis of a number of factors, including the ratings assigned by A.M. Best. The Insurance Company is rated "A- (Excellent)" by A.M. Best. Publications of A.M. Best indicate that the "A-" rating is assigned to those companies that, in A.M. Best's opinion, have achieved, on balance, excellent overall performance when compared to the norms of the insurance industry and that generally have demonstrated a strong ability to meet their respective policyholder and other contractual obligations over a long period of time. A.M. Best reviews its ratings of insurance companies from time to time. If the Insurance Company's A.M. Best rating were downgraded, the Company's sales of annuity products and life insurance policies could be significantly impacted and the Company's financial condition and results of operations could be materially adversely affected. See "Business--Claims Paying and Other Ratings."

Geographic Concentration

  For the six months ended June 30, 1998, and for the years ended December 31, 1997, 1996 and 1995, approximately 58.5%, 67.3%, 78.3% and 83.5%, respectively, of the gross statutory annuity considerations and life insurance premiums received by the Company were sold to annuitants and policyholders residing in the State of New York. In that regard, any event that would prevent or materially impair the Company's ability to market its annuity and life insurance products in the State of New York would have a material adverse effect on the Company's financial condition and results of operations.

Surrenderable Annuities

  As of June 30, 1998, approximately 61.8% of the Insurance Company's annuity contracts in force (measured by reserves) were surrenderable. Approximately 36.4% of such contracts or approximately $593.4 million of the Insurance Company's annuity contracts in force (measured by reserves) are surrenderable without charge. Changes in prevailing interest rates, ratings or other factors which result in or lead to significant levels of surrenders of existing annuity contracts could have a material adverse effect upon the financial condition and results of operations of the Company. Surrenders result in a reduction of invested assets upon which the Company may earn investment income and a reduction of policyholder account balances upon which the Company credits interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "--Effects of Inflation and Interest Rate Changes."

Insurance Regulation

  The Insurance Company is subject to substantial governmental regulation in each of the jurisdictions in which it conducts business. Such regulation is vested in governmental agencies having broad administrative power with respect to all aspects of the Insurance Company's business, including, without limitation, premium rates, policy forms, dividend payments, capital adequacy and the amount and type of investments that the Insurance Company may make. Such regulations primarily are intended to protect policyholders rather than stockholders. The Company also is regulated in the State of New York as part of an insurance holding company system. Generally, under the New York insurance holding company statute, the Superintendent must approve in advance the direct or indirect acquisition of 10.0% or more of the voting securities of a New York domiciled insurance company.

  Recently, state insurance regulators have been re-examining existing laws and regulations, specifically focusing on insurance company investment and solvency issues, risk-adjusted capital guidelines, the implementation of non-statutory guidelines, the definition of extraordinary dividends and the circumstances under which normal dividends may be paid and, in connection therewith, have enacted new insurance laws and regulations. In addition, the National Association of Insurance Commissioners (the "NAIC") has adopted various model laws including a law establishing minimum risk-based capital standards, which have been recommended to states for adoption. Congress and certain federal agencies also are investigating the current condition of the insurance industry in the United States in order to determine whether federal regulation would be appropriate. There can be no assurance that existing insurance-related laws and regulations will not become more restrictive in the future and, therefore, it is not possible to predict the potential effects that any proposed or future legislation may have on the financial condition or operations of the Company. See "Business--Insurance Regulation."

United States Federal Income Tax Treatment of Annuity Products

  Under current United States federal income tax law, earnings on amounts held by a life insurance company with respect to annuity contracts and life insurance policies generally are accumulated on a tax-deferred basis. Accumulated tax-deferred earnings will be subject to taxation when actually paid (or in certain circumstances when deemed paid) to the person entitled to receive payment under the contract or policy, as the case may be, unless such earnings are paid as part of the death benefit under a life insurance policy. From time to time, proposals to change the current tax treatment of earnings on annuity contracts and life insurance policies have been made. Most recently, the Clinton Administration's 1999 budget proposal included provisions concerning the taxation of certain exchanges between annuities, including the reallocation of assets within a variable annuity. Although no such proposals currently are pending before Congress, no assurance can be given that a change in the tax treatment of earnings on annuity contracts and life insurance policies will not be enacted into law in the future. In the event that the United States federal income tax law regarding tax deferral of earnings on annuity contracts or life insurance policies is substantially revised, consumer demand for the types of contracts or policies affected by such changes could decline substantially or be eliminated. The operations and business prospects of the Company would be materially adversely affected by any substantial decrease in the demand for such products.

Factors Affecting the Business; Competition

  The Company's operating results are affected by many factors, including, without limitation, competition, lapse rates, interest rates, maintenance of insurance ratings, governmental regulation and general business conditions, many of which are outside of the Company's control.

  The Company operates in a highly competitive environment. There are numerous insurance companies, banks, securities brokerage firms and other financial intermediaries marketing insurance products, annuities, and other investments that compete with the Company, many of which have substantially greater resources, higher ratings, greater market share and larger, more widespread agency and brokerage relationships than the Company.

  Management believes that the Company's ability to compete is dependent upon, among other things, its ability to retain and attract independent general agents to market its products and its ability to develop competitive products that also are profitable. Although management believes that the Company has good relationships with its independent general agents, competition for such agents among insurance companies is intense. The Company's independent general agents typically represent other insurance companies and may sell products that compete with those offered by the Company. See "Business--Competition."

Dependence on Key Personnel

  The Company's success depends upon the continued contributions of its key officers and employees. The Company does not have employment agreements with any members of senior management, including Herbert Kurz, the founder and principal stockholder of the Company. Should one or more of these individuals leave or otherwise become unavailable to the Company for any reason, the Company's business and results of operations could be materially adversely affected. See "Management--Directors and Executive Officers."

Control by Principal Stockholder

  As of August 31, 1998 Mr. Kurz beneficially owned 24.8% of the outstanding Common Stock. Accordingly, Mr. Kurz may be able to influence the outcome of corporate actions requiring stockholder approval, including the election of the Board of Directors, and to influence the policies and direction of the Company.

Investment Performance

  The Company's results of operations depend, in large part, on the investment performance of its assets and the spread between its return on its invested assets and the credited rates on its annuity and life insurance products. The Company's investment portfolio consists primarily of fixed income securities and investments in limited partnerships. As of June 30, 1998, approximately 10.5% of the Company's investment portfolio, and 50.8% of its stockholders' equity, consisted of interests in over forty limited partnerships which are engaged in a variety of investment strategies, principally including merchant banking, real estate, international opportunities and debt restructuring activities. Investments made by such limited partnerships generally are speculative and involve significant risks, including, without limitation, the total loss of such investment and illiquidity. Pursuant to the terms of certain limited partnership agreements to which the Company is a party, the Company is currently committed to contribute, if called upon during certain periods specified in such agreements, an aggregate of approximately $53.9 million of additional capital to certain of these limited partnerships. However, management does not expect this entire amount to be called because certain of these limited partnerships are nearing the end of the period during which investors are required to make contributions.

  The limited partnerships that are involved in international investments generally purchase sovereign debt, corporate debt and/or equity in governments or foreign companies that are developing a greater world wide presence. Such investments involve risks related to the particular country, including political instability, currency fluctuations, and repatriation restrictions.

  The limited partnerships that are involved in real estate activities generally invest in real estate assets, real estate joint ventures and real estate operating companies. These partnerships seek to achieve significant rates of return by targeting investments which provide a strategic or competitive advantage and are priced at levels which the general partner believes to be attractive. Real estate investments involve risks, including adverse changes in general or local economic conditions, real estate values generally and in the locales of specific properties, interest rates, supply and demand for the types of properties involved and governmental rules and policies (including environmental restrictions).

  The limited partnerships that are involved in debt restructuring activities take positions in debt and equity securities, loans originated by banks and other liabilities of financially troubled companies. Investments in companies undergoing debt restructurings, which by their nature have a high degree of financial uncertainty, may be senior, unsecured or subordinated indebtedness and carry a high degree of risk of loss upon default by the borrower. The high level of indebtedness characteristic of merchant banking and debt restructuring transactions makes such underlying investments particularly sensitive to interest rate increases, which could affect the ability of the borrower to generate sufficient cash flow to meet its fixed charges.

  The limited partnerships that are involved in merchant banking activities generally seek to achieve significant rates of return (including capital gains) through a wide variety of investment strategies, including leveraged acquisitions, bridge financing and other private equity investments in existing businesses.

   While the Company's investments in limited partnerships have generally been profitable, there can be no assurance that the Company will continue to achieve the same level of returns on its investments in limited partnerships that it has achieved during the six months ended June 30, 1998, and during 1997, 1996 or 1995 or that it will achieve any returns on such investments at all. In addition, there can be no assurance that the Company will receive a return of all or any portion of its current or future capital investments in limited partnerships. The failure of the Company to receive the return of a material portion of its capital investments in limited partnerships, or to achieve historic levels of returns on such investments, could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Effects of Inflation and Interest Rate Changes" and "Business-- Investments and Investment Policy."

Capital Adequacy

  Effective in 1993, the NAIC adopted a risk-based capital ("RBC") formula, which prescribes a system for assessing the adequacy of statutory capital and surplus for all life and health insurers. The basis of the system is a risk-based formula that applies prescribed factors to the various risk elements in a life and health insurer's business to report a minimum capital requirement proportional to the amount of risk assumed by the insurer. The life and health RBC formula is designed to measure annually (i) the risk of loss from asset defaults and asset value fluctuation, (ii) the risk of loss from adverse mortality and morbidity experience, (iii) the risk of loss from mismatching of asset and liability cash flow due to changing interest rates and (iv) business risks. The formula is to be used as an early warning tool to identify companies that are potentially inadequately capitalized. The formula is intended to be used as a regulatory tool only and is not intended as a means to rank insurers generally. Maintaining appropriate levels of statutory surplus, as measured by state insurance regulators, is considered important by state insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. At December 31, 1997, the Insurance Company's total adjusted capital was $370.7 million and the authorized control level RBC was $61.8 million. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by the private rating agencies.

Potential Year 2000 Issues

  Many computer software programs and electronic components that incorporate computer programs use only two-digit year references for dates and date-dependent functions and thus could require upgrading or replacement prior to the year 2000 to function properly beginning in the year 2000.

  In 1994, the Company initiated the process of migrating to a local area network and preparing its computer applications for the year 2000. This process involves modifying or replacing certain hardware and software maintained by the Company as well as communicating with external service providers to ensure that they are taking the appropriate action to remedy their year 2000 issues. Management expects that the modification process of all significant applications will be completed by December 31, 1998 and that all of the remaining non-critical system and application changes will be completed during the second half of 1999.

  Based on management's best estimates, the total cost to the Company of both migrating to a local area network, replacing software and year 2000 compliance activities is not expected to exceed $3.2 million. Since 1994, the Company has incurred approximately $2.7 million in connection with migrating to a local area network, replacing software and year 2000 compliance.

  There can be no assurance, however, that (i) the Company will be able to detect and remedy all potential year 2000 problems in its computer systems and processes or (ii) programs and components utilized by the Company, but which are supplied by third parties, will not be susceptible to year 2000 problems. Accordingly, year 2000 problems could have an adverse effect on the Company's business, financial condition, results of operations and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Matters."

                                USE OF PROCEEDS

  The net proceeds from the sale of the Notes will be added to the Company's general funds and are expected to be used to retire existing indebtedness and for general corporate purposes, except as may be stated in a Prospectus Supplement.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratio of earnings to fixed charges and ratio of earnings to fixed charges and interest credited to policyholder accounts of the Company for each year in the five-year period ended December 31, 1997 and for the six month periods ended June 30, 1997 and 1998. In calculating this ratio, earnings consist of income (loss) before income taxes and cumulative effect of a change in an accounting principle, plus fixed charges adjusted to exclude interest capitalized. Fixed charges consist of interest, whether expensed or capitalized, capitalized lease interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor.

                                                                  Six Months
                                                                  Ended June
                                  Year Ended December 31,             30,
                                --------------------------------  ------------
                                1993   1994  1995   1996   1997   1997   1998
                                -----  ----  -----  -----  -----  -----  -----
Ratio of earnings to fixed
 charges....................... 10.21x 8.07x 12.18x 16.12x 16.48x 16.14x 13.74x
Ratio of earnings to fixed
 charges and interest credited
 to policyholder accounts......  1.68x 1.45x  1.67x  1.95x  2.10x  2.05x  2.16x

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1997 are taken or derived from the Company's audited Consolidated Financial Statements for the five years ended December 31, 1997, which have been audited by Deloitte & Touche LLP ("Deloitte & Touche"), independent auditors. The selected consolidated financial data as of and for the six-month periods ended June 30, 1997 and 1998 are taken or derived from the Company's unaudited interim Consolidated Financial Statements included elsewhere in this Prospectus and, in the opinion of management, have been prepared on the same basis as the audited Consolidated Financial Statements included herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period.

                                                                            Six Months Ended
                                    Year Ended December 31,                     June 30,
                          ------------------------------------------------  ------------------
                            1993      1994      1995      1996      1997      1997      1998
                          --------  --------  --------  --------  --------  --------  --------
                                 (in thousands, except ratios and per share data)
Statement of Income
 Data:
Revenues:
 Premiums...............  $  4,743  $  4,249  $  4,408  $  4,244  $  3,976  $  1,098  $  1,153
 Annuity
  considerations........     3,029     1,569     3,780     8,461    19,655     7,978    15,644
 Universal life and
  investment type policy
  fee income............     2,665     1,912     1,934     2,090     1,988       956     1,140
 Net investment income..   157,718   145,107   170,780   186,180   191,818    98,022   110,076
 Realized investment
  gains.................    36,277    19,083    17,216    20,020    26,039    11,013     9,069
 Other income...........     1,927     1,834     1,746     2,679     4,228     2,995     2,357
                          --------  --------  --------  --------  --------  --------  --------
 Total revenues.........   206,359   173,754   199,864   223,674   247,704   122,062   139,439
                          --------  --------  --------  --------  --------  --------  --------
Benefits and expenses:
 Interest credited and
  benefits to
  policyholders.........   126,740   119,731   123,923   124,260   136,998    66,703    75,125
 Interest expense on
  notes payable.........     6,522     4,946     5,045     5,049     5,850     2,780     3,833
 Selling, general and
  administrative
  expenses..............    15,890    11,858    14,506    18,008    14,298    10,490    11,663
                          --------  --------  --------  --------  --------  --------  --------
 Total benefits and
  expenses..............   149,152   136,535   143,474   147,317   157,146    79,973    90,621
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes..................    57,207    37,219    56,390    76,357    90,558    42,089    48,818
Provision (benefit) for
 income taxes(1)........    10,382    (2,693)    7,332    21,836    29,266    13,169    16,649
                          --------  --------  --------  --------  --------  --------  --------
Net income..............  $ 46,825  $ 39,912  $ 49,058  $ 54,521  $ 61,292  $ 28,920  $ 32,169
                          ========  ========  ========  ========  ========  ========  ========
Earnings per common
 share(1)...............  $   1.53  $   1.18  $   1.46  $   1.64  $   1.87  $    .88  $   1.00
Ratio of earnings to
 fixed charges(2).......     10.21x     8.07x    12.18x    16.12x    16.48x    16.14x    13.74x
Ratio of earnings to
 fixed charges and
 interest credited to
 policyholder
 accounts(2)............      1.68x     1.45x     1.67x     1.95x     2.10x     2.05x     2.16x
Cash dividends declared
 per common share.......  $    .09  $    .09  $   .105  $    .15  $    .22  $    .10  $   .135
Statutory Data(3):
Net statutory
 premiums(4)............  $ 52,177  $ 53,188  $105,177  $109,937  $140,791  $ 59,084  $ 70,212
Net gain from
 operations.............    23,938    13,959    34,667    41,230    43,500    24,195    31,308
Statutory capital and
 surplus(5).............   250,434   257,570   296,712   341,059   370,742   346,542   388,314

                                           As of December 31,                      As of June 30,
                         ------------------------------------------------------ ---------------------
                            1993       1994       1995       1996       1997       1997       1998
                         ---------- ---------- ---------- ---------- ---------- ---------- ----------
Balance Sheet Data:
Total assets............ $2,265,218 $2,026,044 $2,356,760 $2,406,925 $2,558,341 $2,443,480 $2,612,387
Total investments.......  2,139,352  1,859,669  2,274,408  2,318,665  2,464,359  2,365,053  2,541,685
Total policy
 liabilities............  1,711,196  1,666,795  1,683,550  1,678,415  1,714,981  1,682,286  1,734,860
Long-term notes
 payable................     50,000     50,000     50,000     50,000     50,000     50,000     50,000
Shareholders' Equity....    264,447    255,953    401,060    423,063    502,654    445,870    523,186

--------
(1) The results for 1993 included the cumulative effect of a change in accounting principle (Financial Accounting Standard No. 109) of $2.8 million or $0.09 per share.
(2) In calculating this ratio, earnings consist of income (loss) before income taxes and cumulative effect of a change in accounting principle, plus fixed charges adjusted to exclude interest capitalized. Fixed charges consist of interest, whether expensed or capitalized, capitalized lease interest expense and amortization of deferred financing fees, whether expensed or capitalized, plus the portion of rental expense under operating leases which has been deemed by the Company to be representative of the interest factor.
(3) Statutory data reflect the data derived from the annual and quarterly statements of the Insurance Company as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices.
(4) Premiums and annuity considerations, net of reinsurance, as presented for statutory reporting purposes differ from those reported under GAAP. For GAAP reporting, premiums for universal life, single premium deferred annuities and single premium immediate annuities with a stated period are reported as deposit liabilities, not as premium revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(5) Statutory capital and surplus includes the asset valuation reserve.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

  The Company operates in a single business segment with two primary lines of business--individual annuities and individual life insurance. The Company currently emphasizes the sale of a variety of single premium and flexible premium annuity products (including those written in connection with funding agreements for certain state lotteries, group annuities and other structured settlements), as well as annual and single premium life insurance products. Each of these products is designed to meet the needs of increasingly sophisticated consumers for supplemental retirement income, estate planning and financial protection in the event of unexpected death. Premiums shown on the Company's Consolidated Financial Statements in accordance with GAAP consist of premiums received for whole or term life insurance products, as well as that portion of the Company's single premium immediate annuities which have life contingencies. With respect to that portion of single premium annuity contracts without life contingencies, as well as single premium deferred annuities and universal life insurance products, premiums collected by the Company are not reported as premium revenues, but rather are reported as additions to policyholders' account balances. With respect to products that are accounted for as policyholders' account balances, revenues are recognized over time in the form of policy fee income, surrender charges, mortality charges and other charges deducted from the policyholders' account balances. The Company's operating earnings are derived primarily from these revenues, plus the Company's investment results, including realized gains (losses), less interest credited, benefits to policyholders and expenses.

  Certain costs related to the sale of new business are deferred as "deferred policy acquisition costs" ("DAC") and amortized into expenses in proportion to the recognition of earned revenues. Costs deferred include principally commissions, certain expenses of the policy issue and underwriting departments and certain variable sales expenses. Under certain circumstances, DAC will be expensed earlier than originally estimated, including those circumstances where the policy terminations are higher than originally estimated with respect to certain annuity products. Most of the Company's annuity products have surrender charges which are designed to discourage and mitigate the effect of early terminations.

  The Insurance Company is rated "A-(Excellent)" by A.M. Best.

Results of Operations

 1997 Compared to 1996 and 1996 Compared to 1995

 Revenues

  Annuity Considerations and Life Insurance Premiums

  Total annuity considerations and life insurance premiums increased to approximately $23.6 million in 1997 from approximately $12.7 million in 1996, an increase of approximately

86.0%. Of this amount, annuity considerations increased to approximately $19.7 million in 1997 from approximately $8.5 million in 1996, an increase of approximately $11.2 million. In accordance with GAAP, sales of single premium deferred annuities are not reported as insurance revenues, but rather as additions to policyholder account balances. Sales of single premium deferred annuities were approximately $125.5 million and $94.4 million in 1997 and 1996, respectively. Management believes that the increase in annuity considerations is due to the successful expansion of the Company's Marketing Department. Beginning in 1996, the Company added regional sales directors in various states. These regional directors have added new general agents which have generated increased sales.

  Total annuity considerations and life insurance premiums increased to approximately $12.7 million in 1996 from approximately $8.2 million in 1995, an increase of approximately 55.2%. Of this amount, annuity considerations increased to approximately $8.5 million in 1996 from approximately $3.8 million in 1995, an increase of approximately $4.7 million.

  Policy Fee Income

  Universal life and policy fee income was approximately $2.0 million in 1997, as compared to approximately $2.1 million in 1996 and approximately $1.9 million in 1995. This represents approximately a 4.9% decrease comparing 1997 to 1996 and approximately an 8.1% increase comparing 1996 to 1995. The decrease in 1997 was primarily attributable to the lower level of surrender charges incurred by annuitants in connection with surrenders of their annuity contracts during 1997. Surrenders of annuity products represented approximately $117.4 million, $124.5 million, and $99.8 million during 1997, 1996 and 1995, respectively.

  Net Investment Income

  Net investment income totaled approximately $191.8 million in 1997, as compared to approximately $186.2 million in 1996 and approximately $170.8 million in 1995. This represents approximately a 3.0% increase comparing 1997 to 1996 and approximately a 9.0% increase comparing 1996 to 1995. The increase in net investment income in 1997 over 1996 and in 1996 over 1995 was mainly due to an increase in investment income from "other invested assets" which totaled approximately $39.8 million in 1997, $35.3 million in 1996 and $25.3 million in 1995. In 1997 and 1996, the Insurance Company participated in "dollar roll" transactions (i.e., the sale of a mortgage-backed security to a holding institution and a simultaneous agreement to purchase a similar security at a later date at a lower price) to enhance investment income. The proceeds from the sale are invested in short-term securities at a positive spread until the settlement date of the similar security. During this period, the holding institution receives all income and prepayments for the security. The Company's ratio of net investment income to average cash and invested assets less net investment income for the years ended December 31, 1997, 1996 and 1995 was approximately 8.7%, 8.8% and 9.0%, respectively. For additional information, see Note 2 of the Notes to Consolidated Financial Statements.

  Realized Investment Gains and Losses

  Realized investment gains amounted to approximately $26.0 million in 1997, as compared to approximately $20.0 million of gains in 1996 and gains of approximately $17.2 million in 1995. Realized investment gains for the years ended December 31, 1997, 1996 and 1995 were partially offset by realized investment losses of approximately $4.9 million, $1.9 million and $6.0 million, respectively, attributable to writedowns of certain securities contained in the Company's investment portfolio. Realized investment gains result from sales of certain equities and convertible securities, and calls and sales of securities in the Company's investment portfolio, which vary from year to year. As a result, there can be no assurance that the Company's investment portfolio will yield comparable investment gains in future periods.

  Other Income

  The increase in other income in 1997 is the result of the settlement in the second quarter of 1997 of litigation concerning Fidelity Mutual Life Insurance Company ("Fidelity"). As part of a proposed rehabilitation plan for Fidelity, on January 11, 1995 the Insurance Company signed a definitive purchase agreement with the Pennsylvania Insurance Commissioner (the "Insurance Commissioner") and Fidelity to invest up to $45 million for a minority (49.9%) stake in a Fidelity subsidiary insurance holding company. In addition, the Company had agreed to purchase $25 million of senior notes of such company.

  The Company was informed by the Insurance Commissioner that in response to the significant improvement in the invested assets of Fidelity, she reopened the process to select an equity investor for the recapitalization and rehabilitation of Fidelity.

  The Company disagreed with the Insurance Commissioner's actions and commenced litigation which was settled in the second quarter of 1997. As part of the settlement, the Company received $1.7 million.

 Total Benefits and Expenses

  Total benefits and expenses for 1997 aggregated approximately $157.1 million, as compared to approximately $147.3 million for 1996 and approximately $143.5 million for 1995. This represents an increase of approximately 6.7% comparing 1997 to 1996 and an increase of approximately 2.7% comparing 1996 to 1995. The reasons for these changes will be discussed under the respective components below.

  Interest Credited and Benefits to Policyholders

  Interest credited and benefits to policyholders amounted to approximately $137.0 million in 1997 as compared to approximately $124.3 million in 1996 and approximately $123.9 million in 1995. This represents an increase of approximately 10.3% comparing 1997 to 1996 and approximately a 0.3% increase comparing 1996 to 1995. The increase in 1997 principally is attributable to a higher level of policyholder account balances as a result of the increase in annuity sales.

  The Insurance Company's average credited rates for reserves and account balances for the year ended December 31, 1997, 1996 and 1995 were less than the Company's ratio of net investment income to mean assets for the same periods as noted above under "--Net Investment Income." Although management does not currently expect material declines in the spread between the Company's average credited rate for reserves and account balances and the Company's ratio of net investment income to mean assets (the "Spread"), there can be no assurance that the Spread will not decline in future periods or that such decline will not have a material adverse effect on the Company's financial condition and results of operations. Depending, in part, upon competitive factors affecting the industry in general, and the Company, in particular, the Company may, from time to time, adjust the average credited rates on certain of its products. There can be no assurance that the Company will reduce such rates or that any such reductions will broaden the Spread.

  Interest Expense on Notes Payable

  The interest expense on the Company's notes payable amounted to approximately $5.9 million in 1997, approximately $5.0 million in 1996 and approximately $5.0 million in 1995. The increase in interest expense in 1997 is attributable to an increase in the Company's short-term note payable under the Company's line of credit (the "Short-Term Note").

  General Expenses, Taxes and Commissions

  General expenses, taxes and commissions to agents totaled approximately $17.2 million in 1997 as compared to approximately $17.2 million in 1996 and approximately $15.0 million in 1995. This represents approximately no increase comparing 1997 to 1996 and approximately a 14.7% increase comparing 1996 to 1995. The increase in 1996 compared to 1995 is primarily attributable to higher professional fees related to the then proposed acquisition of Fidelity. In 1997 commissions and related expenses increased compared to 1996 as a result of an increase in sales of single premium deferred annuities which was partially offset by lower professional fees.

  Deferred Policy Acquisition Costs

  The change in the net DAC for 1997 resulted in a credit of approximately $2.9 million, as compared to a charge of approximately $0.9 million in 1996 and credit of approximately $0.5 million in 1995. Such changes are due to the effect of revisions to estimated gross profits on unamortized deferred acquisition costs which are reflected in the year such estimated gross profits are revised.

 Income Before Income Taxes

  For the reasons discussed above, income before income taxes amounted to approximately $90.6 million in 1997, as compared to approximately $76.4 million in 1996 and approximately $56.4 million in 1995.

 Provision for Income Taxes

  Income tax expense was approximately $29.3 million for 1997, as compared to approximately $21.8 million in 1996 and approximately $7.3 million in 1995. The increase in income taxes in 1997 is primarily attributable to higher income from operations and realized capital gains during 1997. In addition, as a result of the finalization of the Company's 1994 federal income tax return, the federal income tax recoverable from operations and capital loss carryback recorded at December 31, 1994 was increased in 1995 by $3.1 million which reduced income tax expense by a similar amount.

 Net Income

  For the reasons discussed above, the Company had net income of approximately $61.3 million in 1997, net income of approximately $54.5 million in 1996 and net income of approximately $49.1 million in 1995.

 Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

 Revenues

  Annuity Considerations and Life Insurance Premiums

  Total annuity considerations and life insurance premiums increased to approximately $16.8 million for the six months ended June 30, 1998 from approximately $9.1 million for the six months ended June 30, 1997. Of this amount, annuity considerations increased to approximately $15.6 million for the six months ended June 30, 1998 from approximately $8.0 million for the six months ended June 30, 1997. Sales of single premium deferred annuities were approximately $61.0 million for the six months ended June 30, 1998 compared to $50.0 million for the six months ended June 30, 1997. Management believes the increase in annuity considerations is due to the continued successful expansion of the Company's Marketing Department. Beginning in 1996, the Company has added regional sales directors in various states. These regional directors have added new general agents which resulted in increased sales.

  Policy Fee Income

  Universal life and investment type policy fee income was approximately $1.1 million for the six months ended June 30, 1998, as compared to approximately $1.0 million for the six months ended June 30, 1997. Policy fee income consists principally of amounts assessed during the period against policyholders' account balances for mortality charges and surrender charges.

  Net Investment Income

  Net investment income totaled approximately $110.1 million for the six months ended June 30, 1998, as compared to approximately $98.0 million for the six months ended June 30, 1997. This represents an increase of approximately 12.3%. The increase in net investment income in the first six months of 1998 over the same period in 1997 was mainly due to an increase in investment income from "other invested assets" which totaled approximately $30.1 million during the first six months of 1998, as compared to $22.7 million during the first six months of 1997. The Company's ratio of net investment income to average cash and invested assets less net investment income for the six months ended June 30, 1998 and June 30, 1997 were 9.3% and 8.8%, respectively.

  Realized Investment Gains and Losses

  Realized investment gains amounted to approximately $9.1 million during the six months ended June 30, 1998, as compared to approximately $11.0 million during the six months ended June 30, 1997. Realized investment gains were partially offset by realized investment losses of approximately $1.7 million and $2.1 million for the six months ended June 30, 1998 and 1997, respectively, attributable to other than temporary impairments in the value of certain securities contained in the Company's investment portfolio. Realized investment gains result from sales of certain equities and convertible securities, and calls and sales of securities in the Company's investment portfolio. There can be no assurance that the Company's investment portfolio will yield comparable investment gains in future periods.

  Other Income

  The decrease in other income in the second quarter of 1998 is the result of the settlement in the second quarter of 1997 of the litigation concerning Fidelity.

 Total Benefits and Expenses

  Total benefits and expenses for the six months ended June 30, 1998 aggregated approximately $90.6 million, as compared to approximately $80.0 million for the six months ended June 30, 1997, an increase of approximately 13.3%. The reasons for this increase are discussed under the respective components below.

  Interest Credited and Benefits to Policyholders

  Interest credited and benefits to policyholders aggregated approximately $75.1 million for the six months ended June 30, 1998, as compared to approximately $66.7 million for the six months ended June 30, 1997. The increase is primarily attributable to the increase in the liability for future policy benefits during the six months ended June 30, 1998 as a result of the increase in annuity considerations received during the period.

  The Insurance Company's average credited rate for reserves and account balances for the six months ended June 30, 1998 and 1997 were less than the Company's ratio of net investment income to mean invested assets for the same periods as noted above under "Net Investment Income." Although management does not currently expect material declines in the Spread, there can be no assurance that the Spread will not decline in future periods or that such decline will not have a material adverse effect on the Company's financial condition and results of operations. Depending, in part, upon competitive factors affecting the industry in general, and the Company, in particular, the Company may, from time to time, change the average credited rates on certain of its products. There can be no assurance that the Company will reduce such rates or that any such reductions will broaden the Spread.

  Interest Expense on Notes Payable

  The interest expense on the Company's notes payable was approximately $3.8 million for the six months ended June 30, 1998, as compared to approximately $2.8 million for the six months ended June 30, 1997. The increase is attributable to the increase in the amounts borrowed under the Short-Term Note.

  General Expenses, Taxes and Commissions

  General expenses, taxes and commissions to agents aggregated approximately $10.6 million for the six months ended June 30, 1998, as compared to approximately $9.6 million for the six months ended June 30, 1997, an increase of approximately 9.5%. The increase principally is attributable to higher commissions and selling expenses incurred in the first six months of 1998 associated with the higher level of sales in the first six months of 1998.

  Deferred Policy Acquisition Costs

  DAC for the six months ended June 30, 1998 increased approximately $0.3 million resulting in a charge of $1.1 million, as compared to a charge of approximately $0.8 million for the six months ended June 30, 1997. This change is primarily attributable to an increase in the costs associated with new product sales which will be deferred and amortized in proportion to the recognition of earned revenue.

 Income Before Income Taxes

  For the reasons discussed above, income before income taxes amounted to approximately $48.8 million for the six months ended June 30, 1998, as compared to approximately $42.1 million for the six months ended June 30, 1997.

 Provision for Income Taxes

  Income tax expense was $16.6 million for the six months ended June 30, 1998 as compared to approximately $13.2 million for the six months ended June 30, 1997. The increase is primarily attributable to higher income from operations and realized capital gains for the six months ended June 30, 1998.

 Net Income

  For the reasons discussed above, the Company had net income of approximately $32.2 million during the six months ended June 30, 1998, as compared to net income of approximately $28.9 million during the six months ended June 30, 1997.

Liquidity and Capital Resources

  The Company is an insurance holding company and its primary uses of cash are debt service obligations, operating expenses and dividend payments. The Company's principal sources of cash are dividends from the Insurance Company, sales of and interest on the Company's investments and rent from its real estate. During the second quarter of 1998, the Company's board of directors declared a quarterly dividend of $.075 per share payable on July 1, 1998. During the second quarter of 1998, and during 1997 and 1996, the Company purchased and retired 640,000, 372,300 and 724,000 shares of Common Stock, respectively. The Company is authorized by the board of directors to purchase an additional 592,000 shares of Common Stock.

  The Insurance Company is subject to various regulatory restrictions on the maximum amount of payments, including loans or cash advances, that it may make to the Company without obtaining prior regulatory approval. As a New York domiciled insurance company, the Insurance Company is subject to restrictions on the payment of dividends under New York law. New York law states that no domestic stock life insurance company shall distribute any dividend to its shareholders unless a notice of its intention to declare such dividend and the amount thereof shall have been filed with the Superintendent not less than 30 days in advance of such proposed declaration. The Superintendent may disapprove such distribution by giving written notice to such company within 30 days after such filing that he or she finds that the financial condition of the company does not warrant such distribution. The NYSDI has established informal guidelines for the Superintendent's findings which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices. During the first six months of 1998, the Insurance Company paid dividends to the Company of $29.4 million. During 1997, 1996, and 1995, the Insurance Company paid dividends of $24.8 million, $15.0 million and $5.0 million, respectively, to the Company.

  Principal sources of funds at the Insurance Company are premiums and other considerations paid, contract charges earned, net investment income received and proceeds from investments called, redeemed or sold. The principal uses of these funds are the payment of benefits on annuity contracts and life insurance policies, (including withdrawals and surrender payments), operating expenses and the purchase of investments.

  Net cash provided by the Company's operating activities (reflecting principally: (i) premiums and contract charges collected less (ii) benefits paid on life insurance and annuity products plus (iii) income collected on invested assets less (iv) commissions and other general expenses paid) was approximately $40.0 million in the six months ended June 30, 1998, and $47.3 million, $43.9 million and $30.2 million in fiscal 1997, 1996 and 1995, respectively. Net cash provided by (used in) the Company's investing activities (principally reflecting investments purchased less investments called, redeemed or sold) was approximately $(55.9) million in the six months ended June 30, 1998, and $(62.5) million, $(63.7) million and $(162.7) million in fiscal 1997, 1996 and 1995, respectively.

  For purposes of the Company's consolidated statements of cash flows, financing activities relate primarily to "dollar roll" repurchase transactions, and to sales and surrenders of the Company's annuity and universal life insurance products. The payment of dividends by the Company to its stockholders also is considered to be a financing activity. Net cash provided by (used in) the Company's financing activities amounted to approximately $2.4 million in the six months ended June 30, 1998 and $27.9 million, $22.4 million and $131.4 million in fiscal 1997, 1996 and 1995, respectively. These fluctuations primarily are attributable to the net change in "dollar roll" repurchase transactions, higher policyholder account balances, repurchase of Common Stock and an increase in amounts borrowed under the Short-Term Note during 1997.

  The Company currently has one bank line of credit for $25 million of which $23 million was drawn at June 30, 1998.

  Given the Insurance Company's historic cash flow and current financial results, management believes that, for the next twelve months and for the reasonably foreseeable future, the Insurance Company's cash flow from operating activities will provide sufficient liquidity for the operations of the Insurance Company, as well as provide sufficient funds to the Company, so that the Company will be able to make dividend payments, satisfy its debt service obligations and pay its other operating expenses.

  The Company's deferred annuity products are designed to encourage persistency by incorporating surrender charges that exceed the cost of issuing the annuity. An annuitant may not terminate or withdraw substantial funds for periods generally ranging from one to seven years without incurring significant penalties in the form of surrender charges. Approximately 59.1% and 60.2%, 64.2%, 45.7% of the Company's deferred annuity contracts in force (measured by reserves) as of June 30, 1998 and December 31, 1997, 1996 and 1995 are surrenderable without charge. The decrease since December 31, 1996 is attributable to the increase in deferred annuity contracts in force as a result of the increase in annuity considerations received.

  Capital expenditures during 1997 were approximately $0.4 million. As of June 30, 1998, the Company had no outstanding commitments for significant capital expenditures.

  To meet its anticipated liquidity requirements, the Company purchases investments taking into account the anticipated future cash flow requirements of its underlying liabilities. In managing the relationship between assets and liabilities, the Company analyzes the cash flows necessary to correspond with the expected cash needs on the underlying liabilities under various interest rate scenarios. In addition, the Company invests a portion of its total assets in short-term investments (approximately 11.0%, 10.3%, 10.0% and 8.2% as of June 30, 1998 and December 31, 1997, 1996 and 1995, respectively). The McCaulay's duration of the Company's debt portfolio was approximately six years as of June 30, 1998. The Company's fixed maturity investments are all classified as available for sale and include those securities available to be sold in response to, among other things, changes in market interest rates, changes in the security's prepayment risk, the Company's need for liquidity and other similar factors. These investments are carried at estimated market value, and unrealized gains (losses), net of federal income taxes and deferred policy acquisition costs, if any, are charged directly to shareholders' equity, unless a decline in market value is considered to be other than temporary, in which event the Company recognizes a loss. Equity securities include common stocks and non-redeemable preferred stocks and are carried at market, with the related unrealized gains and losses, net of federal income taxes, if any, charged or credited directly to shareholders' equity, unless a decline in market value is considered to be other than temporary, in which event the Company recognizes a loss. See Note 1 of the Notes to Consolidated Financial Statements.

  The Insurance Company is subject to Regulation 130 adopted and promulgated by the NYSDI. Under this Regulation, the Insurance Company's ownership of below investment grade debt securities is limited to 20.0% of total admitted assets, as calculated under statutory accounting practices. As of June 30, 1998 and December 31, 1997, approximately 4.5% and 5.4%, respectively, of the Insurance Company's total admitted assets were invested in below investment grade debt securities.

  The Company maintains a portfolio which includes below investment grade securities which were purchased to achieve a more favorable investment yield, all of which are classified as available for sale and reported at estimated market value. As of June 30, 1998 and December 31, 1997, the carrying value of these securities was approximately $160.2 million and $164.6 million, respectively (representing approximately 6.1% and 6.4%, respectively, of the Company's total assets and 30.6% and 32.8%, respectively of shareholders' equity).

  Investments in below investment grade debt securities have different risks than investments in corporate debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to below investment grade debt securities than with respect to other corporate debt securities because below investment grade debt securities generally are unsecured and often are subordinated to other creditors of the issuer. Also, issuers of below investment grade debt securities usually have high levels of indebtedness and often are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. Typically, there is only a thinly traded market for such securities and recent market quotations may not be available for some of these securities. Market quotes generally are available only from a limited number of dealers and may not represent firm bids of such dealers or prices for actual sales. The Company attempts to reduce the overall risk in its below investment grade portfolio, as in all of its investments, through careful credit analysis, investment policy limitations, and diversification by company and by industry. Below investment grade debt investments, as well as other investments, are monitored on an ongoing basis.

  In certain situations, the terms of some fixed maturity assets are restructured or modified. There were no restructured fixed maturities at December 31, 1997.

  As of June 30, 1998, approximately 10.5% of the Company's total invested assets were invested in limited partnerships and 2.5% were invested in equity securities. Pursuant to NYSDI regulations, the Company's investments in equity securities, including limited partnership interests, may not exceed 20% of the Insurance Company's invested assets. Investments in limited partnerships are included in the Company's consolidated balance sheet under the heading "Other invested assets." See "Note 2 to the Notes to Consolidated Financial Statements." The Company is committed, if called upon during a specified period, to contribute an aggregate of approximately $53.9 million of additional capital to certain of these limited partnerships. However, management does not expect this entire amount to be called because certain of these limited partnerships are nearing the end of the period during which investors are required to make contributions. The Company may make selective investments in additional limited partnerships as opportunities arise. In general, risks associated with such limited partnerships include those related to their underlying investments (i.e., equity securities, debt securities and real estate), plus a level of illiquidity, which is mitigated by the ability of the Company to take annual distributions of partnership earnings. There can be no assurance that the Company will continue to achieve the same level of returns on its investments in limited partnerships as it has historically or that the Company will achieve any returns on such investments at all. Further, there can be no assurance that the Company will receive a return of all or any portion of its current or future capital investments in limited partnerships. The failure of the Company to receive the return of a material portion of its capital investments in limited partnerships, or to achieve historic levels of return on such investments, could have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors--Investment Performance."

  As previously discussed, during 1998 and 1997 the Company participated in "dollar roll" repurchase agreement transactions. Amounts outstanding to repurchase securities under such agreements were approximately $215.6 million and $205.2 million at June 30, 1998 and December 31, 1997, respectively. The Company may engage in selected "dollar roll" transactions as market opportunities arise.

  All 50 states of the United States, the District of Columbia and Puerto Rico have insurance guaranty fund laws requiring all life insurance companies doing business within the jurisdictions to participate in guaranty associations, which are organized to pay contractual obligations under insurance policies (and certificates issued under group insurance policies) issued by impaired or insolvent life insurance companies. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's solvency. The amount of these assessments in prior years has not been material, however, the amount and timing of any future assessment on the Insurance Company under these laws cannot be reasonably estimated and are beyond the control of the Company and the Insurance Company. Recent failures of substantially larger insurance companies could result in future assessments in material amounts.

  See "Business--Insurance Regulation" for a description of certain NAIC initiatives that also may impact the Company's financial condition and results of operations.

Year 2000 Matters

  In 1994, the Company initiated the process of migrating to a local area network and preparing its computer applications for the year 2000. This process involves modifying or replacing certain hardware and software maintained by the Company as well as communicating with external service providers to ensure that they are taking the appropriate action to remedy their year 2000 issues. Management expects that the modification process of all significant applications will be completed by December 31, 1998 and that all of the remaining non-critical system and application changes will be completed during the second half of 1999.

  Purchased hardware will be capitalized in accordance with normal policy. Personnel and all other costs related to the project are being expensed as incurred. Based on management's best estimates, the total cost to the Company of both migrating to a local area network, replacing software and year 2000 compliance activities is not expected to exceed

$3.2 million. Since 1994, the Company has incurred approximately $2.7 million in connection with migrating to a local area network, replacing software and year 2000 compliance. The total cost to the Company of these year 2000 compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year.

Effects of Inflation and Interest Rate Changes

  Management does not believe that inflation has had a material adverse effect on the Company's consolidated results of operations. The Company seeks to manage its investment portfolio in part to reduce its exposure to interest rate fluctuations. In general, the market value of the Company's fixed maturity portfolio increases or decreases in an inverse relationship with fluctuations in interest rates, and the Company's net investment income increases or decreases in direct relationship with interest rate changes. For example, if interest rates decline, the Company's fixed maturity investments generally will increase in market value, while net investment income will decrease as fixed income investments mature or are sold and proceeds are reinvested at the declining rates, and vice versa. Management is aware that prevailing market interest rates frequently shift and, accordingly, the Company has adopted strategies which are designed to address either an increase or decrease in prevailing rates. In a rising interest rate environment, the Company's average cost of funds would be expected to increase over time as it prices its new and renewing annuities to maintain a generally competitive market rate. Concurrently, the Company would attempt to place new funds in investments which were matched in duration to, and higher yielding than, the liabilities associated with such annuities. Management believes that liquidity necessary in such an interest rate environment to fund withdrawals, including surrenders, would be available through income, cash flow, the Company's cash reserves or from the sale of short-term investments. In a declining interest rate environment, the Company's cost of funds would be expected to decrease over time, reflecting lower interest crediting rates on its fixed annuities. Should increased liquidity be required for withdrawals in such an interest rate environment, management believes that the portion of the Company's investments which are designated as available for sale in the Company's consolidated balance sheet could be sold without materially adverse consequences in light of the general strengthening in market prices which would be expected in the fixed maturity security market.

  Interest rate changes also may have temporary effects on the sale and profitability of the annuity and universal life products offered by the Company. For example, if interest rates rise, competing investments (such as annuity or life insurance products offered by the Company's competitors, certificates of deposit, mutual funds and similar instruments) may become more attractive to potential purchasers of the Company's products until the Company increases the rates credited to holders of its annuity and universal life products. In contrast, as interest rates fall, the Company attempts to lower its credited rates to compensate for the corresponding decline in its net investment income. As a result, changes in interest rates could materially adversely affect the financial condition and results of operations of the Company depending on the attractiveness of alternative investments available to the Company's customers. In that regard, in the current interest rate environment, the Company has attempted to maintain its credited rates at competitive levels which are designed to discourage surrenders and which may be considered attractive to purchasers of new annuity products. In addition, because the level of prevailing interest rates impacts the Company as well as its competitors, management does not believe that the low interest rate environment has materially affected the Company's competitive position vis a vis other life insurance companies that emphasize the sale of annuity products. Notwithstanding the foregoing, if interest rates continue at current levels or decline further, there can be no assurance that this segment of the life insurance industry, including the Company, would not experience increased levels of surrenders and reduced sales and thereby be materially adversely affected.

Forward Looking Information

  The Company cautions readers regarding certain forward-looking statements contained in this Prospectus and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields, or the earnings and profitability of the Company's activities.

  Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing, competition, regulatory developments and industry consolidation. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. The Company disclaims any obligation to update forward-looking information.

Recent Accounting Pronouncements

  In December 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (SFAS No. 127). SFAS No. 127 amends SFAS No. 125 by deferring for one year the effective date of paragraph 15 of SFAS No. 125, addressing secured borrowings and collateral, and for repurchase agreement, dollar roll, security lending and similar transactions, of paragraphs 9 through 12 and 237(b) of SFAS No. 125. SFAS No. 127 is effective for certain transactions occurring after December 31, 1997, and must be applied prospectively. The Company adopted SFAS 125 and 127 effective January 1998. There was no effect on the Company's financial position from the adoption of SFAS 125 and 127.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which establishes standards for displaying comprehensive income and its components in a full set of general-purpose financial statements. Effective January 1998, the Company adopted SFAS No. 130. Total comprehensive income (loss) for the periods ended June 30, 1998 and 1997 was $37.4 million and $30.4 million, respectively. The difference between net income and comprehensive income (loss) was the change in unrealized investment gains (losses) which arose during the period.

  Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company's current definition of its operating segments did not change.

  In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans to require standardized disclosures for pensions and other postretirement benefits, additional disclosure of information on changes in the benefit obligations and fair values of plan assets, and elimination of certain disclosures that were deemed no longer useful. It does not change the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997.

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It also establishes specific conditions that must be met in order for a derivative to be recognized as a hedge of certain exposures. The Company has not yet completed its analysis to determine the impact of this statement on the Company's financial statements. SFAS 133 is effective for fiscal years beginning after June 15, 1999.

                                    BUSINESS

General

  The Company is an insurance holding company that, through the Insurance Company, operates principally in a single business segment with two primary lines of business--individual annuities and individual life insurance. During the last two years, over 90% of the Company's net premium income was derived from its individual annuity business. The Insurance Company is licensed to market its products in 48 states and the District of Columbia. However, for the six months ended June 30, 1998, approximately 58.5% of the gross annuity considerations and life insurance premiums received by the Company were sold to annuitants and policyholders residing in the State of New York.

Products

  The Company currently emphasizes the sale of a variety of single premium and flexible premium annuity products (including those written in connection with funding agreements for certain state lotteries, group annuities and other structured settlements), as well as annual and single premium life insurance products. Each of these products is designed to meet the needs of increasingly sophisticated consumers for supplemental retirement income, estate planning and financial protection in the event of unexpected death.

Annuity Business

  Annuities currently enjoy an advantage over certain other savings mechanisms because the annuitant receives a tax deferred accrual of interest on his or her investment.

  Single Premium Annuity products require a one-time lump sum premium payment. During the accumulation period, the accrual of interest is on a tax deferred basis to the annuitant.

  Single Premium Deferred Annuities ("SPDAs") provide for a single premium payment at the time of issue, an accumulation period and an annuity payout period at some future date. During the accumulation period, the Company credits the account value of the annuitant with interest earnings at a current interest rate that is guaranteed for periods ranging from one to five years, at the annuitant's option, and that, thereafter, is subject to change based on market and other conditions. Each contract also has a minimum guaranteed rate. This accrual of interest during the accumulation period is on a tax deferred basis to the annuitant. After the number of years specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity as a single payment, a specified income for life or a specified income for a fixed number of years. The annuitant is permitted at any time during the accumulation period to withdraw all or part of the single premium paid plus the amount credited to his or her account. Any such withdrawal, however, typically is subject to a surrender charge during the early years of the annuity contract.

  Single Premium Immediate Annuity Products ("SPIAs") guarantee a stream of payments which begin immediately and continue for the life of the annuitant. The payment may be guaranteed for a period of time (typically five to 20 years) (the "Guarantee Period"). If the annuitant dies during the Guarantee Period, payments will continue to be made to the annuitant's beneficiary for the balance of the Guarantee Period. SPIAs differ from deferred annuities in that generally they provide for payments to begin immediately and are not subject to surrender or loan. The implicit interest rate on SPIAs is based on market conditions which existed at the time that the annuity was issued and is guaranteed for the term of the annuity.

  Single Premium Immediate Income Products ("SPIIs") are similar to SPIAs in that they guarantee a stream of payments. Unlike SPIAs, SPII payments always are guaranteed for a specified period of time, not for the life of the annuitant. Payments are made to the payee or beneficiary even if the annuitant dies during the payout period.

  Single Premium Immediate Structured Settlement Annuities provide an alternative to a lump-sum payment or settlement in the case of a lottery or a personal injury case, as the case may be, and generally are purchased by state lottery agencies for the benefit of a lottery winner or by property and casualty insurance companies for the benefit of an injured claimant, as the case may be, with benefits scheduled over a fixed period or over a fixed period and for the life of the annuitant thereafter. Structured settlements offer tax advantaged long-range financial security to the annuitant and facilitate the operations of state lottery agencies and the ability of casualty insurance carriers to effect claim settlements. Structured settlement annuities are long-term in nature, guarantee a fixed benefit stream and cannot be surrendered or borrowed against.

  Flexible Premium Annuity products provide similar benefits to those provided by the Company's single premium annuity products, but instead permit periodic premium payments in such amounts as the holder deems appropriate. As a result, the benefits attributable to such products will fluctuate according to the level of such payments.

  Group Terminal Funding Annuity products provide benefits similar to single premium immediate annuities. Benefits are provided to employees when a company's pension plan is terminated or when the employer wants to transfer liability for making payments. Group terminal funding annuities cannot be surrendered or borrowed against.

  All of the Company's annuity products provide minimum interest rate guarantees. The minimum guaranteed rates on the Company's annuity products currently range from 4% to 5 1/2% annually, and the contracts (except for SPIAs) are designed to permit the Company to change the crediting rates annually subject to the minimum guaranteed rate. The Company takes into account the profitability of its annuity business and its relative competitive position in determining the frequency and extent of changes to the interest crediting rates.

  The Company's deferred annuity products are designed to encourage persistency by incorporating surrender charges that exceed the cost of issuing the annuity. An annuitant may not terminate or withdraw substantial funds for periods generally ranging from one to seven years without incurring significant penalties in the form of surrender charges. "See Risk Factors--Surrenderable Annuities." Notwithstanding the foregoing, approximately 59.1% of the Company's deferred annuity contracts in force (measured by reserves) as of June 30, 1998 are surrenderable without charge.

  The following table presents annuity products in force measured by reserves, as well as certain statistical data for each of the six-month periods ended June 30, 1997 and 1998 and for each of the years in the five-year period ended December 31, 1997, in each case, as determined in accordance with GAAP.

                               Annuities In Force

                                            As of December 31,                           As of June 30,
                          ----------------------------------------------------------  ----------------------
                             1993        1994        1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                (in thousands, except ratio, number and average size of contract information)
Single premium immediate
 structured settlement
 annuities..............  $  156,339  $  159,508  $  163,384  $  164,214  $  167,269  $  166,015  $  167,755
Single premium immediate
 annuities..............     303,503     277,463     262,449     263,974     281,665     270,696     298,897
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total immediate
  annuities.............     459,842     436,971     425,833     428,188     448,934     436,711     466,652
Single premium deferred
 annuities..............     807,562     787,290     808,292     810,636     835,900     809,531     841,114
Flexible premium
 annuities..............     198,162     195,144     196,406     182,505     168,023     174,987     163,265
Group terminal funding
 annuities..............     103,338     103,232     104,046     103,941     103,965     104,136     103,558
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total annuities........  $1,568,904  $1,522,637  $1,534,577  $1,525,270  $1,556,822  $1,525,365  $1,574,589
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Ratio of annualized
 voluntary terminations
 (surrenders and lapses)
 to mean insurance in
 force..................        20.6%       19.7%       16.5%       15.3%       15.2%       15.9%       18.2%
Number of annuity
 contracts in force.....      57,628      53,378      50,694      45,717      45,554      46,455      44,540
Average size of annuity
 contract in force......  $   27,225  $   28,526  $   30,271  $   33,363  $   34,175  $   32,835  $   35,352

  Annuity Considerations and Premiums--The following table sets forth certain information with respect to the Insurance Company's annuity considerations and premium revenues for each of the six-month periods ended June 30, 1997 and 1998 and for each of the five years ended December 31, 1997, as determined in accordance with statutory accounting principles. Premiums shown on the Company's Consolidated Financial Statements in accordance with GAAP consist of premiums received for whole or term life insurance products, as well as that portion of the Company's single premium immediate annuities which have life contingencies. With respect to that portion of single premium annuity contracts without life contingencies, as well as deferred annuities and universal life insurance products, premiums collected by the Company are not reported as premium revenues, but rather are reported as additions to policyholder account balances on the Company's consolidated balance sheet.

      Distribution of Products--By Gross Premiums and Other Considerations

                                      As of December 31,             As of June 30,
                          ------------------------------------------ ---------------
                           1993    1994     1995     1996     1997    1997    1998
                          ------- ------- -------- -------- -------- ------- -------
                           (in thousands, except number and average size of policy
                                                 information)
Annuity Considerations..  $44,172 $44,574 $ 97,313 $102,343 $132,601 $55,042 $66,076
Whole life and term
 life...................    9,260   8,363    8,200    8,254    8,364   3,996   3,796
Universal life..........    3,449   4,320    3,581    3,152    3,811   1,878   2,163
                          ------- ------- -------- -------- -------- ------- -------
  Total Premiums and
   Considerations.......  $56,881 $57,257 $109,094 $113,749 $144,776 $60,916 $72,035
                          ======= ======= ======== ======== ======== ======= =======
Number of life insurance
 policies in force......   21,627  20,359   19,650   19,069   18,708  18,825  18,531
Average size of life
 insurance policy in
 force..................  $52,038 $49,347 $ 47,518 $ 45,352 $ 44,006 $44,355 $42,944

Life Insurance Business

  Universal Life policies are interest-sensitive products which typically provide the insured with "nonparticipating" (i.e., non-dividend paying) life insurance with a guaranteed cash value. Current interest is credited to the policy's cash value based upon interest rates that periodically are revised by the Company to reflect current economic conditions (primarily interest rates). In no event, however, will the interest rate credited on the policy's cash value be less than the guaranteed rate specified in the policy. The Company offers both flexible premium and single premium universal life insurance products. The Company's flexible premium and single premium universal life insurance products differ based on policy provisions affecting the amount and timing of premium payments.

  Whole Life policies are products which provide the insured with life insurance with a cash value. Current interest is credited to the policy's cash value based upon interest rates which existed at the time that the policy was issued. Typically, a fixed premium, which costs more than comparable term coverage when the policyholder is younger, but less than comparable term coverage as the policyholder grows older, is paid over a period of years. Whole life insurance products combine insurance protection with a savings plan that gradually increases in amount over time. With respect to the Company's whole life insurance products, the policyholder may borrow against the policy's accumulated cash value. However, the death benefit is decreased by the amount of the outstanding loan. In addition, the policyholder may choose to surrender the policy and receive the accumulated cash value rather than continuing the insurance protection.

  Term Life policies are products which provide insurance protection if the insured dies during the time period specified in the policy. No cash value is built up. These products provide the maximum benefit for the lowest initial premium outlay. The Company's term life insurance products include annually renewable, convertible and decreasing term insurance.

  Graded Benefit Life policies are products designed for the upper age (i.e., ages 40 to 80), sub-standard applicant. Depending upon age, these products provide for a limited death benefit of either the return of premium plus 5% interest for three years, or the return of premium plus 5% interest for two years. Thereafter, the death benefit is limited to the face amount of the policy. This product typically is offered with a maximum face value of $25,000.

  Increasing Premium Whole Life policies are products which have characteristics of both whole life and term life products. Initial premiums are comparatively low and generally increase each year until the twentieth policy year when the premium becomes fixed. No cash values are built up in the early years of the policy, but cash values do begin to accumulate in the later (typically around the fifteenth policy year) years of the policy.

  Insurance Policies in Force The following table provides a reconciliation of beginning and ending universal, whole and term life insurance policies, in force, as well as certain statistical data for each of the six-month periods ended June 30, 1998 and 1997 and for each of the years in the five-year period ended December 31, 1997.

                            Life Insurance In Force

                                                                            Six months ended
                                      Year ended December 31,                   June 30,
                         -------------------------------------------------- -----------------
                            1993       1994       1995      1996     1997     1997     1998
                         ---------- ---------- ---------- -------- -------- -------- --------
                                                    (in thousands)
In force beginning of
 period:
  Universal............. $  417,198 $  398,720 $  392,774 $393,002 $384,008 $384,008 $383,233
  Whole(1)..............    652,437    525,517    425,950  351,479  304,740  304,740  263,554
  Term..................    221,208    201,194    185,934  189,254  176,061  176,061  176,470
                         ---------- ---------- ---------- -------- -------- -------- --------
    Total...............  1,290,843  1,125,431  1,004,658  933,735  864,809  864,809  823,257
Sales and additions:
  Universal.............     16,627     23,447     20,490   16,526   25,747   10,171   10,557
  Whole(1)..............     63,356     62,414     54,089   44,785   42,596   18,758   17,509
  Term..................     16,073     17,753     29,404   19,295   28,985   12,680   17,058
                         ---------- ---------- ---------- -------- -------- -------- --------
    Total...............     96,056    103,614    103,983   80,606   97,328   41,609   45,124
Terminations:
  Death.................      6,322      5,639     10,329    7,047    6,549    3,123    3,008
  Surrenders and
   conversions..........     25,272     16,554     13,009   16,768   19,387    9,150    8,364
  Lapses................    223,935    195,309    147,134  121,761  108,846   56,106   61,716
  Other.................      5,939      6,885      4,334    3,956    4,099    1,859    2,072
                         ---------- ---------- ---------- -------- -------- -------- --------
    Total...............    261,468    224,387    174,906  149,532  138,881   70,238   75,161
In force at end of
 period:
  Universal.............    398,720    392,774    393,002  384,008  383,233  381,489  379,961
  Whole(1)..............    525,517    425,950    351,479  304,740  263,554  281,050  238,625
  Term..................    201,194    185,934    189,254  176,061  176,470  173,641  174,635
                         ---------- ---------- ---------- -------- -------- -------- --------
    Total............... $1,125,431 $1,004,658 $  933,735 $864,809 $823,257 $836,180 $793,221
Total reinsurance
 ceded.................. $  716,527 $  626,152 $  573,324 $517,484 $476,248 $501,510 $449,933
                         ---------- ---------- ---------- -------- -------- -------- --------
Total amounts in force
 at end of year after
 reinsurance ceded...... $  408,904 $  378,506 $  360,411 $347,325 $347,009 $334,670 $343,288
                         ========== ========== ========== ======== ======== ======== ========

--------
(1) Includes graded benefit life insurance products.

Marketing and Distribution

  The Company, through the Insurance Company, is licensed to market its products in 48 states and in the District of Columbia. The Company sells its individual annuity and life insurance products through approximately 570 independent general agents (approximately 225 of which are located in the State of New York), who are independent contractors. These independent general agents market the Company's products through approximately 6,690 licensed insurance agents or brokers, most of whom also write products similar to those sold by the Company for other companies. Management believes that the Company offers competitive commission rates and seeks to provide innovative products and quality service to its independent general agents. Compensation of agents is strictly regulated by the NYSDI.

  The independent general agency system has been the Insurance Company's primary distribution system since the Insurance Company was founded. Management believes that the Company's consistent focus on the independent general agent distribution system provides a cost advantage, since the Company incurs no fixed costs associated with recruiting, training and maintaining employee agents. Accordingly, a substantial portion of the costs associated with generating new business for the Company are not fixed costs but vary directly with the level of business produced.

  Since the Company utilizes independent general agents to market its products, it is not dependent on any one agency for any substantial amount of its business. On the other hand, the independent agents are not captive to the Company, and most write products similar to those sold by the Company for other companies. This can result in significant sales declines if for any reason the Company is relatively less competitive or if there is cause for general concern.

  Among other things, crediting rates, commissions, the perceived quality of the issuer, product features and services generally are significant factors that management believes influence an agent's willingness and ability to sell particular annuity products. The Company generally issues annuity contracts, together with the agent's commission check, within two business days of receiving the application and premium. The Company also seeks to provide ongoing service to the agent. Towards that end, the Company provides agents with access to the Company's senior executives. In addition, agents and contract owners can access information about their contracts via a toll-free telephone number.

  The Company's top ten general agents accounted for approximately 34.8% of the Company's combined annuity contracts and individual life insurance policies sold, (measured by the combined considerations and premiums), during 1997 and approximately 26.0%, in the six months ended June 30, 1998. Of the Company's combined annuity contracts and individual life insurance policies sold no single agent accounted for more than 1.0% during 1997 or 1.0% in the six months ended June 30, 1998 and no single general agency accounted for more than 8.6% during 1997 or 9.8% in the six months ended June 30, 1998. The loss of any single sales source would not have a material adverse effect on the Company, but the loss of several could cause a decline in sales until they are replaced by the appointment of other general agents. The Company's agency department actively recruits new general agents on a continuous basis.

Pricing

  Management believes that the Company is able to offer its products at competitive prices to its targeted markets as a result of: (i) maintaining relatively low issuance costs by selling through the independent general agency system; (ii) minimizing home office administrative costs; and (iii) utilizing appropriate underwriting guidelines.

  The long-term profitability of sales of life insurance and most annuity products depends on the degree of margin of the actuarial assumptions that underlie the pricing of such products. Actuarial calculations for such products, and the ultimate profitability of sales of such products, are based on four major factors: (i) persistency; (ii) rate of return on cash invested during the life of the policy or contract; (iii) expenses of acquiring and administering the policy or contract; and (iv) mortality.

  Persistency is the rate which insurance policies or annuity contracts remain in force, expressed as a percentage of the number of policies remaining in force over the previous year. Policyholders sometimes do not pay premiums, thus, causing their policies to lapse.

  The assumed rate of return on invested cash and desired spreads during the period that annuity contracts or insurance policies are in force also affects pricing of products and currently includes an assumption by the Company of a specified rate of return and/or spread on its investments for each year that such annuity or insurance product is in force.

  Another major factor affecting profitability is the level of expenses. Management believes that one of the Company's strengths is its concentration on minimizing expenses through periodic review and adjustment of general and administrative costs.

  Mortality is the rate of death experienced by life insurance policyholders and certain annuitants taken as a group. For calculating premiums, the Company uses actuarial assumptions with margins added to allow for adverse statistical variations. Actual mortality experience in a particular period may be different than actuarially expected mortality experience and, consequently, may adversely affect the Company's operating results for such period.

Underwriting Procedures

  Premiums charged on insurance products are based, in part, on assumptions about the expected mortality experience. In that regard, the Company has adopted and follows detailed, uniform underwriting procedures designed to assess and quantify insurance risks before issuing life insurance policies to individuals. To implement these procedures, the Company employs an experienced professional underwriting staff. The underwriting practice of the Company is to require attending physicians' statements and medical examinations for each applicant over age 55 or for policies in excess of certain prescribed policy amounts, ranging from $25,000 and up. These requirements are graduated according to the applicant's age and the face amount of the policy. The Company also carefully reviews medical records and each applicant's written application for insurance, which generally is prepared under the supervision of one of the Company's independent general agents. The factors considered in evaluating an application for individual life insurance coverage include the applicant's age, occupation, avocations, driving record, finances, aviation activities, smoking habits, alcohol usage and general health and medical history. These factors are discovered through the application, attending physicians' statements, consumer investigation reports from investigative agencies, direct contact, motor vehicle reports and the Medical Information Bureau, an insurance industry information service. In accordance with industry practice, material misrepresentations on a policy application can result in the cancellation by the Company of the policy under the two year incontestability clause in the general provisions of the policy.

  To the extent that an applicant does not meet the Company's underwriting standards for issuance of a policy at the standard risk classifications, the Company may offer to issue a classified, sub-standard or impaired risk policy for a risk adjusted premium amount rather than declining the application. The amount of the Company's impaired risk insurance in force in proportion to the total amount of the Company's individual life insurance in force was approximately 4.4% at December 31, 1997 and approximately 4.5% at June 30, 1998.

  Acquired Immune Deficiency Syndrome ("AIDS"), which has received wide publicity because of its serious public health implications, presents special concerns to the life insurance industry. Mortality risks are accepted by insurers based on methods of classification designed to appropriately relate premiums charged to such risks and, in this connection, steps have been taken toward strengthening the Company's underwriting and selection process. The Company considers AIDS information in underwriting and pricing decisions in accordance with applicable laws. A prospective policyholder must submit to a blood and urine test, which includes AIDS antibody screening, if the amount of coverage applied for equals or exceeds $100,000. The Company's own mortality experience reflects no significant adverse impact as a result of any acceleration of AIDS-related claims. The Company is continuing to monitor developments in this area but is necessarily unable to predict the long term impact of this problem on the life insurance industry, in general, or on the Company, in particular.

Annuity and Life Insurance Reserves

  In accordance with applicable insurance regulations, the Company has established and carries as liabilities in its statutory financial statements actuarially determined reserves that are calculated to satisfy its contract and policy obligations. Reserves, together with premiums to be received on outstanding contracts and policies and interest thereon at certain assumed rates, are calculated to be sufficient to satisfy policy and contract obligations. The actuarial factors used in determining such reserves are based on statutorily prescribed mortality and morbidity tables and interest rates. Reserves maintained also include unearned premiums, premium deposits, reserves for claims that have been reported but are not yet paid, reserves for claims that have been incurred but have not yet been reported and claims in the process of settlement. Generally, the Company maintains reserves on assumed reinsurance, but does not continue accumulating reserves with respect to that portion of policies or contracts that are reinsured with, or ceded to, other insurance companies. Reserves for assumed reinsurance are computed on bases essentially comparable to direct insurance reserves.

  The reserves reflected in the Company's Consolidated Financial Statements included herein are calculated based on GAAP and differ from those specified by the laws of the various states in which the Company does business and those reflected in the Company's statutory financial statements. These differences arise from the use of different mortality and morbidity tables and interest rate assumptions, the introduction of lapse assumptions into the reserve calculation and the use of the net level premium reserve method on all insurance business. See Notes 1G, 1H and 8 of the Notes to Consolidated Financial Statements.

  The reserves reflected in the Company's Consolidated Financial Statements are based upon the Company's best estimates of mortality, persistency, expenses and investment income, with appropriate provisions for adverse statistical deviation and the use of the net level premium method for all non-interest-sensitive products. For all interest-sensitive products the policy account value is equal to the accumulation of gross premiums plus interest credited less mortality and expense charges and withdrawals. In determining reserves for its annuity and insurance products, the Company performs periodic studies to compare current experience for mortality, interest and lapse rates with expected experience in the reserve assumptions. Differences are reflected currently in earnings for each period. The Company historically has not experienced significant adverse deviations from its assumptions.

Claims Paying and Other Ratings

  The Insurance Company is rated "A- (Excellent)" by A.M. Best. Publications of A.M. Best indicate that the "A-" rating is assigned to those companies that, in A.M. Best's opinion, have achieved, on balance, excellent overall performance when compared to the norms of the insurance industry and which generally have demonstrated a strong ability to meet their respective policyholder and other contractual obligations over a long period of time.

  In evaluating a company's statutory financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity, as well as the company's book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its reserves and the experience and competency of its management.

  A.M. Best's rating is based on factors which primarily are relevant to policyholders, agents and intermediaries and is not directed towards the protection of investors, nor is it intended to allow investors to rely on such a rating in evaluating the financial condition of the Insurance Company. Moody's Investor Services ("Moody's") rates the Insurance Company's insurance financial strength as Baa2. Standard & Poor's Corporation rates the Insurance Company's insurance financial strength as Api.

Policy Claims

  Claims are received and reviewed by claims examiners at the Company's home office. The initial review of claims includes verification that coverage is in force and that the claim is not subject to an exclusion under the policy. Birth and death certificates are basic requirements. Medical records and investigative reports are ordered for contestable claims.

Reinsurance

  The Company follows the usual industry practice of reinsuring ("ceding") portions of its life insurance risks with other companies, a practice which permits the Company to write policies in amounts larger than the risk it is willing to retain on any one life, and also to continue writing a larger volume of new business. The Company also reinsures a portion of its life insurance business in order to obtain commissions on the insurance ceded and thereby reducing its net commission expense. The maximum amount of individual life insurance normally retained by the Company on any one life is $50,000 per policy and $100,000 per life. The maximum retention with respect to impaired risk policies typically is the same. The Company cedes insurance primarily on an "automatic" basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a "facultative" basis, under which the reinsurer's prior approval is required on each risk reinsured. Reinsurance assumed consists entirely of the Company's participation in Servicemen's Group Life Insurance.

  Use of reinsurance does not discharge an insurer from liability on the insurance ceded. An insurer is required to pay the full amount of its insurance obligations regardless of whether it is entitled or able to receive payments from its reinsurer. No reinsurer of business ceded by the Company has failed to pay any policy claims with respect to such ceded business. As of June 30, 1998, of the approximately $793.2 million of the Company's life insurance in force, the Company had ceded to reinsurers approximately $449.9 million of such insurance in force. The principal reinsuring companies of individual life policies with whom the Company does business as of June 30, 1998 (and their corresponding A.M. Best ratings) were Life Reassurance Corporation of America ("A+ (Superior)") and Swiss Re Life Company America ("A (Excellent)").

Competition

  The Company operates in a highly competitive environment. There are numerous insurance companies, banks, securities brokerage firms and other financial intermediaries marketing insurance products, annuities, and other investments that compete with the Company, many of which have substantially greater resources than the Company.

  The Company believes that the principal competitive factors in the sale of annuity and life insurance products are product features, commission structure, perceived stability of the insurer, claims paying ratings, name recognition, crediting rates, and service. Many other insurance and other companies are capable of competing for sales in the Company's target markets.

  Management believes that the Company's ability to compete is dependent upon, among other things, its ability to retain and attract independent general agents to market its products, its ability to develop competitive products that also are profitable to the Company and its ability to provide quality service. Management believes that the Company has good relationships with its agents, has an adequate variety of products approved for issuance and generally is competitive within the industry.

Investments and Investment Policy

  The Company derives a substantial portion of its total revenues from investment income. The Company manages most of its investments internally. All investments made on behalf of the Company are governed by the general requirements and guidelines established and approved by the Company's investment committee (the "Investment Committee") and by qualitative and quantitative limits prescribed by applicable insurance laws and regulations. The Investment Committee meets regularly to set and review investment policy and to approve current investment plans. The actions of the Investment Committee are subject to review and approval by the board of directors of the Insurance Company. The Company's investment policy must comply with NYSDI regulations and the regulations of other applicable regulatory bodies.

  The Company's investment philosophy generally focuses on purchasing investment grade securities with the intention of holding such securities to maturity. The Company's investment philosophy is focused on the intermediate to longer-term horizon and is not oriented towards trading. However, as market opportunities, liquidity or regulatory considerations may dictate, securities may be sold prior to maturity. As of June 30, 1998, the Company has categorized all fixed maturity securities as available for sale. The Company carries such investments at market value.

  The Company manages its investment portfolio to meet the diversification, yield and liquidity requirements of its annuity contract and insurance policy obligations. The Company's liquidity requirements are monitored regularly so that cash flow needs are sufficiently satisfied. Adjustments periodically are made to the Company's investment policies to reflect changes in the Company's short-and long-term cash needs, as well as changing business and economic conditions.

  As of June 30, 1998, approximately 22.3% of the Company's investment portfolio was invested in mortgage-backed related securities, most of which are U.S. government and agency mortgage-backed securities, and other mortgage-backed obligations, most of which are collateralized mortgage obligations ("CMOs") backed by residential mortgages. Most of the Company's CMOs represent beneficial ownership interests in mortgage-backed securities of the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), the Government National Mortgage Association ("GNMA"), the Resolution Trust Corporation ("RTC") or other asset-backed securities. Mortgage-backed securities are subject to significant prepayment risk due to the fact that, in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled as borrowers refinance higher rate mortgages to take advantage of the lower current rates. As a result, holders of mortgage-backed securities may receive prepayments on their investments which cannot be reinvested at an interest rate comparable to the rate on the prepaid mortgages. Notwithstanding the foregoing, because the Company historically has purchased CMOs in the secondary market at prices which typically are below their par or maturity value, the Company's portfolio has not been materially impacted as a result of such prepayments. The Company does not invest in interest only or principal only CMOs.

  As of June 30, 1998, approximately 5.3% of the Company's investment portfolio consisted of bonds acquired in private placements. While these bonds are not usually registered with the Commission, management believes that these bonds are marketable to other institutional investors. Approximately 84.9% of the investments acquired by the Company in private placements have been assigned a NAIC designation corresponding to one of the two highest quality rating categories. For NAIC designations corresponding to the entire Investment Portfolio, see "--Bond Portfolio Ratings. "

  As of June 30, 1998, approximately 10.5% of the Company's investment portfolio, and 50.8% of its stockholders' equity, consisted of interests in over forty limited partnerships which are engaged in a variety of investment strategies, principally including merchant banking, real estate, international opportunities and debt restructuring activities. In general, risks associated with such limited partnerships include those related to their underlying investments (i.e., equity securities, debt securities and real estate), plus some degree of illiquidity, which is mitigated by the ability of the Company to take annual distributions of partnership earnings.

  The limited partnerships that are involved in merchant banking activities generally seek to achieve significant rates of return (including capital gains) through a wide variety of investment strategies, including leveraged acquisitions, bridge financing and other private equity investments in existing businesses.

  The limited partnerships that are involved in real estate activities generally invest in real estate assets, real estate joint ventures and real estate operating companies. These partnerships seek to achieve significant rates of return by targeting investments which provide a strategic or competitive advantage and are priced at levels which the general partner believes to be attractive.

  The limited partnerships that are involved in debt restructuring activities take positions in debt and equity securities, loans originated by banks and other liabilities of financially troubled companies. Investments in companies undergoing debt restructurings, which by their nature have a high degree of financial uncertainty, may be senior, unsecured or subordinated indebtedness and carry a high degree of risk of loss upon default by the borrower. The high level of indebtedness characteristic of merchant banking and debt restructuring transactions makes such underlying investments particularly sensitive to interest rate increases, which could affect the ability of the borrower to generate sufficient cash flow to meet its fixed charges.

  The limited partnerships that are involved in international investments generally purchase sovereign debt, corporate debt and/or equity in governments or foreign companies that are developing a greater world wide presence. Such limited partnerships are operated by a general partner who has a demonstrated expertise in this area and country. Such investments involve risks related to the particular country including political instability, currency fluctuations, and repatriation restrictions.

  The Company has been investing in limited partnerships for over nine years. During this time, the Company has had an opportunity to consider and evaluate a substantial number of limited partnerships and their managers. The Company makes limited partnership investments based on a number of considerations, including the reputation, investment philosophy (particularly with respect to risk), performance history and investment strategy of the manager of the limited partnership. Managers of the limited partnerships in which the Company is invested include, among others, Blackstone Investment Management, Omega Institutional Partners, Goldman Sachs Partners, Trust Company of the West Asset Management, Clayton Dubilier & Rice Partners, Apollo Real Estate and DLJ Real Estate Capital.

  Limited partnership investments are selected through a careful, two-stage review process. Shirley P. Jordan, Executive Vice President and Chief Investment Officer of the Insurance Company, and her staff review the offering documents and performance history of each investment manager. Ms. Jordan has more than 20 years of experience in analyzing investments. Separately, the Investment Committee (which is comprised of investment professionals who collectively have more than 80 years experience in analyzing investments) interviews the manager to determine whether the investment philosophy (particularly with respect to risk) and strategies of the limited partnership are in the best interests of the Company. Only after a positive recommendation is made by both the Chief Investment Officer and the Investment Committee does the Company invest in a limited partnership. In addition, the actions of the Investment Committee are subject to review and approval by the board of directors of the Insurance Company. To evaluate both the carrying value and the continuing appropriateness of the Company's investment in any limited partnership, management maintains ongoing discussions with the investment manager and considers the limited partnership's operations, its current and near term projected financial condition, earnings capacity and distributions received by the Company during the year.

  Pursuant to the terms of certain limited partnership agreements to which the Company is a party, the Company is committed to contribute, if called upon, an aggregate of approximately $53.9 million of additional capital to certain of these limited partnerships. However, management does not expect the entire amount to be drawn down as certain of these limited partnerships are nearing the end of the period during which investors are required to make contributions.

  The book value of the Company's investments in limited partnerships as of June 30, 1998 and as of December 31, 1997, 1996 and 1995 was approximately $265.6 million, $208.2 million, $176.1 million and $150.3 million, respectively. Net investment income derived from the Company's interests in limited partnership investments aggregated approximately $30.1 million in the six months ended June 30, 1998 and $39.8 million, $35.3 million and $25.3 million in fiscal 1997, 1996 and 1995, respectively.

  Management anticipates that in the future it will continue to make selective investments in limited partnerships as opportunities arise, subject to the approval of the Chief Investment Officer and the Investment Committee and the review and approval by the board of directors of the applicable company. There can be no assurance that the Company will continue to achieve the same level of returns on its investments in limited partnerships that it has achieved during the six months ended June 30, 1998 or fiscal 1997, 1996 or 1995 or that it will achieve any returns on such investments at all. In addition, there can be no assurance that the Company will receive a return of all or any portion of its current or future capital investments in limited partnerships. The failure of the Company to receive the return of a material portion of its capital investments in limited partnerships, or to achieve historic levels of returns on such investments, could have a material adverse effect on the Company's financial condition and results of operations.

  As of June 30, 1998, the Company's investment portfolio also consisted of approximately 0.5% invested in convertible debt securities, approximately 8.4% invested in preferred stock, approximately 0.7% invested in mortgage loans, and approximately 2.5% invested in common stock. The Company's mortgage loans were collateralized by commercial office and retail properties located in New York and Pennsylvania. The Company's only real estate investments are two buildings, which are used as the current home office of the Insurance Company, and two acres of undeveloped land in Nyack, New York.

  In order to enhance investment income, the Company participates in "dollar roll" repurchase agreement transactions. Such transactions involve the sale of a mortgage-backed security to a holding institution and a simultaneous agreement to purchase a substantially similar security (with the same coupon rate as the security sold) for forward settlement (typically, around 30 days) at a lower dollar price. The proceeds are invested in short-term investment grade commercial paper or loan participations at a positive spread until the settlement date of the similar security. In connection with its "dollar roll" transactions, the Company does not engage in yield maintenance transactions. The purchase and maturity dates of all short-term investments are matched exactly to the sale and purchase dates of the underlying collateral, with a 90-day maximum for any one transaction. During this period, the holding institution receives all income and prepayments for the security. To reduce the risk that a party will default on its obligations under the repurchase agreement, the Company only enters into "dollar roll" transactions with major securities dealers such as Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch & Co., Salomon Smith Barney Inc., Bear, Stearns & Co. Inc., CS First Boston and Sandler, O'Neill L.P. Additionally, if the counterparty to the "dollar roll" agreement defaults under the terms of such agreement, the Company is not obligated to repurchase the underlying securities to the transaction. Under GAAP, during the period between the sale by the Company of a mortgage-backed security to the holding institution and the Company's repurchase of a substantially similar mortgage-backed security from the holding institution, the Company's consolidated balance sheet will reflect both the mortgage-backed security sold to the holding institution and the cash received for such security as assets, and the Company's repurchase obligation as a liability. In 1997 and 1996, dollar roll transactions generated approximately $1.4 million and $1.0 million, respectively, of net investment income for the Company. Amounts outstanding to repurchase securities under dollar roll repurchase agreements were approximately $215.7 million, $205.2 million and $200.9 million as of June 30, 1998, December 31, 1997 and December 31, 1996, respectively.

  The following table summarizes the Company's investment portfolio as of June 30, 1998.

                             Investment Portfolio

                                                            As of June 30, 1998
                                                            -------------------
                                                              Total Carrying
                                                                 Value(1)
                                                            -------------------
                                                              (in thousands)
Fixed Maturities
Bonds and Notes:
U.S. Government, government agencies and authorities(2)....     $  515,585
Investment grade corporate(3)..............................        725,682
Public utilities...........................................        168,315
Below investment grade corporate...........................        111,344
Mortgage backed............................................        155,852
Preferred stocks...........................................        213,523
                                                                ----------
Total Fixed Maturities(4)..................................      1,890,301
Equity securities common stock.............................         62,957
Other Investments:
Policy loans...............................................         17,738
Mortgage loans.............................................         17,460
Other long-term investments(5).............................        265,643
Cash and short-term investments(6).........................        287,170
                                                                ----------
Total cash and investments.................................     $2,541,269
                                                                ==========

--------
(1) All securities are classified as available for sale; accordingly total carrying value equals estimated market value. Independent pricing services provide market prices for most publicly-traded securities. Where prices are unavailable from pricing services, prices are obtained from securities dealers. Estimated market value either approximates estimated carrying value or was not readily ascertainable. See Note 1(c) of the Notes to the Consolidated Financial Statements for an explanation of the methodology used to value "Other long-term investments."
(2) Approximately $393.4 million of such securities represent beneficial ownership interests in mortgage- backed securities of FDIC, FHLMC, FNMA, GNMA or the RTC.
(3) Ratings are based primarily upon those assigned by the NAIC and converted to the generally comparable Moody's rating.
(4) Includes approximately $29.1 million of convertible debt securities and convertible preferred stock.
(5) Consist principally of investments in limited partnerships which are carried at cost and adjusted for income and losses, as well as contributions and distributions.
(6) Includes approximately $215.67 million attributable to "dollar roll" repurchase agreements.

  The following table summarizes the Company's investment results for the periods indicated, as determined in accordance with GAAP.

                               Investment Results

                                                                                     Six Months Ended June
                                        Year Ended December 31,                               30,
                         ----------------------------------------------------------  ----------------------
                            1993        1994        1995        1996        1997        1997        1998
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                   (in thousands, except yield data)
Cash and total invested
 assets(1).............. $2,060,270  $2,008,727  $2,065,285  $2,295,582  $2,398,240  $2,371,103  $2,526,368
Net investment
 income(2)..............    185,190     157,251     170,780     186,180     191,818      98,022     110,076
Effective yield(3)......       9.88%       8.49%       9.01%       8.83%       8.69%       8.81%       9.29%
Net realized investment
 gains(4)............... $    8,805  $    7,259  $   17,216  $   20,020  $   26,039  $   11,013  $    9,069

--------
(1) Average of cash and aggregate invested amounts at the beginning and end of period.
(2) Net investment income is net of investment expenses and excludes capital gains and losses and provision for income taxes.
(3) Net investment income divided by average cash and total invested assets minus net investment income.
(4) Net realized investment gains (losses) include provisions for impairment in value that are considered other than temporary and exclude provisions for income taxes.

  The following table sets forth the composition of the Company's bond portfolio by rating as of June 30, 1998.

                             Bond Portfolio Ratings

                                                       As of June 30, 1998
                                                  ------------------------------
                                                    Estimated
                                                      Market       Percent of
                                                     Value(2)    Total Estimated
Rating(1)                                         (in thousands) Market Value(2)
---------                                         -------------- ---------------
Aaa..............................................   $  560,970         33.5%
Aa...............................................       32,852          2.0
A................................................      311,902         18.6
Baa..............................................      610,836         36.4
                                                    ----------        -----
  Total investment grade(3)......................    1,516,560         90.5
                                                    ----------        -----
Ba...............................................      124,694          7.4
B................................................       26,064          1.5
C................................................        9,458          0.6
                                                    ----------        -----
  Total non-investment grade.....................      160,216          9.5
                                                    ----------        -----
    Total........................................   $1,676,776        100.0%
                                                    ==========        =====

--------
(1) Ratings are those assigned primarily by Moody's when available, with remaining ratings as assigned by Standard & Poor's and converted to a generally comparable Moody's rating. Bonds not rated by any such organization are included based on the rating prescribed by the Securities Valuation Office of the NAIC. NAIC class 1 is considered equivalent to an A or higher rating; class 2, Baa; class 3, Ba; and classes 4-6, B and below. All securities are classified as available for sale; accordingly total carrying value equals estimated market value.
(2) Independent pricing services provide market prices for most publicly-traded securities. Where prices are unavailable from pricing services, prices are obtained from securities dealers.
(3) Approximately 33.0% of which consist of U.S. government and agency bonds.

  According to Moody's, bonds that are rated "A" possess many favorable investment attributes and are to be considered as upper medium grade obligations. Moody's applies numerical modifiers "1," "2" and "3" in each generic rating classification from Aa to B. Modifier "1" indicates a bond in the higher end of a generic rating classification.

  The NAIC assigns securities quality ratings and uniform prices called "NAIC Designations," which are used by insurers when preparing their statutory annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a designation in class 1 being of the highest quality. NAIC ratings are assigned annually as of December 31, and rerated periodically. Of the bonds and notes in the Company's investment portfolio, approximately 93.4% were in one of the highest two NAIC Designations at June 30, 1998. The following table sets forth the carrying value and estimated market value of these securities according to NAIC Designations as of June 30, 1998.

                                                      As of June 30, 1998
                                                 ------------------------------
                                                   Estimated
     NAIC Designations                               Market       Percent of
     (generally comparable to Moody's               Value(2)    Total Estimated
     ratings)(1)                                 (in thousands) Market Value(2)
     --------------------------------            -------------- ---------------
   1 (Aaa, Aa, A).............................     $  919,509         54.8%
   2 (Baa)....................................        645,924         38.5
   3 (Ba).....................................         75,823          4.5
   4 (B)......................................         19,201          1.2
   5 (Caa, Ca)................................         16,320          1.0
   6 (C)......................................            0.0          0.0
                                                   ----------        -----
                                                   $1,676,776        100.0%
                                                   ==========        =====

--------
(1) Comparison between NAIC Designations and Moody's rating is as published by the NAIC. NAIC class 1 is considered equivalent to an A or higher rating by Moody's class 2, Baa; class 3, Ba; class 4, B; class 5, Caa and Ca; and class 6, C. All securities are classified as available for sale; accordingly total carrying value equals estimated market value.
(2) Independent pricing services provide market prices for most publicly-traded securities. Where prices are unavailable from pricing services, prices are obtained from securities dealers.

  The Insurance Company is subject to Regulation 130 adopted and promulgated by the NYSDI. Under this Regulation, the Insurance Company's ownership of below investment grade debt securities is limited to 20% of total admitted assets, as calculated under statutory accounting. As of June 30, 1998, approximately 4.5% of the Insurance Company's total admitted assets were invested in below investment grade debt securities. For a detailed discussion concerning below investment grade debt securities, including the risks inherent in such investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Also see Note 2 of the Notes to Consolidated Financial Statements for certain other information concerning the Company's investment portfolio.

  The following table sets forth the scheduled maturities for the Company's investments in bonds and notes as of June 30, 1998.

                              Scheduled Maturities

                                                       As of June 30, 1998
                                                  ------------------------------
                                                    Estimated
                                                      Market       Percent of
                                                     Value(2)    Total Estimated
Maturity(1)                                       (in thousands) Market Value(2)
-----------                                       -------------- ---------------
Due in one year or less..........................   $   27,430          1.7%
Due after one year through five years............      120,817          7.2
Due after five years through 10 years............       92,878          5.5
Due after 10 years through 20 years..............    1,279,799         76.3
                                                    ----------        -----
  Total..........................................    1,520,924         90.7
Mortgage-backed bonds............................      155,852          9.3
                                                    ----------        -----
  Total bonds and notes..........................   $1,676,776        100.0%
                                                    ==========        =====

--------
(1) This table is based upon stated maturity dates and does not reflect the effect of prepayments, which would shorten the average life of these securities. All securities are classified as available for sale; accordingly total carrying value equals estimated market value.
(2) Independent pricing services provide market prices for most publicly-traded securities. Where prices are unavailable from pricing services, prices are obtained from securities dealers.

Insurance Regulation

 General Regulation

  As an insurance holding company, the Company is subject to regulation by the State of New York, where the Insurance Company is domiciled, as well as all states in which the Insurance Company transacts business. Most states have enacted legislation that requires each insurance company in a holding company system to register with the insurance regulatory authority of the insurance company state of domicile and furnish to that state financial and other information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. The Company has registered as a holding company system in New York.

  The laws and regulations of New York applicable to insurance holding companies require, among other things, that all transactions within a holding company system be fair and equitable and that charges for services be reasonable. In addition, most transactions require either prior notification to or approval of the Superintendent. Prior written approval of the Superintendent is required for the direct or indirect acquisition of 10% or more of the insurance companies' voting securities. Applicable state insurance laws, rather than federal bankruptcy laws, also apply to the liquidation or reorganization of insurance companies.

  The Insurance Company is subject to regulation and supervision by the insurance regulatory agencies of the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers. Principal among these powers are granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial, market conduct and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, defining acceptable accounting principles, regulating the type, valuation and amount of investments permitted, and limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval.

  During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies or allowing combinations between insurance companies, banks and other entities. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, codification of insurance accounting principles, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws relating to product design and illustrations for annuity products. Current proposals are still being debated and the Company is monitoring developments in this area and the effects any changes would have on the Company.

  The Insurance Company is required to file detailed periodic reports and financial statements with the state insurance regulators in each of the states in which it does business. In addition, insurance regulators periodically examine the Insurance Company's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. As part of their routine regulatory oversight process, the NYSDI generally conducts detailed examinations every three years of the books, records and accounts of the Insurance Company. The Insurance Company's last examination occurred during 1997 for the three-year period ended December 31, 1996. The final report did not raise any issues or require or recommend adjustments.

 Regulation of Dividends and Other Payments from the Insurance Company

  Presidential is a legal entity separate and distinct from its subsidiaries. As a holding company with no other business operations, its primary sources of cash needed to meet its obligations, including principal and interest payments on its outstanding indebtedness and to pay dividends on its common stock, are dividends from the Insurance Company, sales of and interest on its investments and rent from its real estate.

  The Insurance Company is subject to various regulatory restrictions on the maximum amount of payments, including loans or cash advances, that it may make to the Company without obtaining prior regulatory approval. As a New York domiciled insurance company, the Insurance Company is subject to restrictions on the payment of dividends under New York law. New York law states that no domestic stock life insurance company shall distribute any dividend to its shareholders unless a notice of its intention to declare such dividend and the amount thereof shall have been filed with the Superintendent not less than 30 days in advance of such proposed declaration. The Superintendent may disapprove such distribution by giving written notice to such company within 30 days after such filing that he or she finds that the financial condition of the company does not warrant such distribution. The NYSDI has established informal guidelines for the Superintendent's determinations which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices. During 1997, 1996 and 1995, and the first six months ended June 30, 1998 the Insurance Company paid dividends of $24.8 million, $15.0 million, $5.0 million and $29.4 million, respectively, to the Company.

  In the past, the NAIC proposed the NAIC Model Act which limits dividends that may be paid in any calendar year without regulatory approval to the lesser of (1) 10% of the insurer's statutory surplus at the prior year-end or
(2) 100% of the statutory net gain from operations of the insurer (not including realized capital gains) for the prior calendar year. The NAIC has determined that it will not grant accreditation to any state insurance regulatory authority in a state that has not enacted statutes "substantially similar" to the NAIC Model Act regulating the payment of dividends by insurers. The New York statutes applicable to the Insurance Company do not conform to the NAIC Model Act and the legislature of New York may consider legislation to bring New York laws into substantial compliance with the NAIC Model Act.

Investment Reserve

  Asset Valuation Reserve. Statutory accounting practices require a life insurance company to maintain an Asset Valuation Reserve ("AVR") to absorb realized and unrealized capital gains and losses on a portion of an insurer's fixed income securities and equity securities.

  The AVR is required to stabilize statutory surplus from fluctuations in the market value of bonds, stocks, mortgage loans, real estate and other invested assets. The maximum AVR is calculated based on the application of various factors that are applied to the assets in an insurer's portfolio. The AVR generally captures credit-related realized and unrealized capital gains or losses on such assets. Each year the amount of an insurer's AVR will fluctuate as the investment portfolio changes and capital gains or losses are absorbed by the reserve. To adjust for such changes over time, contributions must be made to the AVR in an aggregate annual amount equal to 20% of the difference between the maximum AVR as calculated and the actual AVR. These contributions may result in a slower rate of growth in or a reduction of the Insurance Company's Unassigned Surplus. The extent of the impact of the AVR on the Insurance Company's surplus depends in part on the future composition of the Insurance Company's investment portfolio.

  Interest Maintenance Reserve. The Interest Maintenance Reserve (the "IMR") captures capital gains and losses (net of taxes) on fixed income investments (primarily bonds and mortgage loans) resulting from interest rate changes, which are amortized into net income over the estimated remaining periods to maturity of the investments sold. The extent of the impact of the IMR depends on the amount of future capital gains and losses on fixed maturity investments resulting from interest rate changes.

NAIC-IRIS Ratios

  The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and primarily is intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 industry ratios and specifies "normal ranges" for each ratio. The IRIS ratios were designed to advise state insurance regulators of significant changes in the operations of an insurance company, such as changes in its product mix, large reinsurance transactions, increases or decreases in premiums received and certain other changes in operations. These changes need not result from any problems with an insurance company but merely indicate changes in certain ratios outside ranges defined as normal by the NAIC. When an insurance company has four or more ratios falling outside "normal ranges," such state regulators may, but are not obligated to, inquire of the company regarding the nature of the company's business to determine the reasons for the ratios being outside the "normal range." No regulatory significance results from being out of the normal range on fewer than four of the ratios. The Company anticipates that it may from time to time fall outside the "normal range" on some of these ratios. For the year ended December 31, 1997, the Company was within the normal range for all of the ratios. If four or more of the Company's ratios fall outside the "normal range," the Company is likely to experience regulatory inquiry and a higher level of scrutiny.

Risk-Based Capital

  Under the NAIC's risk-based capital formula, insurance companies must calculate and report information under a risk-based capital formula. The standards require the computation of a risk-based capital amount which then is compared to a company's actual total adjusted capital. The computation involves applying factors to various financial data to address four primary risks: asset default, adverse insurance experience, disintermediation and external events. This information is intended to permit insurance regulators to identify and require remedial action for inadequately capitalized insurance companies, but is not designed to rank adequately capitalized companies. The NAIC formula provides for four levels of potential involvement by state regulators for inadequately capitalized insurance companies, ranging from regulatory control of the insurance company to a requirement for the insurance company to submit a plan to improve its capital. At December 31, 1997, the Insurance Company's total adjusted capital was $370.7 million and the authorized control level risk based capital was $61.8 million.

Assessments Against Insurers

  Most applicable jurisdictions require insurance companies to participate in guaranty funds, which are designed to indemnify policyholders of insolvent insurance companies.

Insurers authorized to transact business in these jurisdictions generally are subject to assessments based on annual direct premiums written in that jurisdiction. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's solvency and, in certain instances, may be offset against future state premium taxes. The amount of these assessments in prior years has not been material, however, the amount and timing of any future assessment on the Insurance Company under these laws cannot be reasonably estimated and are beyond the control of the Company and the Insurance Company. Recent failures of substantially larger insurance companies could result in future assessments in material amounts.

Regulation at Federal Level

  Although the federal government generally does not directly regulate the insurance business, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures that may significantly affect the insurance business include limitations on antitrust immunity, minimum solvency requirements and the removal of barriers restricting banks from engaging in the insurance and mutual fund business. It is not possible to predict the outcome of any such congressional activity nor the potential effects thereof on the Company.

Affiliates

  In addition to the Insurance Company, the Company has three subsidiaries, Presidential Securities Corporation, P.L. Assigned Services Corporation and Presidential Asset Management Company, Inc. In the aggregate, these three subsidiaries are not material to the Company's consolidated financial condition or results of operations.

Properties

  The Company owns, and the Insurance Company is the sole occupant of, two adjacent office buildings located at 69 Lydecker Street and 10 North Broadway in Nyack, New York. These buildings contain an aggregate of approximately 45,000 square feet of useable floor space. The Insurance Company also owns two acres of unimproved land in Nyack, New York. Management believes that the Company's present facilities are adequate for its anticipated needs.

Employees

  As of June 30, 1998, the Company employed 105 persons. These employees perform executive and administrative functions and engage in marketing and sales activities. None of the employees of the Company are covered by a collective bargaining agreement. The Company considers its relationships with its employees to be good.

Legal Proceedings

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth certain information regarding the Company's directors and executive officers.

Name                     Age                           Position
----                     ---                           --------
Herbert Kurz............  78 Director and President of the Company and Chairman of the
                             Board of Directors and President of the Insurance Company
Shirley P. Jordan.......  63 Executive Vice President and Chief Investment Officer of the
                             Insurance Company
Michael V. Oporto.......  38 Chief Financial Officer and Treasurer of the Company and of
                             the Insurance Company
Peter A. Cohen..........  51 Director
Jules Kroll.............  57 Director
Lawrence Rivkin.........  76 Director
Morton B. Silberman.....  75 Director

  Herbert Kurz has been a director of the Company since February 24, 1969. Mr. Kurz also has served as President of the Company and Chairman of the board of directors of the Insurance Company, the wholly-owned subsidiary of the Company through which the Company conducts its annuity and insurance business, for more than the past five years. Since February 22, 1995, Mr. Kurz has served as President of the Insurance Company.

  Shirley P. Jordan has served as Executive Vice President of the Insurance Company since 1994 and as Chief Investment Officer for the Insurance Company since June, 1988. For the six years prior to 1994 Ms. Jordan served as Senior Vice President of the Insurance Company. Ms. Jordan currently serves as a director of the Insurance Company.

  Michael V. Oporto has served as Chief Financial Officer of the Insurance Company since May 4, 1993 and as Treasurer of the Insurance Company since 1994. Prior to that, Mr. Oporto served as a senior audit manager for Deloitte & Touche LLP for more than five years. Mr. Oporto currently serves as a director of the Insurance Company.

  Peter A. Cohen has been a director of the Company since May 27, 1992. Mr. Cohen currently is the owner of Ramius Capital Group, a private investment firm. From November, 1992 until May, 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation ("Republic"), as well as a member of its management executive committee. Mr. Cohen was also the Chairman of Republic's wholly-owned subsidiary, Republic New York Securities Corporation. Commencing in February, 1990 and prior to his joining Republic in November, 1992, Mr. Cohen was a private investor and an advisor to several industrial and financial companies. From March, 1984 until February, 1990, Mr. Cohen was Chairman of the board of directors and Chief Executive Officer of Shearson Lehman Hutton Inc., a subsidiary of American Express Company. In addition to serving on the Board of Directors of the Company, Mr. Cohen serves as a director of Olivetti SpA, Andover Togs Inc., GRC International and is a trustee of Mt. Sinai Hospital, the Ohio State University Foundation and New York Holocaust Commission.

  Jules Kroll has been a director of the Company since November 30, 1988. Mr. Kroll is Chairman and Chief Executive Officer of Kroll-O'Gara, a risk mitigation company. Mr. Kroll was Chairman of Kroll Associates, Inc., a private investigative services company. He held that position since December 1, 1991. Since 1972 he was President and Chief Executive Officer of Kroll Associates, Inc. He is also a member of the Board of Directors of United Auto Group, Inc., a company engaged in acquiring, consolidating and operating franchised automobile and light truck dealerships.

  Lawrence Rivkin has been a director of the Company since May 25, 1988. Mr. Rivkin has been a partner in the law firm of Goldfarb & Fleece for more than the past five years.

  Morton B. Silberman has been a director of the Company since May 27, 1987. Mr. Silberman has served as counsel to the law firm of Clark, Gagliardi and Miller for more than the past five years.

                              DESCRIPTION OF NOTES

  The Notes will be issued under an indenture, to be dated as of       , 1999
(the "Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms, and to the Trust Indenture Act of 1939, as amended. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." References to the "Company" in the following summary are references solely to Presidential Life Corporation.

General

  The Notes will mature on       , 2009, and will be limited to $100 million
aggregate principal amount, which may be issued in one or more offerings up to such aggregate principal amount. Any Notes issued subsequent to the initial offering of Notes will have identical terms and conditions as the Notes then outstanding and will vote on all matters together with such outstanding Notes. Notwithstanding the above, the issue price for any additional Notes may differ from the issue price of the outstanding Notes and the first interest period for any additional Notes will run from the date of issuance of such additional Notes to, but excluding, the next Interest Payment Date for the Notes.

  The Notes will bear interest at % per annum from the later of the respective issue date of each Note, as specified in the relevant prospectus supplement, or the most recent Interest Payment Date through which interest has been paid,
payable semiannually in arrears on      and      of each year, to the persons
in whose names the Notes are registered at the close of business on the
and     , as the case may be, immediately preceding such Interest Payment
Dates. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The Notes will be sold in minimum denominations of $1,000 and integral multiples thereof.

  The Notes will not be subject to any sinking fund.

Ranking

  The Notes will be general senior unsecured obligations of the Company, will be senior in right of payment to all Indebtedness of the Company expressly subordinated in right of payment to the Notes and will rank pari passu (equally and ratably) with all other unsecured senior Indebtedness of the Company (other than obligations preferred by statute or operation of law). However, since the Notes will not be secured, they will be effectively subordinated to any secured indebtedness of Presidential.

  The Indenture will not prohibit the Company from incurring additional senior indebtedness, including secured senior Indebtedness, but requires that the Notes be secured on a pari passu basis with such additional secured senior Indebtedness, other than secured indebtedness represented by (i) capital lease obligations and purchase money indebtedness, (ii) money deposited in trust or escrow to retire certain of the Company's existing indebtedness, and (iii) specified indebtedness of certain subsidiaries of the Company. In addition, the Company is a holding company and is dependent upon dividends and other payments from its Subsidiaries to provide funds to permit the payment of the Company's obligations under the Notes. The payment of dividends by the Insurance Company also is subject to regulatory restrictions. See "Business--Insurance Regulation." The rights of the Company and its creditors, including the holders of the Notes offered hereby, to participate in the assets of any Subsidiary upon such Subsidiary's liquidation or reorganization or otherwise will be subject to the prior claims of each of such Subsidiary's creditors and, in the case of an insurance Subsidiary, policyholders, except to the extent that the Company may itself be a creditor with recognized claims against such Subsidiary. See "Risk Factors--Ranking; Holding Company Structure; Restrictions on Dividends."

Form, Denomination and Title

 Global Notes

  The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") that will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee. Unless and until it is exchanged in whole or in part for Notes in definitive registered form, a Global Note may not be registered for transfer or exchange except as a whole by the Depositary to a nominee of such Depositary.

  The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (collectively, "participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the Depositary system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  So long as the Depositary or its nominee is the registered owner of a Global Note, such Depositary or such nominee will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that beneficial interest except in accordance with the Depositary's or its participants' applicable procedures.

  The Company expects that the Depositary, upon the issuance of a Global Note, will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts of participants or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in Global Notes).

  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the Depositary's book-entry system, may impair the ability to transfer beneficial interests in a Global Note.

  Payments due on Notes represented by a Global Note registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note representing such Notes. The Company expects that the Depositary or its nominee, upon receipt of any payment, will credit immediately participants' accounts with payments in same-day funds in amounts proportionate to such participants' respective beneficial interests in such payments, as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants and indirect participants to owners of beneficial interests in such Global Note held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in the name of nominees for such customers, and will be the responsibility of such participants and indirect participants. Transfers between participants will be effected in accordance with the Depositary's rules and procedures and will be settled in same-day funds. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note representing such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more of the Depositary's participants to whose account with the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, in the circumstances described herein, the Depositary will exchange Global Notes for certificated Notes in definitive form, which it will distribute to its participants.

 Certificated Notes

  If the Depositary at any time notifies the Company that it is unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, the Company has agreed to appoint a successor depositary. If such a successor is not appointed by the Company within 90 days, or if there shall have occurred and be continuing an Event of Default with respect to the Notes, the Company will issue Notes in definitive form in exchange for the Global Note representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by a Global Note, and, in such event, the Company will issue Notes in definitive form in exchange for the Global Note representing such Notes. Further, if the Company so specifies with respect to the Notes, an owner of a beneficial interest in a Global Note representing Notes may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Note, receive Notes in definitive form. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Notes represented by such Global Note equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof.

  The holder of a definitive Note may transfer such Note by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee or at the office of any Paying Agent. Neither the Trustee nor any Registrar (which initially will be the Trustee) shall be required to register the transfer of, or exchange, Notes for a period from the record date to the due date for any payment of principal of, or interest on, the Notes or to register the transfer of, or exchange, any Notes for 15 days prior to the furnishing of a notice of redemption with respect to such Notes through the date of redemption.

  Prior to the presentment of a Note (including a Global Note) for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name such Note is registered as the owner or holder of such Note for the purpose of receiving payment of principal of, and interest on, such Note and for all other purposes whatsoever, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

Replacement of Notes

  In the event that any Note shall become mutilated, defaced, destroyed, lost or stolen, the Company will execute and, upon the Company's request, the Trustee will authenticate and deliver a new Note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on such Note, in exchange and substitution for such Note (upon surrender and cancellation thereof) or in lieu of and substitution for such Note. In the event that such Note is destroyed, lost or stolen, the applicant for a substitute Note shall furnish to the Company and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such Note, the applicant shall also furnish to the Company and the Trustee satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substituted Note, the Company may require the payment by the registered holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses connected therewith.

Payment

  Payments of principal, premium, if any, and interest in respect of the Notes will be made at the trust office of the Trustee in New York City. Payments in respect of principal or premium, if any, on Notes will be made only against surrender of such Notes at such office. Payment in respect of interest on each Interest Payment Date with respect to any such Note will be made to the person
in whose name such Note is registered at the close of business on the      or
     immediately preceding such Interest Payment Date by U.S. dollar check drawn on a bank in The City of New York or, for holders of at least $1,000,000 of Notes, by wire transfer to a dollar account maintained by the payee with a bank in the United States; provided that a written request from such holder to such effect designating such account is received by the Trustee or the Paying Agent no later that 30 calendar days immediately preceding such Interest Payment Date. Unless such designation is revoked, any such designation made by such holder with respect to such Note payable to such holder will remain in effect with respect to any future payments with respect to such Note payable to such holder. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer.

  If any payment in respect of a Note is due on a day that is not a Business Day, then such payment may be made on the next succeeding day that is a Business Day with the same force and effect as if made on the original scheduled date for such payment.

  The Indenture will provide that any money or securities paid or delivered by the Company to the Trustee for any payment with respect to the Notes which remains unclaimed for two years after the date such payment was due or such securities were deliverable will be repaid or delivered to the Company and thereafter the holder will look only to the Company for payments thereof as an unsecured creditor, and the Company shall not be liable to pay any taxes or other duties in connection with such payments; provided, however, that unless otherwise provided by applicable law, the right to receive payment of principal of any Note, to the extent of any cash redemption, will become void at the end of 10 years from the relevant date thereof or such shorter period as may be prescribed by applicable law.

  Subject to certain limitations set forth in the Indenture, the Company reserves the right at any time to vary or terminate the appointment of the Trustee or any Paying Agent in certain circumstances and to appoint another Trustee or additional or other Paying Agents and to approve any change in the specified offices through which any Paying Agent acts.

Optional Redemption

 Redemption at the Option of the Company

  The Notes will be redeemable, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the sum of

(i) 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption and (ii) a premium equal to the Make-Whole Amount.

 Redemption at the Option of Holders Upon Sale of a Significant Subsidiary

  If there shall have occurred a Sale of a Significant Subsidiary, the Notes shall be subject to redemption at the option of each holder thereof, in whole or in part (in minimum denominations of $1,000 or integral multiples thereof), at a redemption price in cash equal to 100% of the principal amount of such Notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

  Within 20 days following any Sale of a Significant Subsidiary, the Company will notify the Trustee and furnish notice of such sale to each holder of the Notes, stating, among other things: the redemption price; the date of redemption, which shall be a Business Day that is not earlier than 30 days nor later than 60 days from the date such notice is furnished, or such later date as is necessary to comply with requirements under the Exchange Act; that any Notes not tendered for redemption pursuant to such notice will continue to accrue interest; that, unless the Company defaults in the payment of the redemption price, any Notes accepted for redemption pursuant to such notice shall cease to accrue interest after the date of redemption; and certain other procedures that a holder must follow to exercise the option of redemption or to withdraw such election.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the redemption of the Notes in connection with a Sale of a Significant Subsidiary and may modify its notice to effect such compliance. There can be no assurance that the Company would be able to repurchase the Notes other than through a refinancing or that the Company would be able to refinance such Indebtedness. The inability to repurchase the Notes could have a material adverse effect on the Company's financial condition and results of operations.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

  "Make-Whole Amount" means, in connection with an optional redemption of any Note, the excess, if any, of (i) the sum, as determined by the Quotation Agent, of the present values of the principal amount of such Notes together with scheduled payments of interest that would accrue thereon from the date of redemption to the Stated Maturity of the Notes, in each case discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate over (ii) 100% of the principal amount of the Notes to be redeemed.

  "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption, calculated on the third
Business Day preceding the date of redemption, plus in each case  % (    basis
points).

  "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

  "Comparable Treasury Price" means, with respect to any date of redemption,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such date of redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (iii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

  "Quotation Agent" means one of the Reference Treasury Dealers appointed by the Company as the Quotation Agent.

  "Reference Treasury Dealer" means (i) any of BT Alex. Brown Incorporated and Salomon Smith Barney and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee and the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such date of redemption.

Certain Covenants

  Limitation on Liens. The Company will not, and will not permit any of its Significant Subsidiaries, at any time, directly or indirectly, to, create, assume, incur or permit to exist any Indebtedness secured by a Lien of any kind on any of the Company's property or assets

(which, for the avoidance of doubt, shall not include any of the property or assets of the Company's Subsidiaries) or any share of Capital Stock of any Significant Subsidiary owned by the Company or a Significant Subsidiary without making effective provision whereby the Notes then outstanding shall be equally and ratably secured with such secured Indebtedness so long as such other Indebtedness shall be secured; provided that the Lien securing any Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes; and provided, further, that this covenant shall not apply to any Liens securing any such Indebtedness which became Indebtedness of the Company or any of its Subsidiaries pursuant to a transaction subject to the provisions of the Indenture described below under "--Consolidation, Merger and Sale of Assets" or Liens securing Acquired Indebtedness and, in each case, which Liens were in existence at the time of such transaction or the incurrence of such Acquired Indebtedness (unless such Indebtedness was incurred or such Lien created in connection with, or in contemplation of, such transaction or incurrence of such Acquired Indebtedness), so long as such Liens do not extend to or cover any property or assets of the Company or any of its Significant Subsidiaries other than property or assets acquired in such transaction or securing such Acquired Indebtedness prior to its incurrence; and provided, further, however, that this covenant shall not apply to (i) any Liens created in connection with the incurrence of any Indebtedness of the Company or any of its Significant Subsidiaries consisting of capital lease obligations or of purchase money indebtedness, (ii) amounts, if any, deposited in trust or in escrow for the defeasance or redemption of the Company's 9 1/2% Senior Notes due 2000 or
(iii) liens securing Indebtedness of a Subsidiary that becomes a Significant Subsidiary, which liens are in existence as of the end of the fiscal quarter immediately preceding the fiscal quarter during which such Subsidiary becomes a Significant Subsidiary.

  If the Company shall hereafter be required to secure the Notes equally and ratably with any other Indebtedness pursuant to this covenant, (i) the Company will promptly deliver to the Trustee an Officers' Certificate stating that the foregoing covenant has been complied with, and an Opinion of Counsel stating that in the opinion of such counsel the foregoing covenant has been complied with and that any instruments executed by the Company or any Subsidiary, as the case may be, in the performance of the foregoing covenant comply with the requirements of the foregoing covenant and (ii) the Trustee is hereby authorized to enter into an indenture or agreement supplemental thereto and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the holders of the Notes so secured.

  Limitation on Sale or Issuance of Stock of Subsidiaries. Except for a transaction subject to the provisions of the Indenture described below under "--Consolidation, Merger and Sale of Assets," the Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to sell, transfer, convey or otherwise dispose of (other than to the Company or a wholly-owned Subsidiary of the Company) any Capital Stock of a Subsidiary of the Company or any securities convertible into or warrants, rights or options to subscribe for Capital Stock of any Subsidiary of the Company, and the Company shall not permit any of its Subsidiaries to issue or sell (other than to the Company or a wholly-owned Subsidiary of the Company) any of its Capital Stock or securities convertible into or rights, warrants or options to subscribe for its Capital Stock; provided, however, that this covenant shall not prohibit (a) the sale, transfer, conveyance or other disposition of (i) all, but not less than all, of the issued and outstanding Capital Stock of any Significant Subsidiary owned by the Company or any of its Subsidiaries, or (ii) all or any portion of the issued and outstanding Capital Stock of any Subsidiary of the Company that is not a Significant Subsidiary, if in either such case (x) the sale, transfer, conveyance or other disposition is for Fair Market Value, (y) the Company delivers to the Trustee a written opinion of a nationally recognized investment banking firm attesting to such value (provided that this clause (y) shall not apply to any transaction described in clause (a)(ii) above for total consideration less than $10 million), and (z) at least 75% of the consideration is for any combination of cash or cash equivalents, at the time such stock is sold, transferred, conveyed or disposed of, and such issuance and sale is otherwise in compliance with the other provisions of the Indenture, or (b) the ownership by directors of director's qualifying shares to the extent mandated by applicable law.

  Limitation on Dividends and Other Payment Restrictions Affecting Significant Subsidiaries. The Company will not, and will not permit any Significant Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Significant Subsidiary to (a) pay dividends or make any other distribution on its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, or (d) transfer any of its property or assets to the Company or any other Subsidiary, except (i) any such encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture; (ii) any such encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company (except to the extent such encumbrance or restriction was incurred or created in connection with or in contemplation of such Person becoming a Subsidiary of the Company), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person that becomes a Subsidiary of the Company; (iii) any such encumbrance or restriction pursuant to any law, any governmental regulation or order, or agreement with a governmental regulator, provided that the Company has used reasonable best efforts to have any such order or agreement diminished or removed by any regulator authorized to do so and to obtain any exemptive orders from the relevant regulator with respect to such encumbrance or restriction to the extent such exemptive orders are reasonably suitable under applicable laws and regulations; (iv) any such encumbrance or restriction in existence as of the end of the fiscal quarter immediately preceding the fiscal quarter during which such Subsidiary becomes a Significant Subsidiary; and (v) any such encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement containing any of the restrictions described in the foregoing clauses (i) and (ii), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement extended, refinanced, renewed or replaced.

Certain Definitions

  "Acquired Indebtedness" means Indebtedness of any Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from a Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

  "Capital Stock," as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

  "Default" means any event or condition which is, or after notice or passage of time or both would be, an Event of Default.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell to an informed and willing buyer.

  "Indebtedness" means, with respect to any Person, (i) every obligation of such Person for money borrowed or under any reimbursement obligation relating to a letter of credit (other than letters of credit obtained in the ordinary course of business), if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, (ii) every obligation of such Person evidenced by a bond, note, debenture or similar instrument, if, and to the extent that, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles, (iii) every obligation of such Person in respect of lease rentals which, under generally accepted accounting principles, would be shown on the balance sheet of such Person as a liability (other than a current liability or a deferred item), (iv) all obligations under interest rate contracts of such Person, and (v) every guarantee, direct or indirect, of any obligation described in clauses (i) through (iv) above.

  "Interest Payment Date," when used with respect to any Note, means the Stated Maturity of an installment of interest on such Note.

  "Lien" means any mortgage, charge, pledge, lien, security interest or encumbrance of any kind in respect of any property or asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof).

  "Maturity," when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, Sale of a Significant Subsidiary or otherwise.

  "Officers' Certificate" means a certificate signed on behalf of the Company by the Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President, and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Company, and delivered to the Trustee.

  "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Trustee and delivered to the Trustee.

  "Paying Agent" means any Person authorized by the Company to pay the principal of, premium, if any, and interest on, any Notes on behalf of the Company.

  "Person" means any individual, corporation, limited partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Sale of a Significant Subsidiary" means the sale, transfer, assignment or other disposition of a Significant Subsidiary to any Person who is not a wholly owned Subsidiary of the Company.

  "Significant Subsidiary" means, (i) as long as it is a Subsidiary of the Company, Presidential Life Insurance Company, and (ii) any Subsidiary that would be a "Significant Subsidiary" within the meaning of Rule 1-02(w)(2) under Regulation S-X promulgated by the Commission; provided, however, that for purposes of the definition of Sale of a Significant Subsidiary, the term "10 percent" in such rule shall be substituted by the term "40 percent."

  "Stated Maturity," when used with respect to any Indebtedness or any installment of interest thereon, means the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

  "Subordinated Indebtedness" means Indebtedness the payment of which is subordinated in right of payment to the Notes.

  "Subsidiary" means a corporation of which more than 50% of the outstanding Voting Stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

  "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof.

  "Voting Stock" means the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Consolidation, Merger and Sale of Assets

  The Company will not consolidate with or merge with or into any other Person or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons unless at the time and after giving effect thereto (i) either (a) the Company shall be the continuing corporation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of the Company, substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the covenants and obligations of the Company under the Notes and the Indenture, and the Indenture, shall remain in full force and effect; (ii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (iii) if any of the property or assets of the Company would thereupon become subject to any Lien, the outstanding Notes shall be secured equally and ratably with (or prior to) the obligation or liability secured by such Lien, unless the Company could create such Lien under the Indenture without equally and ratably securing the Notes.

  In connection with any consolidation, merger, transfer or lease, the Indenture requires the Company to deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described in the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

  In the event of any transaction described in, and complying with, the conditions listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company, except in the case of a lease of property or assets, will be discharged from all obligations and covenants under the Indenture and the Notes.

  With respect to the sale of properties or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the properties or assets of a person and therefore it may be unclear as to whether a transaction of the nature discussed above has occurred.

Events of Default

  An Event of Default will occur under the Indenture if any one of the following events occurs:

    (1) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days; or

    (2) default in the payment of the principal of any Note at its Maturity;
  or

    (3) default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere therein), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or

    (4) (i) an event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any issue of Indebtedness of the Company or any Significant Subsidiary for money borrowed, which issue has an aggregate outstanding principal amount of not less than $10,000,000, and such default shall result in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Indebtedness of the Company or any Significant Subsidiary outstanding in an aggregate principal amount of not less than $10,000,000, and, in each case, ten Business Days shall have elapsed after such event, during which period such event shall not have been cured or rescinded or such Indebtedness shall not have been satisfied; or

    (5) final judgments or orders are rendered against the Company or any Significant Subsidiary by a court or regulatory agency of competent jurisdiction which require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 and such judgment or order shall not be discharged and either (i) any creditor shall have commenced an enforcement proceeding upon such judgment or order, which enforcement proceeding shall have remained unstayed for a period of ten days or (ii) there shall have been a period of 60 days after the date on which any period for appeal has expired during which a stay of enforcement shall not be in effect; or

    (6) a decree or order is entered by a court having jurisdiction (i) for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or similar law, including, without limitation, any such case or proceeding under applicable state insurance laws, or (ii) adjudging the Company or any Significant Subsidiary a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of, or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other applicable federal or state law, including, without limitation, any such case or proceeding under applicable state insurance laws, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their assets, or ordering the winding up or liquidation of any of their affairs, any such decree or order remains unstayed and in effect for a period of 60 consecutive days; or

    (7) the Company or any Significant Subsidiary institutes a voluntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law, including, without limitation, any such case or proceeding under applicable state insurance laws, or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law, including, without limitation, any such case or proceeding under applicable state insurance laws, or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or consents to the filing of any such petition or to the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or takes corporate action in furtherance of any such action.

  If an Event of Default (other than as specified in clauses (6) and (7) with respect to the Company or any Significant Subsidiary) occurs and is continuing, the Trustee or the holders of not less than 25% in amount of the Notes then outstanding may declare all unpaid principal of, and accrued and unpaid interest on, all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by holders), and upon any such declaration such principal shall become due and payable immediately. If an Event of Default specified in clause (6) or (7) above with respect to the Company or any Significant Subsidiary occurs and is continuing, then the principal of all Notes shall by such fact itself become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the Notes outstanding, by written notice to the Company and the Trustee, may annul such declaration if
(a) the Company has paid or deposited with the Trustee a sum sufficient to pay
(i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which has become due solely by the declaration of acceleration, have been waived as provided in the Indenture or cured. No such rescission shall affect any subsequent default or impair any right consequent thereon.

  The Company is also required to notify the Trustee within five Business Days of the occurrence of any Default.

Legal Defeasance or Covenant Defeasance

  The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes ("legal defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on, such Notes to Maturity, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to effect a legal defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal or redemption price of, and interest on, the outstanding Notes to Maturity; (ii) in the case of legal defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, after giving effect thereto, or, in the case of a legal defeasance, insofar as clauses (6) and (7) under the first paragraph under "--Events of Default" are concerned, at any time in the period ending the 91st day after the date of deposit; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

  If the Trustee is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with the above, by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under the Indenture and the Notes will be revived and reinstated as though no deposit had occurred, until such time as the Trustee is permitted to apply all such money in accordance with the terms of the Indenture, provided that if the Company makes any payment of principal or redemption price of (or premium, if any) or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee.

Modification and Waiver

  Modifications and amendments of the Indenture may be made by the Company or the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (i) change the Stated Maturity of the principal of, or interest on, any Note; (ii) reduce the principal amount thereof, the premium, if any, or the rate of interest thereon; (iii) change any Place of Payment where, or the currency in which, any Note or any amount due thereon is payable;
(iv) impair the right to institute suit for the enforcement of any payment on any Note on or after the Stated Maturity thereof (or, in the case of redemption, on or after the date of redemption); (v) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or (vi) modify any of the provisions described in this paragraph or set forth in certain other sections of the Indenture, except to increase any such percentage or to limit the ability of holders to modify or waive certain other provisions of the Indenture.

  The holders of at least a majority in principal amount of the outstanding Notes may, on behalf of all holders, waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding Notes may, on behalf of all holders, waive any past default under the Indenture, except a default in the payment of principal or redemption price of, or interest on, any Note and in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Note affected thereby.

Governing Law

  The Indenture and the Notes will be governed by and construed in accordance with the law of the State of New York.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the principal United States federal income tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary was prepared by Willkie Farr & Gallagher, counsel to the Company, and, to the extent it expresses opinions or conclusions as to federal income tax law, represents the opinion of Willkie Farr & Gallagher as to such matters. This summary does not purport to consider all the possible United States federal income tax consequences of the purchase, ownership or disposition of Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes held as capital assets. Moreover, this summary does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or purchasers that have a "functional currency" other than the U.S. dollar. Except to the extent discussed below under "Non-United States Holders," this summary is not applicable to holders of Notes other than U.S. Holders (as defined below). This summary is based upon the United States federal income tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to Notes or holders thereof. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

  For purposes of this discussion, a "U.S. Holder" is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia) or
(iii) a person otherwise subject to United States federal income taxation on its worldwide income.

United States Holders

 Payments of Interest

  In general, payment of "qualified stated interest" on a Note (as defined below under "Original Issue Discount"), will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

 Original Issue Discount

  The following discussion summarizes the United States federal income tax consequences to U.S. Holders of Notes issued with original issue discount for United States federal income tax purposes ("OID"). U.S. Holders of a Note issued with OID generally will be subject to special tax accounting rules provided in the Internal Revenue Code of 1986, as amended (the "Code") and certain Treasury regulations promulgated thereunder (the "OID Regulations").

U.S. Holders of Discount Notes should be aware that, as described in greater detail below, the Code and the OID Regulations provide rules that require them to include OID in gross income before the receipt of cash attributable to such income, without regard to their method of accounting for tax purposes.

 General

  A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is greater than or equal to a de minimis amount (set forth in the Code and the OID Regulations). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes are sold to the public (other than to underwriters, placement agents or wholesalers). Under the OID Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments made with respect to the Note that are not payments of "qualified stated interest." A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between stated interest payments. If a particular issue of Notes will constitute an issue of Discount Notes, the applicable Prospectus Supplement will so state.

  In general, if the excess of a Note's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes "de minimis OID." Under the OID Regulations, unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply) and a U.S. Holder of such a Note will recognize capital gain with respect to such de minimis OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

  In general, the amount of OID includible in gross income by a U.S. Holder of a Discount Note is the sum of the "daily portions" of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the U.S. Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first day or final day of an accrual period.

  The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and the Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The yield to maturity of a Discount Note is the discount rate that causes the present value of all payments on the Discount Note as of its original issue date to equal the issue price of such Discount Note. The "adjusted issue price" of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, which are discussed below), and the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less
(y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment.

   As a result of this "constant yield" method of including OID in income, U.S. Holders of Discount Notes generally will have to include in income increasingly greater amounts of OID over the life of the Notes.

 Acquisition Premium

  A U.S. Holder that purchases a Discount Note for an amount in excess of its adjusted issue price as of the purchase date but less than its stated redemption price at maturity (any such excess being "acquisition premium"), and that does not make the election described below under "Election To Treat All Interest as Original Issue Discount," is permitted to reduce the amount of OID which must be included in gross income for any taxable year (but not below zero) by the portion of the acquisition premium properly allocable to such year.

 Optional Redemption

  For purposes of determining whether a Note is a Discount Note and calculating the amount of OID on such Note, an option to redeem a Note held by the Company will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed or repaid as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be lower than its yield to Stated Maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Discount Note's adjusted issue price on that date. U.S. Holders are urged to consult their own tax advisors with respect to the Company's option to redeem the Notes. See "Description of Notes--Optional Redemption."

 Notes Purchased at a Premium

  Under the Code, a U.S. Holder that purchases a Note for an amount in excess of its stated redemption price at maturity will not be subject to the OID rules and may elect to treat such excess as "amortizable bond premium," in which case the amount of qualified stated interest required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (using a constant yield method based on the Note's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). A U.S. Holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during its holding period. See also "Election to Treat All Interest as Original Issue Discount."

 Notes Purchased at a Market Discount

  A Note will be treated as purchased at a market discount (a "Market Discount Note") if the amount for which a U.S. Holder purchased the Note is less than the Note's issue price, subject to a de minimis rule similar to the rule relating to de minimis OID described under "Original Issue Discount--General."

  In general, any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to the Note in an amount not exceeding the accrued market discount on the Note until the maturity or disposition of the Note.

 Election to Treat All Interest as Original Issue Discount

  Any U.S. Holder may elect to include in gross income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note, including payments of qualified stated interest, over the amount paid by such U.S. Holder for such Note) using the constant yield method described above under the heading "Original Issue Discount--General." For Notes purchased at a premium or Market Discount Notes, the U.S. Holder making such election will also be deemed to have an election to amortize any such premium or to accrue any such market discount in income on a constant yield basis.

 Purchase, Sale and Retirement of the Notes

  A U.S. Holder's adjusted tax basis in a Note generally will equal its cost, increased by the amount of any OID or market discount included in the U.S. Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis OID included in the U.S. Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A U.S. Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement (except for amounts attributable to accrued or unpaid interest which will be taxable as such) and the U.S. Holder's adjusted tax basis in the Note. Except to the extent described above under "Notes Purchased at a Market Discount," gain or loss recognized on the sale or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

Non-United States Holders

  Subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest (including OID) by the Company or any agent of the Company (acting in its capacity as such) to any holder of a Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to United States federal withholding tax, provided, in the case of interest (including OID), that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for United States tax purposes that is related to the Company (directly or indirectly) through stock ownership or a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iii) such payments are not effectively connected with the conduct of a United States trade or business by such Non-U.S. Holder and (iv) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

  Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to United States federal income or withholding taxes unless (i) such gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder or (ii) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met.

Information Reporting and Backup Withholding

  For each calendar year in which Notes are outstanding, the Company is required to provide the IRS with certain information, including each holder's name, address and taxpayer identification number (either the holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that holder during the calendar year and the amount of tax withheld, if any.

This obligation, however, does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

  Payments on a Note beneficially owned by a Non-U.S. Holder will not be subject to United States backup withholding tax and information reporting requirements if such holder has provided the statement described in clause (iv) in the first paragraph under "Non-U.S. Holders" above, or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied). In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including OID) and principal (and premium if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

  Payment of the proceeds from the sale of a Note to or through a foreign "broker" (as defined in the applicable Treasury regulations) will not be subject to information reporting requirements or backup withholding tax, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

  On October 6, 1997, the United States Treasury Department issued final Treasury regulations governing information reporting requirements and certification procedures regarding withholding and backup withholding on certain amounts paid to a Non-U.S. Holder after December 31, 1999. The new Treasury regulations may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Notes.

                                 ERISA MATTERS

  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and/or Section 4975 of the Code and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code.

  The Company, directly or through it affiliates, may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions entered into at the direction of an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions entered into at the discretion of certain in-house asset managers). Any persons acquiring and holding Notes for or on behalf of any Plan, or for or on behalf of any entity which is deemed to hold the assets of any Plan for purposes of ERISA and Section 4975 of the Code (a "Plan Asset Entity"), shall be deemed to have represented to Presidential that at least one of the foregoing exemptions is available with respect to such acquisition and holding and that all applicable conditions of such exemption have been satisfied (and will continue to be satisfied so long as the Notes are held), or that such person has otherwise determined after due inquiry that such acquisition and holding will not involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Any persons proposing to acquire Notes for or on behalf of any Plan or Plan Asset Entity should consult with its counsel as to the propriety of such acquisition under ERISA and Section 4975 of the Code.

                              PLAN OF DISTRIBUTION

  With respect to the offering of Notes, the following summary of the plan of distribution will be supplemented by a description of such offering, including the particular terms and conditions thereof (which shall include the rate of interest), set forth in the applicable Prospectus Supplement relating to such Notes.

  The Company may sell the Notes in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. Each Prospectus Supplement with respect to an issue of Notes will set forth the terms of the offering of such Notes, including the name or names of any underwriters or agents, the price of such Notes and the net proceeds to the Company from such sale, any underwriting discounts, commissions or other items constituting underwriters' or agents' compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Notes may be listed.

  If underwriters are used in the sale, the Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Notes may be offered to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly by one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Notes offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Notes may be sold directly by the Company to one or more institutional purchasers, or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Notes will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Until the distribution of the Notes is completed, rules of the Commission may limit the ability of underwriters to bid for and purchase the Notes. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are set forth on the cover page of the applicable Prospectus Supplement, underwriters may reduce that short position by purchasing Notes in the open market. In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Such activities, if commenced, may be discontinued at any time.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Notes from the Company at the public offering price set forth in such Prospectus Supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts my be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases such institutions must be approved by the Company. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

  Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the issuance of the Notes will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to the offering of the Notes will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

  The Consolidated Financial Statements and financial statement schedules of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing and incorporated by reference herein, and have been so included and incorporated by reference in reliance upon such reports given upon their authority as experts in accounting and auditing.

  With respect to the unaudited interim financial information for the three-month and six-month periods ended June 30, 1998 and 1997 which is included and incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report for the quarter ended June 30, 1998 and included elsewhere herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                      GLOSSARY OF SELECTED INSURANCE TERMS

A.M. Best....................  A.M. Best Company, the publisher of Best's
                                Insurance Report.

Annuity......................  A contract that provides for a fixed or variable periodic payment made from a stated or contingent date and continued for a specified period, such as for a number of years (certain period) or for life (life contingent), either immediately or after a stated accumulation period.

Asset Valuation Reserve;
 AVR.........................  AVR establishes statutory reserves for all investments. AVR generally captures all
                                realized and unrealized gains and losses on such assets, other than those resulting from changes in interest rates. AVR has no effect on financial statements prepared in conformity with GAAP.

Cash Surrender Value.........  The amount of cash that may be realized by the owner of an annuity contract or life insurance policy with a life insurance company upon lapse or surrender of the policy or contract prior to its maturity.

Cede, Ceding Company.........
                               When a company reinsures all or a portion of
                                its risk with another, it "cedes" business and is referred to as the "ceding company."

Credited Rates...............  Interest rates applied to annuity contracts and life insurance policies whether contractually guaranteed or currently declared for a specified period.

Deferred Annuity (single
 premium deferred
 annuity/flexible premium
 deferred annuity)...........
                               An annuity that: (i) can be paid either with a
                                single premium or an initial premium and additional optional premiums; and (ii) includes a schedule of periodic income benefits to commence after an accumulation period.

Deferred Policy Acquisition
 Costs ("DAC")...............
                               Agents' and brokers' commissions, premiums,
                                taxes, marketing, underwriting and other direct expenses which vary with and are directly related to the production of business. These acquisition costs are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in conformity with GAAP.

Deposits.....................  All payments and other consideration received on certain contracts, principally universal and investment type contracts. These amounts are not included in revenues under GAAP but are included directly in policyholder account balances.

Flexible Premium Annuities...  Annuities that permit annual premium payments in such amounts as the holder deems
                                appropriate.

Generally Accepted
 Accounting Principles;
 GAAP........................
                               United States generally accepted accounting
                                principles as defined by the American
                                Institute of Certified Public Accountants and the Financial Accounting Standards Board.

Guaranty Funds...............  Funds created in all states, the District of
                                Columbia and Puerto Rico by law, to cover funding shortfalls in paying claims of insolvent insurance companies. These funds are maintained by assessments of insurance companies operating in a particular state in proportion to their business written in that state.

In Force.....................  The total face amount of insurance coverage under contracts that have not expired.

Interest Maintenance
 Reserve; IMR................
                               IMR captures the net gains and losses from
                                changes in the overall level of interest rates that are realized upon the sale of investments prior to maturity and amortizes these net realized gains into income over the remaining life of each investment sold. IMR has no effect on financial statements prepared in conformity with GAAP.

IRIS.........................  The NAIC's Insurance Regulatory Information
                                System.

Lapse........................  Termination of a policy because of surrender, failure to pay a premium or lack of sufficient cash value to maintain in force status.

National Association of
 Insurance Commissioners
 (the "NAIC")................
                               An association made up of the officials of each
                                state responsible for the administration of that state's insurance laws.

Net Investment Income........  Earnings on the investment portfolio of assets, net of related investment expenses.

NYSDI........................  The New York State Department of Insurance.

Persistency..................
                               The rate which insurance policies or annuity
                                contracts remain in force, expressed as a percentage of the number of policies remaining in force over the previous year.

Premiums.....................  Payments and considerations received during the year on annuity contracts and insurance
                                policies, other than universal life and
                                investment-type contracts, issued or reinsured (assumed less ceded) by an insurance company and accounted for as revenues under GAAP.

Reinsurance..................
                               The practice whereby one party, called the
                                reinsurer or assuming company, in
                                consideration of a premium paid to such party, agrees to indemnify another party, called the ceding company. Reinsurance provides a primary insurer with three major benefits: it reduces net liability on individual risks; it helps to protect against catastrophic losses; and it helps to maintain acceptable surplus and reserve ratios. Reinsurance provides a primary insurer with additional underwriting capacity in that the primary insurer can accept larger risks and can expand the volume of business it writes without increasing its capital base. Reinsurance may be on an assumption basis, which effectively transfers to the reinsurer all rights and obligations on the business reinsured. Reinsurance may be on a coinsurance basis, which means that the reinsure accepts a stated proportion of all policy risks. Reinsurance may be on an excess or stop l loss basis, which means that the reinsurer is responsible for any benefits in excess of a stated amount.

Reserves.....................  Liabilities established by an insurer to reflect the estimated discounted present value of cost of claims, payments or contract liabilities and the related expenses that the insurer ultimately will be required to pay in respect of insurance or annuities it has written.

Retention....................
                               In a reinsurance context, the amount or portion
                                of risk which a ceding insurer retains for its own account.

                                Losses paid by a ceding insurer in excess of the retention level are then owed to the insurer by the reinsurer.

Risk-Based Capital
 Requirements................
                               Regulatory and rating agency targeted surplus
                                based on the relationship of statutory capital and surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures.

Single Premium Deferred
 Annuities...................
                               Annuities that require a one-time lump sum
                                payment of consideration upon the issuance of the contract with benefit payments commencing at some future date following an accumulation period.

Single Premium Immediate
 Annuities...................
                               Annuities that require a one-time lump sum
                                payment of consideration upon the issuance of the contract and which begin benefit payments immediately after issuance.

Statutory Accounting
 Practices ("Statutory").....
                               Accounting practices prescribed or permitted by
                                state insurance regulatory authorities.
                                Statutory emphasizes solvency rather than operating results which match revenues and expenses during an accounting period.

Statutory Reserves...........
                               Monetary amounts established by state insurance
                                law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices.

Statutory Surplus............  The excess of statutory admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.

Superintendent...............
                               The Superintendent of Insurance of the State of
                                New York.

Surrender Charge.............  The fee charged to a policyholder when an annuity or life insurance policy is
                                surrendered for its cash value. Such charge is intended to recover policy acquisition costs and act as a deterrent to early surrender. Surrender charges typically grade down over a set period of time as a percentage of the account values in relation to the anticipated amortization of the deferred policy acquisition costs until there are no more surrender charges.

Surrenders and Withdrawals...  Surrenders of annuity contracts and life insurance policies for their entire net cash surrender values and withdrawals of a portion of such values.

Term Life Insurance..........  Life insurance protection during a certain number of years but expiring without policy cash value if the insured survives the stated period. Most term policies provide for guaranteed continuation of coverage for life at increased premium rates.

Total Admitted Assets........
                               Assets which have been recognized and approved
                                by regulatory authorities in evaluating the financial condition of an insurance company.

Underwriting.................  The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge the proper premium for each.

Universal Life Insurance.....
                               Life insurance under which: (i) premiums and
                                credited interest rates generally are
                                flexible; (ii) the level of death benefits may be adjusted; and (iii) expenses and other charges are specifically disclosed to the purchaser. This type of policy is sometimes referred to as unbundled life insurance because its three basis elements (investment earnings, cost of insurance and expenses charges) are separately identified both in the policy and in an annual report to the policyholder.

Whole Life Insurance.........  Insurance that may be kept in force for a person's entire life by paying one ore more premiums. It is paid for in one of three different ways; (i) ordinary life insurance (premiums are payable as long as the insured lives); (ii) limited payment life insurance (premiums are payable over a specified number of years); and (ii) single premium life insurance (a lump sum amount paid at the inception of the policy). The insurance policy pays a benefit (contractual amount adjusted for items such as policy loans and dividends, if any) at the death of the insured. Whole life insurance contracts also build up nonforfeiture benefits.

                         PRESIDENTIAL LIFE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements                                 Page
                                                                          -----
Independent Auditors' Report............................................    F-2
Consolidated Balance Sheets at December 31, 1996 and 1997...............    F-3
Consolidated Statements of Income for the years ended December 31, 1995,
 1996 and 1997..........................................................    F-4
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1995, 1996
 and 1997...............................................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997....................................................    F-6
Notes to the Consolidated Financial Statements..........................    F-7
Unaudited Interim Consolidated Financial Statements
Independent Accountants' Report.........................................   F-22
Consolidated Balance Sheets at December 31, 1997 and June 30, 1998......   F-23
Consolidated Statements of Income for the six months ended June 30, 1997
 and 1998...............................................................   F-24
Consolidated Statements of Income for the three months ended June 30,
 1997 and 1998..........................................................   F-25
Consolidated Statements of Shareholders' Equity for the six months ended
 June 30, 1997 and 1998.................................................   F-26
Consolidated Statements of Cash Flows for the six months ended June 30,
 1997 and 1998..........................................................   F-27
Condensed Notes to Consolidated Financial Statements....................   F-28
Consolidated Financial Statement Schedules
 II Consolidated Balance Sheets (Parent Company Only)...................  Sch-1
 II Condensed Statements of Income (Parent Company Only)................  Sch-2
 II Condensed Statements of Cash Flows (Parent Company Only)............  Sch-3
III Supplemental Insurance Information..................................  Sch-4
IV Reinsurance..........................................................  Sch-5

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
 Presidential Life Corporation
 Nyack, New York 10960

  We have audited the accompanying consolidated balance sheets of Presidential Life Corporation and subsidiaries ("the Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in the foregoing Index to Financial Statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statements schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                       /s/ Deloitte & Touche LLP

New York, New York
February 12, 1998

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                           ---------------------
                                                              1996       1997
                                                           ---------- ----------
                                                              (In thousands,
                                                             except share data)
                         ASSETS:
Investments:
  Fixed maturities:
  Available for sale.....................................  $1,823,349 $1,909,924
  Common stocks..........................................      42,059     45,773
  Mortgage Loans.........................................      18,622     17,865
  Real Estate............................................         426        417
  Policy Loans...........................................      18,068     18,120
  Short-term investments.................................     240,038    264,098
  Other invested assets..................................     176,103    208,162
                                                           ---------- ----------
    Total investments....................................   2,318,665  2,464,359
Cash and cash equivalents................................         819     13,480
Accrued investment income................................      32,474     28,167
Deferred policy acquisition costs........................      39,783     37,685
Furniture and equipment, net.............................         329        567
Amounts due from reinsurers..............................       7,775      8,249
Other assets.............................................       1,532      1,222
Assets held in separate account..........................       5,548      4,612
                                                           ---------- ----------
    TOTAL ASSETS.........................................  $2,406,925 $2,558,341
                                                           ========== ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Policy Liabilities:
 Policyholders' account balances.........................  $1,260,545 $1,280,900
 Future policy benefits:
  Annuity................................................     365,321    380,109
  Life and accident and health...........................      49,859     50,848
 Other policy liabilities................................       2,690      3,124
                                                           ---------- ----------
    Total policy liabilities.............................   1,678,415  1,714,981
Dollar repurchase agreements.............................     200,883    205,202
Notes payable............................................      50,000     50,000
Short term note payable..................................       5,000     20,000
Deposits on policies to be issued........................       1,270      2,436
Deferred federal income taxes............................      31,649     46,575
General expenses and taxes accrued.......................       7,294      7,074
Other liabilities........................................       3,803      4,807
Liabilities related to separate account..................       5,548      4,612
                                                           ---------- ----------
    Total liabilities....................................   1,983,862  2,055,687
                                                           ---------- ----------
Shareholders' Equity:
Capital stock ($.01 par value, authorized 100,000,000
 shares, issued and outstanding 32,621,549 shares in 1997
 and 32,992,835 shares in 1996)..........................         330        326
Additional paid-in capital...............................      24,023     18,274
Net unrealized investment gains..........................      40,294     71,540
Retained earnings........................................     358,416    412,514
                                                           ---------- ----------
    Total Shareholders' Equity...........................     423,063    502,654
                                                           ---------- ----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $2,406,925 $2,558,341
                                                           ========== ==========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                             Years Ended December 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
                                         (In thousands, except share data)
REVENUES:
 Insurance revenues:
  Premiums............................. $     4,408  $     4,244  $     3,976
  Annuity considerations...............       3,780        8,461       19,655
  Universal life and investment type
   policy fee income...................       1,934        2,090        1,988
 Net investment income.................     170,780      186,180      191,818
 Realized investment gains.............      17,216       20,020       26,039
 Other income..........................       1,746        2,679        4,228
                                        -----------  -----------  -----------
    TOTAL REVENUES.....................     199,864      223,674      247,704
                                        -----------  -----------  -----------
BENEFITS AND EXPENSES:
 Death and other life insurance
  benefits.............................       7,366        6,887        7,236
 Annuity benefits......................      36,016       36,510       37,867
 Interest credited to policyholders'
  account balances.....................      78,802       75,252       76,202
 Interest expense on notes payable.....       5,045        5,049        5,850
 Other interest and other charges......         427          330          445
 Increase (decrease) in liability for
  future policy benefits...............       1,312        5,281       15,248
 Commissions to agents, net............       3,025        3,215        4,357
 General expenses and taxes............      11,940       13,944       12,813
 Decrease (increase) in deferred policy
  acquisition costs....................        (459)         849       (2,872)
                                        -----------  -----------  -----------
    TOTAL BENEFITS AND EXPENSES........     143,474      147,317      157,146
                                        -----------  -----------  -----------
Income before income taxes.............      56,390       76,357       90,558
                                        -----------  -----------  -----------
Provision (benefit) for income taxes:
  Current..............................       9,495       23,199       31,165
  Deferred.............................      (2,163)      (1,363)      (1,899)
                                        -----------  -----------  -----------
                                              7,332       21,836       29,266
                                        -----------  -----------  -----------
NET INCOME............................. $    49,058  $    54,521  $    61,292
                                        ===========  ===========  ===========
Weighted average number of shares
 outstanding during the year...........  33,631,719   33,184,294   32,734,733
                                        ===========  ===========  ===========
Earnings per common share.............. $      1.46  $      1.64  $      1.87
                                        ===========  ===========  ===========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                    Net
                                                 Unrealized
                                      Additional Investment
                              Capital  Paid-in     Gains    Retained
                               Stock   Capital    (Losses)  Earnings   Total
                              ------- ---------- ---------- --------  --------
                                     (In thousands, except share data)
Balance at January 1, 1995..   $337    $31,751    $(39,463) $263,328  $255,953
Net income..................                                  49,058    49,058
Increase in Unrealized
 Investment Gains, Net......                       101,195             101,195
Purchase and Retirement of
 Stock......................     (2)    (1,704)                         (1,706)
Issuance of Shares under
 Stock Option Plan..........                83                              83
Dividends Paid to
 Shareholders ($.105 per
 share).....................                                  (3,523)   (3,523)
                               ----    -------    --------  --------  --------
Balance at December 31,
 1995.......................    335     30,130      61,732   308,863   401,060
Net income..................                                  54,521    54,521
Change in Unrealized
 Investment Gains, Net......                       (21,438)            (21,438)
Purchase and Retirement of
 Stock......................     (7)    (7,031)                         (7,038)
Issuance of Shares under
 Stock Option Plan..........      2        924                             926
Dividends Paid to
 Shareholders ($.15 per
 share).....................                                  (4,968)   (4,968)
                               ----    -------    --------  --------  --------
Balance at December 31,
 1996.......................    330     24,023      40,294   358,416   423,063
Net income..................                                  61,292    61,292
Change in Unrealized
 Investment Gains, Net......                        31,246              31,246
Purchase and Retirement of
 Stock......................     (4)    (5,758)                         (5,762)
Issuance of Shares under
 Stock Option Plan..........                 9                               9
Dividends Paid to
 Shareholders ($.22 per
 share).....................                                  (7,194)   (7,194)
                               ----    -------    --------  --------  --------
Balance at December 31,
 1997.......................   $326    $18,274    $ 71,540  $412,514  $502,654
                               ====    =======    ========  ========  ========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Years Ended December 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
                                                   (in thousands)
OPERATING ACTIVITIES:
 Net income............................. $    49,058  $    54,521  $    61,292
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Benefit for deferred income taxes.....      (2,163)      (1,363)      (1,899)
  Depreciation and amortization.........         499          439          474
  Net accrual of discount on fixed matu-
   rities...............................      (1,108)      (1,184)      (4,181)
  Realized investment gains.............     (17,216)     (20,020)     (26,039)
 Changes in:
  Accrued investment income.............     (11,531)       1,854        4,307
  Deferred policy acquisition costs.....        (459)         849       (2,872)
  Federal income tax recoverable........       8,657          477            0
  Liability for future policy benefits..       1,588        5,689       15,777
  Other items...........................       2,911        2,612          436
                                         -----------  -----------  -----------
    Net Cash Provided by Operating
     Activities.........................      30,241       43,928       47,295
                                         -----------  -----------  -----------
INVESTING ACTIVITIES:
 Fixed Maturities:
  Available for Sale:
   Acquisitions.........................    (326,630)    (302,778)    (338,058)
   Sales................................      44,453       13,713       29,325
   Maturities, calls and repayments.....      90,147      259,108      252,383
 Common Stocks:
   Acquisitions.........................     (25,087)     (15,663)     (18,722)
   Sales................................      73,449       54,369       68,377
 Decrease (increase) in short term
  investments and policy loans..........     (62,357)     (46,884)     (24,112)
 Other Invested Assets:
   Additions to other invested assets...     (31,655)     (62,045)    (110,760)
   Distributions from other invested
    assets..............................      23,812       36,274       78,701
 Purchase of property and equipment.....         (41)        (154)        (409)
 Mortgage loan on real estate...........      (1,392)         393          757
 Amounts due from security
  transactions..........................      52,588            0            0
                                         -----------  -----------  -----------
Net Cash Used in Investing Activities...    (162,713)     (63,667)     (62,518)
                                         -----------  -----------  -----------
FINANCING ACTIVITIES:
 Proceeds from Dollar Repurchase
  Agreements............................   1,670,600    2,308,967    2,429,540
 Repayment of Dollar Repurchase
  Agreements............................  (1,549,547)  (2,268,500)  (2,425,221)
 Proceeds from line of credit...........           0        5,000       15,000
 Increase (decrease) in policyholders'
  account balances......................      14,207       (9,353)      20,355
 Repurchase of common stock.............      (1,706)      (7,038)      (5,762)
 Deposits on policies to be issued......       1,342       (1,677)       1,166
 Dividends paid to shareholders.........      (3,526)      (4,967)      (7,194)
                                         -----------  -----------  -----------
Net Cash Provided by Financing Activi-
 ties...................................     131,370       22,432       27,884
                                         -----------  -----------  -----------
Increase (Decrease) in Cash and Cash
 Equivalents............................      (1,102)       2,693       12,661
Cash and Cash Equivalents at Beginning
 of Year................................        (772)      (1,874)         819
                                         -----------  -----------  -----------
Cash and Cash Equivalents at End of
 Year................................... $    (1,874) $       819  $    13,480
                                         ===========  ===========  ===========
Supplemental Cash Flow Disclosure:
 Income Taxes Paid...................... $     6,887  $    27,303  $    27,700
                                         ===========  ===========  ===========
 Interest Paid.......................... $     4,750  $     4,750  $     5,508
                                         ===========  ===========  ===========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A. Business

  Presidential Life Corporation ("the Company"), through its wholly-owned subsidiary Presidential Life Insurance Company ("the Insurance Company"), is engaged in the sale of life insurance and annuities.

 B. Basis of Presentation and Principles of Consolidation

  The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). Intercompany transactions and balances have been eliminated in consolidation. Certain amounts have been reclassified to conform to the current year's presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 C. Investments

  Fixed maturity investments available for sale represent investments which may be sold in response to changes in various economic conditions. These investments are carried at estimated market value and net unrealized gains (losses), net of the effects of amortization of deferred policy acquisition costs and deferred Federal income taxes are credited or charged directly to shareholders' equity, unless a decline in market value is considered to be other than temporary in which case the investment is reduced to its net realizable value. Equity securities include common stocks and non-redeemable preferred stocks and are carried at estimated market, with the related unrealized gains and losses, net of deferred income tax effect, if any, charged or credited directly to shareholders' equity, unless a decline in market value is deemed to be other than temporary in which case the investment is reduced to its net realizable value.

  "Other invested assets" are recorded at the lower of cost or market, or equity as appropriate, and primarily include interests in limited partnerships, which principally are engaged in real estate, international opportunities, acquisitions of private growth companies, debt restructuring and merchant banking. In general, risks associated with such limited partnerships include those related to their underlying investments (i.e., equity securities, debt securities and real estate), plus a level of illiquidity, which is mitigated by the ability of the Company to take annual distributions of partnership earnings. To evaluate the appropriateness of the carrying value of a limited partnership interest, management maintains ongoing discussions with the investment manager and considers the limited partnership's operation, its current and near term projected financial condition, earnings capacity, and

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES distributions received by the Company during the year. Because it is not practicable to obtain an independent valuation for each limited partnership interest, for purposes of disclosure the market value of a limited partnership interest is estimated at book value. Management believes that the net realizable value of such limited partnership interests, in the aggregate, exceeds their related carrying value as of December 31, 1997 and 1996. As of December 31, 1997, the Company was committed to contribute, if called upon, an aggregate of approximately $73.7 million of additional capital to certain of these limited partnerships.

  In evaluating whether an investment security or other investment has suffered an impairment in value which is deemed to be "other than temporary", management considers all available evidence. When a decline in the value of an investment security or other investment is considered to be other than temporary, the investment is reduced to its net realizable value, (which contemplates the price that can be obtained from the sale of such asset in the ordinary course of business) which becomes the new cost basis. The amount of reduction is recorded as a realized loss. A recovery from the adjusted cost basis is recognized as a realized gain only at sale.

  The Company participates in "dollar roll" repurchase agreement transactions to enhance investment income. Dollar roll transactions involve the sale of certain mortgage backed securities to a holding institution and a simultaneous agreement to purchase substantially similar securities for forward settlement at a lower dollar price. The proceeds are invested in short-term securities at a positive spread until the settlement date of the similar securities. During this period, the holding institution receives all income and prepayments for the security. Dollar roll repurchase agreement transactions are treated as financing transactions for financial reporting purposes.

  Realized gains and losses on disposal of investments are determined for fixed maturities and equity securities by the specific-identification method.

  Investments in short-term securities, which consist primarily of United States Treasury Notes and corporate debt issues maturing in less than one year, are recorded at amortized cost which approximates market. Mortgage loans are stated at their amortized indebtedness. Policy loans are stated at their unpaid principal balance.

  The Company's investments in real estate include two buildings in Nyack, New York, which are occupied entirely by the Company. The investments are carried at cost less accumulated depreciation. Depreciation has been provided on a straight line basis at the rate of 4% per annum for one building and 5% per annum for the other. Accumulated depreciation amounted to $204,400 and $201,200 at December 31, 1997 and 1996, respectively, and related depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $3,200, $3,200 and $3,200, respectively.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

 D. Furniture and Equipment

  Furniture and equipment is carried at cost and depreciated on a straight line basis over a period of five to ten years except for automobiles which are depreciated over a period of three years. Accumulated depreciation amounted to $219,300 and $4,100,000 at December 31, 1997 and 1996, respectively, and related depreciation expense for each of the three years in the period ended December 31, 1997 was $163,700, $187,200 and $192,000, respectively.

 E. Recognition of Insurance Income and Related Expenses

  Premiums from traditional life and annuity policies with life contingencies are recognized generally as income over the premium paying period. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This matching is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

  For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided ("limited payment contracts"), premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

  Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders' account balances and interest credited to policyholders' account balances.

  For the fiscal years ended December 31, 1997, 1996, and 1995, approximately 67.3%, 78.3% and 83.5%, respectively, of premiums from traditional life, annuity, universal life and investment-type contracts received by the Company were attributable to sales to annuitants and policyholders residing in the State of New York. In addition, approximately 0%, 0% and 12.5% of the Company's total insurance revenues from those respective years were attributable to sales through an agency principally owned by a director of the Company until his death in December 1995. Management believes that the Company's transactions with such agency were made on terms at least as fair to the Company as could be obtained from unaffiliated third parties. Compensation of agents is strictly regulated by the New York State Department of Insurance.

 F. Deferred Policy Acquisition Costs

  The costs of acquiring new business (principally commissions, certain underwriting, agency and policy issue expenses), all of which vary with and are primarily related to the

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES production of new business, have generally been deferred. When a policy is surrendered, the remaining unamortized cost is written off. Deferred policy acquisition costs are subject to recoverability testing at time of policy issue and loss recognition testing at the end of each fiscal year.

  For immediate annuities with life contingencies, deferred policy acquisition costs are amortized over the life of the contract, in proportion to expected future benefit payments.

  For traditional life policies, deferred policy acquisition costs are amortized over the premium paying periods of the related policies using assumptions that are consistent with those used in computing the liability for future policy benefits. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. For these contracts the amortization periods generally are for the scheduled life of the policy, not to exceed 30 years.

  Deferred policy acquisition costs are amortized over periods ranging from 15 to 25 years for universal life products and investment-type products as a constant percentage of estimated gross profits arising principally from surrender charges and interest and mortality margins based on historical and anticipated future experience, updated regularly. The effects of revisions to reflect actual experience on previous amortization of deferred policy acquisition costs, subject to the limitation that the accrued interest on the deferred acquisition costs balance may not exceed the amount of amortization for the year, are reflected in earnings in the period estimated gross profits are revised.

  Unamortized deferred policy acquisition costs for the years ended December 31, 1997 and 1996 are summarized as follows:

                                                               1996     1997
                                                              -------  -------
                                                              (in thousands)
   Balance at the beginning of year.......................... $33,330  $39,783
   Current year's costs deferred.............................   6,307    9,783
                                                              -------  -------
     Total...................................................  39,637   49,566
   Less, amortization for the year...........................   7,150    6,581
                                                              -------  -------
     Total...................................................  32,487   42,985
   Change in amortization (benefit) related to unrealized
    gain (loss) in investments...............................  (7,296)   5,300
                                                              -------  -------
   Balance at the end of the year............................ $39,783  $37,685
                                                              =======  =======

 G. Future Policy Benefits

  Future policy benefits for traditional life insurance policies are computed using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on anticipated experience which, together with interest and

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES expense assumptions, provide a margin for adverse deviation. Benefit liabilities for deferred annuities during the accumulation period are equal to accumulated contract-holders' fund balances and after annuitization are equal to the present value of expected future payments. During the three years in the period ended December 31, 1997, interest rates used in establishing such liabilities range from 4.5% to 11% for life insurance liabilities and from 5.5% to 13.60% for annuity liabilities.


 H. Policyholders' Account Balances

  Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less mortality and expense charges and withdrawals.

  These account balances are summarized as follows:

                                                 1995       1996       1997
                                              ---------- ---------- ----------
                                                       (in thousands)
   Account balances at beginning of year..... $1,255,691 $1,269,898 $1,260,545
   Additions to account balances.............    199,510    190,559    209,568
                                              ---------- ---------- ----------
     Total...................................  1,455,201  1,460,457  1,470,113
   Deductions from account balances..........    185,303    199,912    189,213
                                              ---------- ---------- ----------
   Account balances at end of year........... $1,269,898 $1,260,545 $1,280,900
                                              ========== ========== ==========

  Interest rates credited to account balances ranged from 4% to 12.5% in 1997, 1996 and 1995.

 I. Federal Income Taxes

  The Company and its subsidiaries file a consolidated Federal income tax return. The asset and liability method in recording income taxes on all transactions that have been recognized in the financial statements is used. Deferred taxes are adjusted to reflect tax rates at which future tax liabilities or assets are expected to be settled or realized.

 J. Separate Accounts

  Separate Accounts are established in conformity with New York State Insurance Law and represent funds for which investment income and investment gains and losses accrue to the policyholders. Assets and liabilities (stated at market value) of the Separate Account, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contract-holders, are shown as separate captions in the consolidated balance sheets.

  Deposits to the Separate Account are reported as increases in Separate Account liabilities and are not reported in revenues. Mortality, policy administration and surrender charges to the Separate Account are included in revenues.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

 K. Earnings Per Common Share

  The Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings Per Share" (SFAS No. 128) which specifies the computation, presentation and disclosure requirements of earnings per share for entities with publicly held common stock and potential common stock. Earnings per share
(EPS) presented on the face on the consolidated income statement has been calculated to reflect the adoption of SFAS No. 128 by the Company. Basic EPS is computed based upon the weighted average number of common shares outstanding during the year. Diluted EPS is computed based upon the weighted average number of common shares including contingently issuable shares and other dilutive items. The weighted average number of common shares used to compute diluted EPS for the year ending December 31, 1997 was 32,736,202. The dilution from the potential exercise of stock options outstanding did not change basic EPS.

 L. Cash and Cash Equivalents

  Cash and cash equivalents includes cash on hand and amounts due from banks with an original maturity of three months or less.

 M. New Accounting Pronouncements

  In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 amends SFAS No. 125 by deferring for one year the effective date of paragraph 15 of SFAS No. 125, addressing secured borrowings and collateral, and for repurchase agreement, dollar roll, security lending and similar transactions, of paragraphs 9 through 12 and 237(b) of SFAS No. 125. SFAS No. 127 is effective for certain transactions occurring after December 31, 1997, and must be applied prospectively. Management is evaluating the impact of SFAS 125 and 127 on the Company.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes standards for displaying comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997.

  Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company's current definition of its operating segments will not change.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

2. INVESTMENTS

  The following information summarizes the components of net investment income and realized investment gains (losses).

                                                       Year Ended December 31
                                                     --------------------------
                                                       1995     1996     1997
                                                     -------- -------- --------
                                                           (in thousands)
   Net Investment Income:
   Fixed maturities................................. $128,310 $132,467 $134,740
   Common stocks....................................      733    1,315    1,341
   Short-term investments...........................   14,010   14,226   14,368
   Other investment income..........................   32,497   44,141   48,797
                                                     -------- -------- --------
                                                      175,550  192,149  199,246
   Less investment expenses.........................    4,770    5,969    7,428
                                                     -------- -------- --------
   Net investment income............................ $170,780 $186,180 $191,818
                                                     ======== ======== ========

  The carrying value of fixed maturities which were non-income producing for more than twelve months at December 31, 1997, 1996 and 1995 was $0 million, $0 million and $1.5 million, respectively.

                                                        Year Ended December 31
                                                        -----------------------
                                                         1995    1996    1997
                                                        ------- ------- -------
                                                            (in thousands)
   Realized Investment Gains (Losses):
   Fixed maturities.................................... $ 5,458 $ 6,735 $12,080
   Common stocks.......................................  11,758  13,285  13,959
                                                        ------- ------- -------
   Total realized gains on investments................. $17,216 $20,020 $26,039
                                                        ======= ======= =======

                                                    Year Ended December 31
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
                                                        (in thousands)
   Unrealized Investment Gains (Losses):
   Fixed maturities.............................. $107,521  $ 61,931  $109,995
   Common stocks.................................    3,668     8,438    13,752
                                                  --------  --------  --------
   Unrealized investment gains................... $111,189  $ 70,369  $123,747
   Amortization of deferred acquisition costs....  (16,012)   (8,378)  (13,686)
   Deferred federal income taxes.................  (33,445)  (21,697)  (38,521)
                                                  --------  --------  --------
   Net unrealized investment gain................   61,732    40,294    71,540
                                                  ========  ========  ========
   Change in net unrealized investment gains..... $101,195  $(21,438) $ 31,246
                                                  ========  ========  ========

  The change in unrealized investment gains (losses) shown above resulted primarily from changes in general economic conditions which directly influenced investment security markets. These changes were also impacted by writedowns of investment securities for declines in market values deemed to be other than temporary.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  The following tables provide additional information relating to investments held by the Company:

December 31, 1997:

  AVAILABLE FOR SALE:

                                     Amortized   Gross   Unrealized   Market
   Type of Investment                   Cost     Gains     Losses     Value
   ------------------                ---------- -------- ---------- ----------
                                                  (in thousands)
   Fixed Maturities:
   Bonds and Notes:
     United States government and
      government agencies and
      authorities................... $  518,997 $ 21,815  $   (256) $  540,556
     States, municipalities and
      political subdivisions........     26,709    3,574         0      30,283
     Foreign governments............     12,160    2,190         0      14,350
     Public utilities...............    189,555   14,142      (425)    203,272
     All other corporate bonds......    855,347   74,441    (5,908)    923,880
   Preferred stocks, primarily
    corporate.......................    197,161    8,047    (7,625)    197,583
                                     ---------- --------  --------  ----------
   Total Fixed Maturities........... $1,799,929 $124,209  $(14,214) $1,909,924
                                     ========== ========  ========  ==========
   Common Stocks.................... $   32,021 $ 14,202  $   (450) $   45,773
                                     ========== ========  ========  ==========

December 31, 1996:

  AVAILABLE FOR SALE:

                                      Amortized   Gross  Unrealized   Market
   Type of Investment                    Cost     Gains    Losses     Value
   ------------------                 ---------- ------- ---------- ----------
                                                   (in thousands)
   Fixed Maturities:
   Bonds and Notes:
    United States government and
     government agencies and
     authorities..................... $   29,643 $ 2,287  $    (74) $   31,856
    States, municipalities and
     political subdivisions..........    567,423  10,062    (2,354)    575,130
    Foreign governments..............     12,014     686         0      12,700
    Public utilities.................    221,755   4,165    (4,966)    220,954
    All other corporate bonds........    774,094  52,386    (9,444)    817,036
   Preferred stocks, primarily
    corporate........................    156,488  13,624    (4,439)    165,673
                                      ---------- -------  --------  ----------
   Total Fixed Maturities............ $1,761,417 $83,210  $(21,277) $1,823,349
                                      ========== =======  ========  ==========
   Common Stocks..................... $   33,621 $ 8,993  $   (555) $   42,059
                                      ========== =======  ========  ==========

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  The estimated fair value of fixed maturities available for sale at December 31, 1997, by contractual maturity, are as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                                            Estimated Fair Value
                                                            --------------------
                                                               (in thousands)
   Due in one year or less.................................      $   11,410
   Due after one year through five years...................         143,204
   Due after five years through ten years..................         112,127
   Due after ten years.....................................       1,445,600
                                                                 ----------
   Total debt securities...................................       1,712,341
   Preferred stock.........................................         197,583
                                                                 ----------
   Total...................................................      $1,909,924
                                                                 ==========

  Proceeds from sales of fixed maturities during 1997, 1996 and 1995 were $718.4 million, $757.7 million and $506.7 million, respectively. During 1997, 1996 and 1995, respectively, gross gains of $16.4 million, $7.3 million and $4.8 million and gross losses of $4.5 million, $7.2 million and $14.7 million were realized on those sales.

  During 1996, the Company restructured or modified the terms of certain fixed maturity investments. Certain of these restructures included debt for equity exchanges. The fixed maturity portfolio, based on carrying value, includes $8.6 million at December 31, 1996 of such restructured securities. These restructures and modifications had no significant impact on gross interest income on these fixed maturities (which is included in net investment income). During 1997, the Company did not restructure or modify the terms of any fixed maturity investments.

  As of December 31, 1997, the Company's mortgage loans were collateralized by commercial office buildings in New York and Pennsylvania.

  Investments in U.S. Government and Government Agencies with an aggregate carrying value of $518,997,000 represents investments owned in any one issuer that aggregate 10% or more of shareholders' equity as of December 31, 1997.

  As of December 31, 1997 securities with a carrying value of approximately $5.5 million were on deposit with various state insurance departments to comply with applicable insurance laws.

  As part of a proposed rehabilitation plan for Fidelity Mutual Life Insurance Company ("Fidelity"), on January 11, 1995 the Insurance Company signed a definitive purchase agreement with the Pennsylvania Insurance Commissioner and Fidelity to invest up to $45 million for a minority (49.9%) stake in a Fidelity subsidiary insurance holding company. In addition, the Company had agreed to purchase $25 million of Senior Notes of such company.

                PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  The Company was informed by the Pennsylvania Insurance Commissioner that in response to the significant improvement in the invested assets of Fidelity, she has reopened the process to select an equity investor for the recapitalization and rehabilitation of Fidelity. The Company disagreed with the Insurance Commissioner's actions and commenced litigation which was settled in the second quarter of 1997. As part of the settlement, the Company received $1.7 million.

3. NOTES PAYABLE

  Notes payable at December 31, 1997 and 1996 consist of $50 million, 9 1/2% senior notes due December 15, 2000. Interest is payable June 15 and December
15. Debt issue costs are being amortized on the interest method over the term of the notes. As of December 31, 1997, such unamortized costs were $874 thousand. There are no principal payments required for the senior notes over the next three years and the total principal is due on December 15, 2000. The senior notes are callable after December 14, 1998.

  The indenture governing the senior notes contains covenants relating to limitations on additional indebtedness, restricted payments, liens and sale or issuance of capital stock of the Insurance Company. In the event the Company violates such covenants as defined in the indenture, the Company is obligated to offer to repurchase 25% of the outstanding principal amount of such notes. The Company believes that it is in compliance with all of the covenants.

  The short-term note payable is a bank line of credit in the amount of $25,000,000 and provides for interest on borrowings based on market indices. At December 31, 1997 and 1996 the Company had $20,000,000 and $5,000,000
outstanding, respectively. The short-term note payable outstanding at December 31, 1997 and 1996 had a weighted average interest rate of 6.625% and 6.281%, respectively.

4. SHAREHOLDERS' EQUITY

  The Company is authorized to issue 100,000,000 shares of its $.01 par value Common Stock. At December 31, 1997 32,621,549 shares were outstanding and at December 31, 1996 32,992,835 shares were outstanding.

  During the third quarter of 1997, the Company's Board of Directors increased the quarterly dividend rate to $.06 per share. During 1997 and 1996, the Company purchased and retired 372,300 and 724,000 shares of common stock, respectively. The Company is authorized pursuant to a resolution of the Board of Directors to purchase an additional 232,000 shares of common stock.

  Payment of dividends to the Company by the Insurance Company are effectively restricted by the provisions of the New York Insurance Law ("Insurance Law"). All dividend payments are subject to the review and disapproval by the New York Insurance Department.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

Under the New York State Insurance Law, the New York Superintendent has broad discretion to determine whether the financial condition of a stock life insurance company would support the payment of dividends to its shareholders.

  The New York Insurance Department has established informal guidelines for the Superintendent's determinations which focus upon, among other things, the overall financial condition and profitability of the insurer under statutory accounting practices. During 1997, 1996 and 1995, the Insurance Company paid dividends of $24.8 million, $15 million and $5 million, respectively, to the Company.

5. EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

 (a) Employee Retirement Plan

  The Company has a noncontributory defined benefit pension plan covering all eligible employees. The Company is both sponsor and administrator of this plan. The plan provides for pension benefits based on average pay and years of service. It is the Company's general policy to fund accrued pension costs as required under ERISA. In 1997, 1996 and 1995 the Company contributed $50,000, $450,000, and $120,500, respectively to the plan.

  Net pension cost included the following components:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
                                                          (in thousands)
   Service cost...................................... $   379  $   405  $   436
   Interest cost.....................................     293      330      370
   Actual return on plan assets......................    (293)    (298)    (343)
   Other.............................................       0       11       16
                                                      -------  -------  -------
   Net pension cost.................................. $   379  $   448  $   479
                                                      =======  =======  =======

  The funded status of the plan at December 31, 1997 and 1996 was as follows:

                                                               December 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
                                                              (in thousands)
   Projected benefits obligation............................. $(5,269) $(5,923)
   Plan assets at fair value.................................   4,444    4,558
                                                              -------  -------
   Assets less then projected benefit........................    (825)  (1,365)
   Unrecognized prior service cost...........................     195      167
   Unrecognized net gain.....................................    (757)    (619)
                                                              -------  -------
   Accrued pension costs..................................... $(1,387) $(1,817)
                                                              =======  =======
   Accumulated benefit obligation:
     Vested.................................................. $ 4,259  $ 4,868
     Nonvested...............................................      33        8
                                                              -------  -------
                                                              $ 4,292  $ 4,876
                                                              =======  =======

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  The following rates were used in computing the pension cost for the years ended December 31:

                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Weighted-average discount rate................................ 7.0% 7.0% 7.0%
   Assumed rate of compensation increases........................ 3.0% 3.0% 3.0%
   Expected long-term rates of return............................ 7.5% 7.5% 7.5%

 (b) Employee Savings Plan

  The Company adopted an Internal Revenue Code (IRC) Section 401(k) plan for its employees effective January 1, 1992. Under the plan, participants may contribute up to a maximum of 15% of their pre-tax earnings or the dollar limit as prescribed by IRC Section 415(d). A portion of participants' pre-tax earnings may be matched by the Company. For the years ended December 31, 1997, 1996 and 1995, the Company's contribution was approximately $43,700, $40,500 and $14,000, respectively.

 (c) Employee Stock Option Plan

  The Company has adopted an incentive stock option plan recommended by the Board of Directors and approved by the shareholders. This plan grants options to purchase up to 1,000,000 shares of common stock of the Company to officers and key employees. Option prices are 100% of the fair market value at date of grant. The following schedule shows all options granted, exercised, expired and exchanged under the Company's Incentive Stock Option Plan as of December 31, 1997.

  Information relating to the options is as follows:

                                                         Option Price
                                                -------------------------------
                                                 Number                Total
                                                of Shares  Per Share   Price
                                                ---------  --------- ----------
   Outstanding, January 1, 1995................  194,740    $ 4.93   $  961,105
     Granted...................................   45,200      7.53      340,200
     Exercised.................................  (17,128)     4.88      (83,499)
     Canceled..................................   (1,191)     4.88       (5,806)
                                                --------             ----------
   Outstanding, December 31, 1995..............  221,621    $ 5.47   $1,212,000
     Granted...................................   44,400      9.69      430,125
     Exercised................................. (170,433)     4.88     (830,861)
     Canceled..................................  (46,188)     7.20     (332,516)
                                                --------             ----------
   Outstanding, December 31, 1996..............   49,400    $ 9.08   $  448,748
     Granted...................................   66,150     17.49    1,180,706
     Exercised.................................   (1,014)     9.69       (9,826)
     Canceled..................................   (2,525)    12.43      (31,398)
                                                --------             ----------
   Outstanding, December 31, 1997..............  112,011    $14.20   $1,588,230
                                                ========             ==========

  At December 31, 1997, 14,761 options for shares of common stock were exercisable.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and earnings per common share for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below:

   Net income (in thousands)
     As reported....................................................... $61,292
     Pro forma.........................................................  61,188
   Earnings per common share
     As reported.......................................................   $1.87
     Pro forma.........................................................    1.87

  The fair value of options granted under the Company's fixed stock option plan during 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: dividend yield of 1.19%, expected volatility of 29.81%, risk free interest rate of 7.0%, and expected lives of 4 years.

6. INCOME TAXES

  The following is a reconciliation of income taxes computed using the Federal statutory rate with the provision for income taxes for the years ended December 31,:

                                                      1995     1996     1997
                                                     -------  -------  -------
                                                         (in thousands)
   Provision for income taxes computed at Federal
    statutory rate.................................  $19,737  $26,725  $31,695
   Increase (decrease) in income taxes resulting
    from:
     Utilization of prior unrecognized deferred tax
      asset relating to investment losses..........   (7,858)  (5,767)    (868)
     Losses producing no current benefit...........    1,262    1,590       81
     Other.........................................   (5,809)    (712)  (1,642)
                                                     -------  -------  -------
   Provision for Federal income taxes..............  $ 7,332  $21,836  $29,266
                                                     =======  =======  =======

  The Company provides for deferred income taxes resulting from temporary differences which arise from recording certain transactions in different years for income tax reporting purposes than for financial reporting purposes. The sources of these differences and the tax effect of each were as follows:

                                                      1995     1996     1997
                                                     -------  -------  -------
                                                         (in thousands)
   Deferred policy acquisition costs................ $   333  $  (742) $   341
   Policyholders' account balances..................    (189)    (216)       5
   Investment adjustments...........................  (1,510)     135     (481)
   Other............................................    (797)    (540)  (1,764)
                                                     -------  -------  -------
   Deferred Federal income tax benefit.............. $(2,163) $(1,363) $(1,899)
                                                     =======  =======  =======

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  Deferred federal income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) operating loss carryforwards. Significant components of the Company's net deferred tax (asset) liability as of December 31, 1997 and 1996 are as follows (in thousands):

                                                              1996      1997
                                                            --------  --------
   Deferred income tax asset:
    Investments............................................ $ (5,522) $ (6,003)
    Insurance reserves.....................................   (5,584)   (6,508)
    Operating loss carryforwards...........................   (1,903)   (1,669)
    Other..................................................     (292)     (249)
                                                            --------  --------
                                                             (13,301)  (14,429)
    Valuation allowance....................................    6,072     5,322
                                                            --------  --------
    Net deferred income tax asset.......................... $ (7,229) $ (9,107)
                                                            --------  --------
   Deferred income tax liability:
    Deferred policy acquisition costs...................... $ 15,964  $ 16,305
    Net unrealized investment gains........................   21,697    38,521
    Policyholder account balances..........................       85        90
    Other..................................................    1,132       766
                                                            --------  --------
   Deferred income tax liability...........................   38,878    55,682
                                                            --------  --------
   Net deferred income tax liability....................... $ 31,649  $ 46,575
                                                            ========  ========

  The valuation allowance relates principally to investment writedowns recorded for financial reporting purposes, which have not been recognized for income tax purposes, due to the uncertainty associated with their realizability for income tax purposes. Changes in the valuation allowance for the years ended December 31, 1997 and 1996 primarily reflect the reduction in the deferred tax asset as a result of the utilization of previously unrecognized investment losses.

  Prior to 1984, Federal income tax law allowed life insurance companies to exclude from taxable income and set aside certain amounts in a tax memorandum account known as the Policyholder Surplus Account ("PSA"). Under the tax law, the PSA has been frozen at its December 31, 1983 balance of $2,900,000 which may under certain circumstances become taxable in the future. The Insurance Company does not believe that any significant portion of the amount in this account will be taxed in the foreseeable future. Accordingly, no provision for income taxes has been made thereon. If the amount in the PSA were to become taxable, the resulting liability using current rates would be approximately $1,015,000.

  Under current tax law, there are certain limitations on the utilization of non-life insurance company losses ("non-life losses") against life insurance company income ("life income") in a consolidated federal income tax return. The utilization of non-life losses against life income in any year is limited to the lesser of 35 percent of life income or 35

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES percent of non-life losses. Any unutilized balance of non-life losses is carried over to subsequent tax years.

  The Company has net operating loss carryforwards of approximately $7,337,000 at December 31, 1997 of which $2,949,000 expire in 2009; $2,487,000 in 2010;
$1,671,000 in 2011; and $230,000 in 2012.

7. REINSURANCE

  Reinsurance allows life insurance companies to share risks on a case by case or aggregate basis with other insurance and reinsurance companies. The Insurance Company cedes insurance to the reinsurer and compensates the reinsurer for its assumption of risk. The maximum amount of individual life insurance normally retained by the Company on any one life is $50,000 per policy and $100,000 per life. The maximum retention with respect to impaired risk policies typically is the same. The Insurance Company cedes insurance primarily on an "automatic" basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a "facultative" basis, under which the reinsurer's prior approval is required on each risk reinsured.

  The reinsurance of a risk does not discharge the primary liability of the insurance company ceding that risk, but the reinsured portion of the claim is recoverable from the reinsurer. The major reinsurance treaties into which the Insurance Company has entered can be characterized as follows:

  Reinsurance ceded from the Insurance Company to Life Reassurance Corporation of America and Swiss Re Life & Health America Inc. at December 31, 1997 and 1996 consists of coinsurance agreements aggregating face amounts of $230.6 million and $257.0 million, respectively, representing the amount of individual life insurance contracts that were ceded to the reinsurers. The term "coinsurance" refers to an arrangement under which the Insurance Company pays the reinsurers the gross premiums on the portion of the policy to be reinsured and the reinsurers grant a ceding commission to the Insurance Company to cover its acquisition costs plus a margin for profit.

  Reinsurance premiums ceded for 1997, 1996 and 1995 amounted to approximately $4.5 million, $4.6 million, and $4.5 million, respectively.

8. STATUTORY FINANCIAL STATEMENTS

  Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ from GAAP. Material differences resulting from these accounting practices include: deferred policy acquisition costs, deferred Federal income taxes and statutory non-admitted assets are recognized under GAAP accounting while statutory investment valuation reserves are not; premiums for universal life and investment-type

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES products are recognized as revenues for statutory purposes and as deposits to policyholders' accounts under GAAP; different assumptions are used in calculating future policyholders' benefits; and different methods are used for calculating valuation allowances for statutory and GAAP purposes; fixed maturities are recorded principally at market value or amortized cost as appropriate under GAAP while under statutory accounting practices they are recorded principally at amortized cost.

                                                For the years ended December 31,
                                                --------------------------------
                                                   1995       1996       1997
                                                ---------- ---------- ----------
                                                         (in thousands)
   Statutory surplus...........................   $205,135   $250,869   $296,725
                                                ========== ========== ==========
   Statutory net income........................ $   38,834 $   41,972 $   57,081
                                                ========== ========== ==========

9. LITIGATION

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations.

10. FAIR VALUE INFORMATION

  The following estimated fair value disclosures of financial instruments have been determined using available market information, current pricing information and appropriate valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the Company could have realized in a market transaction.

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

  For fixed maturities and common stocks, estimated fair values were based primarily upon independent pricing services. For a limited number of privately placed securities, where prices are not available from independent pricing services, the Company estimates market values using a matrix pricing model, based on the issuer's credit standing and the security's interest rate spread over U.S. Treasury bonds. Because it is not practicable to obtain an independent valuation for each limited partnership interest for purposes of disclosure, the market value of a limited partnership interest is estimated to approximate the carrying value. As of December 31, 1997, the Company was committed to contribute, if called upon, an aggregate of approximately $73.7 million of additional capital to certain of these limited partnerships. The market value of short-term investments, mortgage loans and policy loans is estimated to approximate the carrying value.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  Estimated fair values of policyholders' account balances for investment type products (i.e., deferred annuities, immediate annuities without life contingencies and universal life contracts) are calculated by projecting the contract cash flows and then discounting them back to the valuation date at the appropriate discount rate. For immediate annuities without life contingencies, the cash flows are defined contractually. For all other products, projected cash flows are based on an assumed lapse rate and crediting rate (based on the current treasury curve), adjusted for any anticipated surrender charges. The discount rate is based on the current durationmatched treasury curve, plus an adjustment to reflect the anticipated spread above treasuries on investment grade fixed maturity securities, less an expense and profit spread.

   December 31, 1997                         Carrying Value Estimated Fair Value
   -----------------                         -------------- --------------------
                                                       (in thousands)
   Assets
   Fixed Maturities:
     Available for Sale.....................   1,909,924         1,909,924
   Common Stock.............................      45,773            45,773
   Mortgage Loans...........................      17,865            17,865
   Policy Loans.............................      18,120            18,120
   Cash and Short-Term Investments..........     277,578           277,578
   Other Invested Assets....................     208,162           208,162
   Liabilities
   Policyholders' Account Balances..........   1,280,900         1,288,551
   Note Payable.............................      50,000            52,500
   Short-Term Note Payable..................      20,000            20,000
   December 31, 1996                         Carrying Value Estimated Fair Value
   -----------------                         -------------- --------------------
                                                       (in thousands)
   Assets
   Fixed Maturities:
     Available for Sale.....................   1,823,349         1,823,349
   Common Stock.............................      42,059            42,059
   Mortgage Loans...........................      18,622            18,622
   Policy Loans.............................      18,068            18,068
   Cash and Short-Term Investments..........     240,857           240,857
   Other Invested Assets....................     176,103           176,103
   Liabilities
   Policyholders' Account Balances..........   1,260,545         1,225,654
   Other Notes Payable......................      50,000            50,000
   Short-Term Note Payable..................       5,000             5,000

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data is presented below. Certain amounts have been reclassified to conform to the current year's presentation.

                                               Three Months Ended
                                    -----------------------------------------
                 1997               March 31 June 30 September 30 December 31
                 ----               -------- ------- ------------ -----------
                                        (in thousands, except per share)
   Premiums and other insurance
    revenues....................... $ 6,390  $ 6,637   $ 9,024      $ 7,796
   Net invested income.............  48,623   49,399    44,444       49,352
   Realized investment gains.......   2,510    8,503     9,518        5,508
                                    -------  -------   -------      -------
   Total revenues..................  57,523   64,539    62,986       62,656
                                    =======  =======   =======      =======
   Benefits and expenses...........  38,951   41,022    40,128       37,045
                                    =======  =======   =======      =======
   Net income......................  12,548   16,372    16,018       16,354
                                    =======  =======   =======      =======
   Net income per share............ $   .38  $   .50   $   .49      $   .50
                                    =======  =======   =======      =======
                                               Three Months Ended
                                    -----------------------------------------
                 1996               March 31 June 30 September 30 December 31
                 ----               -------- ------- ------------ -----------
                                        (in thousands, except per share)
   Premiums and other insurance
    revenues....................... $ 2,691  $ 3,447   $ 5,533      $ 5,803
   Net investment income...........  49,753   44,188    42,958       49,281
   Realized investment gains.......   1,479    8,249     7,484        2,808
                                    -------  -------   -------      -------
   Total revenues..................  53,923   55,884    55,975       57,892
                                    =======  =======   =======      =======
   Benefits and expenses...........  36,865   35,418    36,049       38,985
                                    =======  =======   =======      =======
   Net income......................  10,358   14,316    14,084       15,763
                                    =======  =======   =======      =======
   Net income per share............ $   .31  $   .43   $   .42      $   .44
                                    =======  =======   =======      =======

                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors and Shareholders
 Presidential Life Corporation
 Nyack, New York 10960

  We have reviewed the accompanying consolidated balance sheet of Presidential Life Corporation and subsidiaries ("the Company") as of June 30, 1998, and the related consolidated statements of income for the three-month and six month periods ended June 30, 1998 and 1997 and the consolidated statements of shareholders' equity and cash flows for the six month periods ended June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based upon our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

  We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Presidential Life Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended; and in our report dated February 12, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1997 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP
New York, New York

August 7, 1998

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                       (In thousands, except share data)

                                                        December 31,  June 30,
                                                            1997        1998
                                                        ------------ ----------
ASSETS:
Investments:
 Fixed maturities:
  Available for sale at market (Cost of $1,784,222 and
   $1,799,929, respectively)...........................  $1,909,924  $1,890,301
  Common stocks (Cost of $37,975 and $32,021,
   respectively).......................................      45,773      62,957
  Mortgage Loans.......................................      17,865      17,460
  Real Estate..........................................         417         416
  Policy Loans.........................................      18,120      17,738
  Short-term investments...............................     264,098     287,170
  Other invested assets................................     208,162     265,643
                                                         ----------  ----------
    Total investments..................................   2,464,359   2,541,685
Cash and cash equivalents..............................      13,480           0
Accrued investment income..............................      28,167      19,787
Deferred policy acquisition costs......................      37,685      37,323
Furniture and equipment, net...........................         567         545
Amounts due from reinsurers............................       8,249       8,095
Other assets...........................................       1,222         292
Assets held in separate account........................       4,612       4,660
                                                         ----------  ----------
    TOTAL ASSETS.......................................  $2,558,341  $2,612,387
                                                         ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
 Policy Liabilities:
  Policyholders' account balances......................  $1,280,900  $1,287,940
  Future policy benefits:
   Annuity.............................................     380,109     391,751
   Life and accident and health........................      50,848      52,092
  Other policy liabilities.............................       3,124       3,077
                                                         ----------  ----------
    Total policy liabilities...........................   1,714,981   1,734,860
Dollar Repurchase Agreements...........................     205,202     215,665
Note payable...........................................      50,000      50,000
Short-term note payable................................      20,000      23,000
Deposits on policies to be issued......................       2,436       1,243
Federal income taxes payable...........................       1,371       1,748
Deferred federal income taxes..........................      46,575      46,571
General expenses and taxes accrued.....................       7,074       7,489
Other liabilities......................................       3,436       3,965
Liabilities related to separate account................       4,612       4,660
                                                         ----------  ----------
    Total liabilities..................................   2,055,687   2,089,201
                                                         ==========  ==========
Shareholders' Equity:
  Capital stock ($.01 par value, authorized 100,000,000
   shares, issued and outstanding 31,987,550 shares in
   1998 and 32,621,549 shares in 1997).................         326         320
  Additional paid-in capital...........................      18,274       5,747
Net unrealized investment gains........................      71,540      76,782
Retained earnings......................................     412,514     440,337
                                                         ----------  ----------
    Total Shareholders' Equity.........................     502,654     523,186
                                                         ----------  ----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $2,558,341  $2,612,387
                                                         ==========  ==========

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except share data)

                                                       Six Months Ended June
                                                                30
                                                       ----------------------
                                                          1997        1998
                                                       ----------  ----------
                                                            (Unaudited)
REVENUES:
 Insurance Revenues:
  Premiums............................................ $    1,098  $    1,153
  Annuity considerations..............................      7,978      15,644
  Universal life and investment type policy fee
   income.............................................        956       1,140
 Net investment income................................     98,022     110,076
 Realized investment gains............................     11,013       9,069
 Other income.........................................      2,995       2,357
                                                       ----------  ----------
    TOTAL REVENUES....................................    122,062     139,439
                                                       ----------  ----------
BENEFITS AND EXPENSES:
 Death and other life insurance benefits..............      3,100       3,566
 Annuity benefits.....................................     18,824      20,735
 Interest credited to policyholders' account
  balances............................................     37,435      38,110
 Interest expense on notes payable....................      2,780       3,833
 Other interest and other charges.....................        228         142
 Increase in liability for future policy benefits.....      7,116      12,572
 Commissions to agents, net...........................      1,896       2,337
 General expenses and taxes...........................      7,752       8,229
 Decrease in deferred policy acquisition costs........        842       1,097
                                                       ----------  ----------
    TOTAL BENEFITS AND EXPENSES.......................     79,973      90,621
                                                       ----------  ----------
Income before income taxes............................     42,089      48,818
                                                       ----------  ----------
Provision (benefit) for income taxes
 Current..............................................     15,308      19,475
 Deferred.............................................     (2,139)     (2,826)
                                                       ----------  ----------
                                                           13,169      16,649
                                                       ----------  ----------
NET INCOME............................................ $   28,920  $   32,169
                                                       ==========  ==========
Income per share...................................... $      .88  $     1.00
                                                       ==========  ==========
Weighted average number of shares outstanding during
 the period........................................... 32,816,821  32,297,875
                                                       ==========  ==========

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                       (In thousands, except share data)

                                                 Three Months Ended June 30
                                                 ----------------------------
                                                     1997           1998
                                                 -------------  -------------
                                                         (Unaudited)
REVENUES:
 Insurance Revenues:
  Premiums...................................... $         862  $         983
  Annuity considerations........................         3,078          7,977
  Universal life and investment type policy fee
   income.......................................           521            419
 Net investment income..........................        49,399         57,654
 Realized investment gains......................         8,503          7,063
 Other income...................................         2,176            550
                                                 -------------  -------------
    TOTAL REVENUES..............................        64,539         74,646
                                                 -------------  -------------
BENEFITS AND EXPENSES:
 Death and other life insurance benefits........         1,607          1,658
 Annuity benefits...............................         9,604         10,420
 Interest credited to policyholders' account
  balances......................................        18,915         19,210
 Interest expense on notes payable..............         1,436          2,229
 Other interest and other charges...............           110             68
 Increase (decrease) in liability for future
  policy benefits...............................         3,312          6,353
 Commissions to agents, net.....................           856          1,081
 General expenses and taxes.....................         4,015          3,889
 Decrease in deferred policy acquisition costs..         1,167          1,357
                                                 -------------  -------------
    TOTAL BENEFITS AND EXPENSES.................        41,022         46,265
                                                 -------------  -------------
Income before income taxes......................        23,517         28,381
                                                 -------------  -------------
Provision (benefit) for income taxes
 Current........................................         8,138         12,073
 Deferred.......................................          (993)        (2,189)
                                                 -------------  -------------
                                                         7,145          9,884
                                                 -------------  -------------
NET INCOME...................................... $      16,372  $      18,497
                                                 =============  =============
Income per share................................ $         .50  $         .58
                                                 =============  =============
Weighted average number of shares outstanding
 during the period..............................    32,712,132     32,106,715
                                                 =============  =============

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                       (In thousands, except share data)
                                  (Unaudited)

                                        Additional Net Unrealized
                                         Paid-in     Investment   Retained
                          Capital Stock  Capital   Gains (Losses) Earnings   Total
                          ------------- ---------- -------------- --------  --------
Balance at December 31,
 1996...................      $330       $24,023      $40,294     $358,416  $423,063
Net Income..............                                            28,920    28,920
Issuance of Shares Under
 Stock Option Plan......                       2                                   2
Purchase and Retirement
 of Stock...............        (3)       (4,298)                             (4,301)
Change in Unrealized
 Investment Gains, Net..                                1,462                  1,462
Dividends paid to
 Shareholders
 ($0.10 per share)......                                            (3,276)   (3,276)
                              ----       -------      -------     --------  --------
Balance at June 30,
 1997...................      $327       $19,727      $41,756     $384,060  $445,870
                              ====       =======      =======     ========  ========
Balance at December 31,
 1997...................      $326       $18,274      $71,540     $412,514  $502,654
Net Income..............                                            32,169    32,169
Purchase and Retirement
 of Stock...............        (6)      (12,527)                            (12,533)
Change in Unrealized
 Investment Gains, Net..                                5,242                  5,242
Dividends paid to
 Shareholders ($0.135
 per share).............                                            (4,346)   (4,346)
                              ----       -------      -------     --------  --------
Balance at June 30,
 1998...................      $320       $ 5,747      $76,782     $440,337  $523,186
                              ====       =======      =======     ========  ========


  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         Six Months Ended
                                                              June 30
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
                                                            (Unaudited)
OPERATING ACTIVITIES:
 Net income.......................................... $    28,920  $    32,169
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Provision (benefit) for deferred income taxes......      (2,139)      (2,826)
  Depreciation and amortization......................         258          944
  Net accrual of discount on fixed maturities........        (376)      (5,045)
  Realized investment gains..........................     (11,013)      (9,069)
 Changes in:
  Accrued investment income..........................       7,494        8,380
  Deferred policy acquisition cost...................         842        1,097
  Federal income tax recoverable.....................      (1,130)           0
  Liability for future policy benefits...............       6,695       12,886
  Other items........................................         (46)       1,491
                                                      -----------  -----------
    Net Cash Provided by Operating Activities........      29,505       40,027
                                                      -----------  -----------
INVESTING ACTIVITIES:
 Fixed Maturities:
  Available for Sale:
    Acquisitions.....................................    (122,852)    (123,589)
    Sales............................................       4,369        2,602
    Maturities, calls and repayments.................      87,959      134,618
 Common Stocks:
  Acquisitions.......................................     (12,778)      (7,787)
  Sales..............................................      26,702       18,030
 Decrease (increase) in short-term investments and
  policy loans.......................................      10,620      (22,690)
 Other Invested Assets:
  Additions to other invested assets.................     (67,870)     (68,701)
  Distributions from other invested assets...........      40,337       11,221
 Purchase of property and equipment..................        (189)         (47)
 Mortgage loans on real estate.......................         371          405
                                                      -----------  -----------
    Net Cash Used in Investing Activities............     (33,331)     (55,938)
                                                      -----------  -----------
FINANCING ACTIVITIES:
 Proceeds from Dollar Repurchase Agreements..........   1,192,909    1,228,447
 Repayment of Dollar Repurchase Agreements...........  (1,187,830)  (1,217,984)
 Increase (decrease) in policyholders' account
  balances...........................................      (3,179)       7,040
 Repurchase of common stock..........................      (4,301)     (12,533)
 Proceeds from line of credit........................       7,500        3,000
 Deposits on policies to be issued...................       1,398       (1,193)
 Dividends paid to shareholders......................      (3,276)      (4,346)
                                                      -----------  -----------
    Net Cash Provided by Financing Activities........       3,221        2,431
                                                      -----------  -----------
 Decrease in Cash and Cash Equivalents...............        (605)     (13,480)
Cash and Cash Equivalents at Beginning of Period.....         819       13,480
                                                      -----------  -----------
Cash and Cash Equivalents at End of Period........... $       214  $         0
                                                      ===========  ===========
Supplemental Cash Flow Disclosure:
 Income Taxes Paid................................... $    16,939  $    19,099
                                                      ===========  ===========
 Interest Paid....................................... $     2,534  $     2,900
                                                      ===========  ===========

  The accompanying notes are an integral part of these Unaudited Consolidated
                             Financial Statements.

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

         CONDENSED NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A. Business

  Presidential Life Corporation (the "Company"), through its wholly-owned subsidiary Presidential Life Insurance Company (the "Insurance Company"), is engaged in the sale of life insurance and annuities.

 B. Basis of Presentation and Principles of Consolidation

  The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applicable to stock life insurance companies for interim financial statements and with the requirements of Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles applicable to stock life insurance companies for complete annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Interim results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. Management believes that, although the disclosures are adequate to make the information presented not misleading, the consolidated financial statements should be read in conjunction with the footnotes contained in the Company's audited consolidated financial statements for the year ended December 31, 1997.

 C. Investments

  Fixed maturity investments available for sale represent investments which may be sold in response to changes in various economic conditions. These investments are carried at market value and unrealized gains and losses, net of the effects of amortization of deferred policy acquisition costs of approximately $12.9 million and $13.4 million, and deferred Federal income taxes of approximately $32.3 million and $38.5 million at June 30, 1998 and December 31, 1997, respectively, are credited or charged directly to shareholders' equity, unless a decline in market value is considered to be other than temporary in which case the investment is reduced to its net realizable value. Equity securities include common stocks and non-redeemable preferred stocks and are carried at market, with the related unrealized gains and losses, net of deferred income taxes, if any, charged directly to shareholders' equity, unless a decline in market value is deemed to be other than temporary in which case the investment is reduced to its net realizable value.

  "Other invested assets" are recorded at the lower of cost or market, or equity as appropriate, and primarily include interests in limited partnerships, which principally are engaged in real estate, international opportunities, acquisitions of private growth companies, debt restructuring and merchant banking. Limited partnership interests usually are not registered and typically are illiquid. In general, risks associated with such limited partnerships

                PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES include those related to their underlying investments (i.e., equity securities, debt securities and real estate), plus a level of illiquidity, which is mitigated by the ability of the Company to take annual distributions of partnership earnings. To evaluate the appropriateness of the carrying value of a limited partnership interest, management maintains ongoing discussions with the investment manager and considers the limited partnership's operation, its current and near term projected financial condition, earnings capacity and distributions received by the Company during the year. Because it is not practicable to obtain an independent valuation for each limited partnership interest, for purposes of disclosure, the market value of a limited partnership interest is estimated at book value. Management believes that the net realizable value of such limited partnership interests, in the aggregate, exceeds their related carrying value as of June 30, 1998 and December 31, 1997. As of June 30, 1998, the Company was committed to contribute, if called upon, an aggregate of approximately $53.9 million of additional capital to certain of these limited partnerships.

  In evaluating whether an investment security or other investment has suffered an impairment in value which is deemed to be "other than temporary", management considers all available evidence. When a decline in the value of an investment security or other investment is considered to be other than temporary, the investment is reduced to its net realizable value, which becomes the new cost basis. The amount of reduction is recorded as a realized loss. A recovery from the adjusted cost basis is recognized as a realized gain only at sale.

  The Company participates in "dollar roll" repurchase agreement transactions to enhance investment income. Dollar roll transactions involve the sale of certain mortgage backed securities to a holding institution and a simultaneous agreement to purchase substantially similar securities for forward settlement at a lower dollar price. The proceeds are invested in shortterm securities at a positive spread until the settlement date of the similar securities. During this period, the holding institution receives all income and prepayments for the security. Dollar roll repurchase agreement transactions are treated as financing transactions for financial reporting purposes.

  As part of a proposed rehabilitation plan for Fidelity Mutual Life Insurance Company ("Fidelity"), on January 11, 1995 the Insurance Company signed a definitive purchase agreement with the Pennsylvania Insurance Commissioner and Fidelity to invest up to $45 million for a minority (49.9%) interest in a Fidelity subsidiary insurance holding company. In addition, the Company had agreed to purchase $25 million of Senior Notes of such company. The Company was informed by the Pennsylvania Insurance Commissioner, that in response to the significant improvement in the invested assets of Fidelity, she has reopened the process to select an equity investor for the recapitalization and rehabilitation of Fidelity. The Company disagreed with the Commissioner's actions and commenced litigation which was settled in the second quarter of 1997. As part of the settlement, the Company received $1.7 million.

                PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

 D. Federal Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires an asset and liability method in recording income taxes on all transactions that have been recognized in the financial statements. SFAS 109 provides that deferred taxes be adjusted to reflect tax rates at which future tax liabilities or assets are expected to be settled or realized.

 E. New Accounting Pronouncements

  In December 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (SFAS No.
127). SFAS No. 127 amends SFAS No. 125 by deferring for one year the effective date of paragraph 15 of SFAS No. 125, addressing secured borrowings and collateral, and for repurchase agreement, dollar roll, security lending and similar transactions, of paragraphs 9 through 12 and 237(b) of SFAS No. 125. SFAS No. 127 is effective for certain transactions occurring after December 31, 1997, and must be applied prospectively. The Company adopted SFAS 125 and 127 effective January 1998. There was no effect on the Company's financial position from the adoption of SFAS 125 and 127.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which establishes standards for displaying comprehensive income and its components in a full set of general-purpose financial statements. Effective January 1998, the Company adopted SFAS 130. Total comprehensive income (loss) for the periods ended June 30, 1998 and 1997 was $37.41 million and $30.38 million, respectively. The difference between net income and comprehensive income (loss) was the change in unrealized investment gains (losses) which arose during the period.

  Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company's current definition of its operating segments did not change.

  In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans to require standardized disclosures for pensions and other postretirement benefits, additional disclosure of information on changes in the benefit obligations and fair values of plan assets, and elimination of certain disclosures that were deemed no longer useful. It does not change the measurement or recognition of those plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997.

                PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
133). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It also establishes specific conditions that must be met in order for a derivative to be recognized as a hedge of certain exposures. The Company has not yet completed its analysis to determine the impact of this statement on the Company's financial statements. SFAS 133 is effective for fiscal years beginning after June 15, 1999.

2. INVESTMENTS

  Investments in U.S. Government & Government Agencies with an aggregate carrying value of $479,476,000 represent investments owned in any one issuer that aggregate 10% or more of Shareholders' Equity as of June 30, 1998.

  Securities with a carrying value of approximately $5.6 million were on deposit with various state insurance departments to comply with applicable insurance laws.

3. NOTES PAYABLE

  Notes payable at June 30, 1998 and December 31, 1997 consist of $50 million, 9 1/2% Senior Notes ("Senior Notes") due December 15, 2000. Interest is payable June 15 and December 15. Debt issue costs are being amortized on the interest method over the term of the notes. The total principal is due on December 15, 2000. The senior notes are callable after December 14, 1998. The Company intends to call and refinance the senior notes during the fourth quarter of 1998.

  The Company has one bank line of credit in the amount of $25,000,000 and provides for interest on borrowings based on market indices. At June 30, 1998 the Company had $23,000,000 outstanding under the line of credit.

4. INCOME TAXES

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, (b) operating loss carryforwards and (c) a valuation allowance.

  The valuation allowance relates principally to investment writedowns recorded for financial reporting purposes, which have not been recognized for income tax purposes, due to the uncertainty associated with their realizability for income tax purposes. Changes in the valuation allowance for the six months ended June 30, 1998 reflect the reduction in the deferred tax asset as of June 30, 1998. The Company's effective tax rates for the six months ended June 30, 1998 and 1997 were 34.1% and 31.3%, respectively.

                                                                    Schedule II

              PRESIDENTIAL LIFE CORPORATION (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                BALANCE SHEETS

                                (in thousands)

                                                                December 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
Assets:
Investment in subsidiaries at equity......................... $445,469 $512,257
Cash in bank.................................................       69       29
Real estate, net.............................................       41       38
Fixed maturities, available for sale.........................   10,041   11,038
Investments, common stocks...................................    2,502    2,193
Short term investments.......................................    4,089    2,695
Other invested assets........................................   14,747   42,593
Deferred debt issue costs....................................    1,169      874
Other assets.................................................    3,774    3,829
                                                              -------- --------
Total assets................................................. $481,901 $575,546
                                                              ======== ========

Liabilities and shareholders' equity:
Liabilities:
 Accounts payable, accrued expenses and taxes................ $  1,433 $    898
 Notes payable, long term....................................   50,000   50,000
 Short term note payable.....................................    5,000   20,000
 Other liabilities...........................................    2,405    1,994
                                                              -------- --------
Total liabilities............................................   58,838   72,892
Total Shareholders' Equity...................................  423,063  502,654
                                                              -------- --------
Total liabilities and shareholders' equity................... $481,901 $575,546
                                                              ======== ========


                                     Sch-1

                                                                     Schedule II

              PRESIDENTIAL LIFE CORPORATION (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                              STATEMENTS OF INCOME

                                 (in thousands)

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1995     1996     1997
                                                    -------  -------  -------
Revenues:
Income from rents.................................. $   739  $   739  $   739
Investment income..................................     620    3,435    5,460
Realized investment gains (losses).................     271    1,932     (933)
Other income.......................................       0        0      720
                                                    -------  -------  -------
Total Revenues.....................................   1,630    6,106    5,986
                                                    -------  -------  -------

Expenses:
Operating and administrative.......................     803    2,459      517
Interest...........................................   5,045    5,049    5,850
                                                    -------  -------  -------
Total Expenses.....................................   5,848    7,508    6,367
                                                    -------  -------  -------
Loss before federal income taxes and equity in
 income of subsidiaries............................  (4,218)  (1,402)    (381)
Federal income tax benefit.........................  (2,851)  (1,667)    (926)
                                                    -------  -------  -------
Income (loss) before equity in income of
 subsidiaries......................................  (1,367)     265      545
Equity in income of subsidiaries before deducting
 dividends received................................  50,425   54,256   60,747
                                                    -------  -------  -------
Net income......................................... $49,058  $54,521  $61,292
                                                    =======  =======  =======


                                     Sch-2

                                                                     Schedule II

              PRESIDENTIAL LIFE CORPORATION (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
Operating Activities:
Net income..........................................  $49,058  $54,521  $61,292
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Realized investment (gains) losses.................     (271)  (1,932)     933
 Depreciation and amortization......................      299      299      299
 Equity in undistributed profits of subsidiary
  companies.........................................  (45,425) (54,256) (60,747)
 Deferred Federal income taxes......................     (845)     609      (99)
 Dividends from subsidiaries........................    5,000   15,000   24,800
Changes in:
 Accrued investment income..........................     (279)  (1,409)     165
 Accounts payable and accrued expenses..............      658    1,288     (536)
 Other assets and liabilities.......................   (3,733)   1,308     (751)
                                                      -------  -------  -------
Net Cash Provided By (Used In) Operating
 Activities.........................................    4,462   15,428   25,356
                                                      -------  -------  -------

Investing Activities:
Purchase of fixed maturities........................     (492)  (8,301)  (1,988)
Sale of fixed maturities............................    4,737    9,016    1,000
Common stock acquisitions...........................        0   (1,529)       0
Common stock sales..................................        0    1,974        0
Other invested asset additions......................        0  (10,760) (37,846)
Other invested asset distributions..................        0        0   10,000
Decrease (increase) in short-term investments.......   (3,390)     800    1,394
                                                      -------  -------  -------
Net Cash Provided By (Used In) Investing
 Activities.........................................      885   (8,800) (27,440)
                                                      -------  -------  -------

Financing Activities:
Dividends to shareholders...........................   (3,526)  (4,967)  (7,194)
Proceeds from line of credit........................        0    5,000   15,000
Repurchase of common stock..........................   (1,623)  (7,038)  (5,762)
                                                      -------  -------  -------
Net Cash Provided By (Used In) Financing
 Activities.........................................   (5,149)  (7,005)  (2,044)
                                                      -------  -------  -------
Increase (Decrease) in Cash.........................      168     (377)     (40)
Cash at Beginning of Year...........................      278      446       69
                                                      -------  -------  -------
Cash at End of Year.................................  $   446  $    69  $    29
                                                      =======  =======  =======

                                     Sch-3

                                                                    Schedule III

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                       SUPPLEMENTAL INSURANCE INFORMATION

                                 (in thousands)

     Column A       Column B     Column C   Column D Column E Column F  Column F-1    Column G   Column H    Column I   Column J
     --------      ----------- ------------ -------- -------- -------- ------------- ---------- ---------- ------------ ---------
                                  Future                                                        Benefits,
                                  Policy                                                         Claims,
                                Benefits,                                                         Losses
                                 Losses,                                                         Interest
                               Claims, Loss           Other                                      Credited
                                Expenses,             Policy            Mortality,              to Account Amortization
                    Deferred       and                Claims           Surrender and             Balances  of Deferred
                     Policy    Policyholder            and             Other Charges    Net        and        Policy      Other
                   Acquisition   Account    Unearned Benefits Premium       to       Investment Settlement Acquisition  Operating
     Segment          Costs      Balances   Premiums Payable  Revenue  Policyholders   Income    Expenses     Costs     Expenses
     -------       ----------- ------------ -------- -------- -------- ------------- ---------- ---------- ------------ ---------
Year Ended
December 31, 1997
Life Insurance...   $  7,647    $  128,994    $ 0      $281   $ 3,973     $1,530      $ 11,416   $ 12,114     $1,100     $ 2,738
Annuity..........     30,037     1,585,682      0         0    19,655        458       180,401    124,431      5,481       5,405
Accident and
Health...........          0            24      2         0         3          0             1          8          0          19
                    --------    ----------    ---      ----   -------     ------      --------   --------     ------     -------
 Total...........   $ 37,684    $1,714,700    $ 2      $281   $23,631     $1,988      $191,818   $136,553     $6,581     $ 8,162
                    ========    ==========    ===      ====   =======     ======      ========   ========     ======     =======
Year Ended
December 31, 1996
Life Insurance...   $  6,466    $  124,766    $ 0      $110   $ 4,240     $1,488      $ 10,733   $ 13,076     $  880     $ 4,325
Annuity..........     33,317     1,553,518      0         0     8,461        602       175,445    110,855      6,270       6,836
Accident and
Health...........          0            21      2         0         4          0             2         (1)         0          27
                    --------    ----------    ---      ----   -------     ------      --------   --------     ------     -------
 Total...........   $ 39,783    $1,678,305    $ 2      $110   $12,705     $2,090      $186,180   $123,930     $7,150     $11,188
                    ========    ==========    ===      ====   =======     ======      ========   ========     ======     =======
Year Ended
December 31, 1995
Life Insurance...   $  6,674    $  120,232    $ 0      $116   $ 4,404     $1,378      $  9,487   $ 11,411     $  811     $ 3,696
Annuity..........     26,656     1,562,415      0         0     3,780        556       161,291    112,081      4,632       5,771
Accident and
Health...........          0            34      2         0         4          0             2          4          0          23
                    --------    ----------    ---      ----   -------     ------      --------   --------     ------     -------
 Total...........   $ 33,330    $1,682,681    $ 2      $116   $ 8,188     $1,934      $170,780   $123,496     $5,443     $ 9,490
                    ========    ==========    ===      ====   =======     ======      ========   ========     ======     =======
     Column A      Column K
     --------      --------
                   Premiums
     Segment       Written
     -------       --------
Year Ended
December 31, 1997
Life Insurance...      0
Annuity..........      0
Accident and
Health...........    $ 3
 Total...........
Year Ended
December 31, 1996
Life Insurance...      0
Annuity..........      0
Accident and
Health...........    $ 4
 Total...........
Year Ended
December 31, 1995
Life Insurance...      0
Annuity..........      0
Accident and
Health...........    $ 5
 Total...........

                                     Sch-4

                                                                     Schedule IV

                 PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

                                  REINSURANCE

                                 (in thousands)

           Column A            Column B Column C  Column D  Column E  Column F
           --------            -------- --------- --------- -------- ----------
                                                   Assumed           Percentage
                                        Ceded to    From             of Amount
                                Gross     Other     Other     Net     Assumed
                                Amount  Companies Companies  Amount    to Net
                               -------- --------- --------- -------- ----------
Year Ended December 31, 1997
Life Insurance in Force....... $823,257 $476,248  $452,480  $799,489   56.60
                               ======== ========  ========  ========   =====
Premiums:
 Life Insurance............... $  8,065 $  4,512  $    420  $  3,973   10.57
 Annuity......................   19,655        0         0    19,655       0
 Accident and Health
  Insurance...................        3        0         0         3       0
                               -------- --------  --------  --------
   Total...................... $ 27,723 $  4,512  $    420  $ 23,631
                               ======== ========  ========  ========
Year Ended December 31, 1996
Life Insurance in Force....... $864,809 $517,484  $473,779  $821,104   57.50
                               ======== ========  ========  ========   =====
Premiums:
 Life Insurance............... $  8,292 $  4,518  $    466  $  4,240   10.52
 Annuity......................    8,461        0         0     8,461       0
 Accident and Health
  Insurance...................        4        0         0         4       0
                               -------- --------  --------  --------
   Total...................... $ 16,757 $  4,518  $    466  $ 12,705
                               ======== ========  ========  ========
Year Ended December 31, 1995
Life Insurance in Force....... $933,735 $573,324  $446,079  $806,490   55.31
                               ======== ========  ========  ========   =====
Premiums:
 Life Insurance............... $  8,472 $  4,527  $    459  $  4,404   10.42
 Annuity......................    3,780        0         0     3,780       0
 Accident and Health
  Insurance...................        4        0         0         4       0
                               -------- --------  --------  --------
   Total...................... $ 12,256 $  4,527  $    459  $  8,188
                               ======== ========  ========  ========

Note: Reinsurance assumed consists entirely of Servicemen's Group Life
Insurance.


                                     Sch-5

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 We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this Prospectus Supplement and the accompanying Prospectus. You must not rely on unauthorized information or representations.

 This Prospectus Supplement and the accompanying Prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

 The information in this Prospectus Supplement and the accompanying Prospectus is current only as of the date on the front of each document, and may change after such date. For any time after the cover dates of this Prospectus Supple-ment and the accompanying Prospectus, we do not represent that our affairs are the same as described or that the information in this Prospectus Supplement or the accompanying Prospectus is correct--nor do we imply those things by deliv-ering this Prospectus Supplement and the accompanying Prospectus or selling securities to you.
                                  ----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                             Prospectus Supplement
Summary..................................................................  S-2
Use of Proceeds..........................................................  S-5
Capitalization...........................................................  S-6
Underwriting.............................................................  S-7
Third-Quarter 1998 Results...............................................  S-9
Experts.................................................................. S-33
                                  Prospectus
Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
Prospectus Summary.......................................................    4
Risk Factors.............................................................    8
Use of Proceeds..........................................................   14
Consolidated Ratio of Earnings to Fixed Charges..........................   15
Selected Consolidated Financial Data.....................................   16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................   18
Business.................................................................   32
Management...............................................................   54
Description of Notes.....................................................   56
Certain United States Federal Income Tax Considerations..................   73
ERISA Matters............................................................   79
Plan of Distribution.....................................................   80
Legal Matters............................................................   81
Experts..................................................................   81
Glossary of Selected Insurance Terms.....................................   82
Index to Financial Statements............................................  F-1

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                         Presidential Life Corporation

                                 $100,000,000

                                 % Senior Notes
                                   due 2009

                          --------------------------

                             PROSPECTUS SUPPLEMENT

                          --------------------------

                                BT Alex. Brown

                             Salomon Smith Barney

                                        , 1999

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